AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1996


                                                       REGISTRATION NO. 33-78166
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                           HVIDE MARINE INCORPORATED
             (Exact name of Registrant as specified in its charter)

            FLORIDA                             4424                           65-0524593
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)       Classification Code No.)            Identification No.)

                              -------------------

                        2200 ELLER DRIVE, P.O. BOX 13038
                           FORT LAUDERDALE, FL 33316
                                 (954) 523-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              -------------------

        J. ERIK HVIDE, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER
                        2200 ELLER DRIVE, P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 523-2200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                          COPIES OF COMMUNICATIONS TO:

               MICHAEL JOSEPH, ESQ.                                SETH R. MOLAY, P.C.
               DYER ELLIS & JOSEPH                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
          600 NEW HAMPSHIRE AVENUE, N.W.                     1700 PACIFIC AVENUE, SUITE 4100
              WASHINGTON, D.C. 20037                               DALLAS, TEXAS 75201
                  (202) 944-3000                                      (214) 969-2800

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           HVIDE MARINE INCORPORATED
                             CROSS REFERENCE SHEET
              FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM NUMBER AND CAPTION                                    LOCATION IN PROSPECTUS
- ------------------------------------------------  ------------------------------------------

  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....  Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Outside Back
                                                    Cover Page

  3.  Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges.......  Prospectus Summary; Risk Factors; The
                                                    Company

  4.  Use of Proceeds...........................  Use of Proceeds

  5.  Determination of Offering Price...........  Outside Front Cover Page; Underwriting

  6.  Dilution..................................  Dilution

  7.  Selling Security Holders..................  *

  8.  Plan of Distribution......................  Outside Front Cover Page; Prospectus
                                                    Summary; Underwriting

  9.  Description of Securities to be
       Registered...............................  Outside Front Cover Page; Prospectus
                                                    Summary; Dividend Policy; Description of
                                                    Capital Stock

 10.  Interests of Named Experts and Counsel....  *

 11.  Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; The Company;
                                                    Dividend Policy; Selected Historical and
                                                    Pro Forma Consolidated Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Certain
                                                    Transactions; Security Ownership of
                                                    Principal Stockholders and Management;
                                                    Management; Description of Certain
                                                    Indebtedness; Description of Capital
                                                    Stock; Financial Statements

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................  *

- -----------------------

* Not applicable or answer thereto is negative.

                   SUBJECT TO COMPLETION, DATED JULY 24, 1996
PROSPECTUS
       , 1996
                                7,000,000 SHARES
                              CLASS A COMMON STOCK

    All of the shares of Class A Common Stock offered hereby are being sold by the Company. Prior to this offering (the "Offering"), there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

    After the Offering, the Company's issued and outstanding capital stock will consist of Class A Common Stock and Class B Common Stock. Each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of stockholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Each share of Class A Common Stock and Class B Common Stock will share ratably in any dividends or other distributions, including upon the liquidation, dissolution, or winding up of the Company. Ownership and control of the Class A Common Stock by persons not citizens of the United States are limited by the terms of the Company's Articles of Incorporation. See "Description of Capital Stock."

    The Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "HMAR."

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PRICE        UNDERWRITING      PROCEEDS
                                                            TO THE       DISCOUNTS AND       TO THE
                                                            PUBLIC       COMMISSIONS(1)    COMPANY(2)
Per Share..............................................   $                $               $
Total(3)...............................................   $                $               $

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deduction of expenses payable by the Company estimated at $         .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,050,000 additional shares of Class A Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions,
    and Proceeds to the Company will be $         , $         , and $         ,
    respectively.

    The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the share certificates will be made in New York, New
York, on or about        , 1996.


DONALDSON, LUFKIN & JENRETTE                HOWARD, WEIL, LABOUISSE, FRIEDRICHS
    SECURITIES CORPORATION                             INCORPORATED

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

       Description of Picture:                   Description of Picture:
        The Seabulk California              The OMI Hudson and the tug Broward











              Caption:                                    Caption:
   One of Hvide's 180-foot supply           The offshore tug Paragon fills many
   boats, the Seabulk Alabama, in            roles in exploration, production,
 transit to an offshore production            construction and transportation.
             platform.






                            Description of Picture:
                   The Seabulk Texas at an offshore location.








                                    Caption:
The Seabulk Texas, a 180-foot supply boat, servicing an offshore drilling rig in the Gulf of Mexico.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

      Description of Picture:                     Description of Picture:
  The Seabulk Georgia supply boat                A sideview of a crew boat
        carrying a crew boat


              Caption:                                    Caption:
  The Seabulk Georgia supply boat            One of the Company's 110-foot crew
 carrying one of the Company's crew             boats en route to a drilling
     boats to an international                           location.
            destination.





                            Description of Picture:
                           The Seabulk America at sea




                                    Caption:
 The 46,300 dwt capacity Seabulk America is the only chemical carrier to enter service in the domestic trade since 1984.

 Description of Picture:         Description of        Description of Picture:
  The OMI Hudson                   Picture:               The OMI Dynachem









            Caption:                          Caption:                           Caption:
The multi-directional tractor tug  The OMI Dynachem (pictured) and   The OMI Star, a 260,000 barrel,
Broward moves astern as fast        OMI Hudson are 360,000 barrel,     37,500 dwt capacity chemical
            ahead.                   50,900 dwt capacity chemical                carrier.
                                                 carriers.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (i) gives effect to a 1.584274-for-1 stock split to be consummated immediately prior to the Offering, (ii) reflects the consummation of the Acquisitions (as defined and described in "Business--The Acquisitions"), (iii) gives effect to the exchange of certain outstanding indebtedness of the Company for shares of Class A Common Stock and Class B Common Stock and the exchange of all shares of Class C Common Stock for Class A Common Stock and Class B Common Stock as described in "The Company," (iv) assumes no exercise of the Underwriters' over-allotment option, and (v) assumes an initial public offering price of $13.00. Unless the context otherwise requires, all references in the Prospectus to the "Company" or "Hvide" include Hvide Marine Incorporated, its predecessors, and its consolidated subsidiaries. See "Glossary" for definitions of certain terms used herein.

                                  THE COMPANY

    Hvide (pronounced "vee-dah") provides marine support and transportation services primarily in the U.S. domestic trade and principally to the energy and chemical industries. The Company is the third largest operator of supply and crew boats in the Gulf of Mexico. In addition, the Company is the sole provider of commercial tug services in Port Everglades and Port Canaveral, Florida, and a leading provider of such services in Mobile, Alabama. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade, a market insulated from international competition under the Jones Act. The total capacity of the Company's five chemical carriers, pro forma for the Acquisitions, represents approximately 44% of the capacity of the domestic specialty chemical carrier fleet. In addition, the Company has options to acquire up to a 75% interest in five double-hull petroleum product carriers currently under construction for delivery during 1998.


    The Company has grown rapidly through a series of strategic acquisitions, increasing its marine support fleet from 20 vessels in 1993 to 74 vessels currently and its marine transportation fleet from three vessels in 1993 to 29 vessels currently, in each case on a pro forma basis. As a result, the Company's revenues increased 198% from $41.5 million in 1993 to $123.8 million in 1995, on a pro forma basis. Over the same period, the Company's EBITDA increased 181% from $11.3 million to $31.7 million, on a pro forma basis, and its income from operations increased 188% from $6.6 million to $19.0 million, on a pro forma basis. For other measures of the Company's operating results as determined under generally accepted accounting principles and its pro forma operating results, see "Selected Historical and Pro Forma Consolidated Financial Data" and the Company's consolidated financial statements.


    The Company's strategy is to realize the benefits presented by the integration of its recent and pending acquisitions with its existing operations and to continue to grow through selected acquisitions that further consolidate the marine support and transportation services markets in which the Company operates. The Company believes it has numerous opportunities to make further accretive acquisitions in its core businesses. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring and consolidating diverse marine operations, (ii) focus its operations in the U.S. domestic trade, (iii) develop and apply marine technology to meet its customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that limit the risk associated with the investments required for new vessels and mitigate the effects of industry cyclicality, and (v) enhance its record of quality service and safety.

MARINE SUPPORT SERVICES


    Offshore Energy Support. The Company's fleet of 64 offshore energy support vessels, pro forma for the Acquisitions, consists of 24 supply boats, 37 crew boats, and two utility boats that transport supplies and personnel and provide towing and other support services to offshore oil and natural gas exploration and production operations, primarily in the Gulf of Mexico. The offshore energy support industry in the Gulf of Mexico has experienced substantial consolidation and vessel attrition during the past decade. As a result, the Company believes that industry fundamentals have improved, resulting in increasing day rates and utilization, and expects this trend to continue through further consolidation. The Acquisitions strengthen the Company's position as the third largest operator of supply and crew boats in the Gulf of Mexico. This strengthened position will make the Company's operations more susceptible to fluctuations in oil and gas prices, which affect the level of offshore exploration and development activity and thus the demand for the services provided by the Company's offshore energy support vessels. In the past, the Company has sought to mitigate the adverse effect of reduced demand through cost reduction and relocation of support vessels to other markets. See "Risk Factors -- Cyclical Industry Conditions" and "Business--The Industry--Marine Support Services."

    Offshore and Harbor Towing. The Company's 11 tugs provide offshore towing services and harbor assistance to tankers, barges, containerships, other cargo vessels, and cruise ships calling at Port Everglades and Port Canaveral, Florida, and Mobile, Alabama. Port Everglades and Mobile are among the fastest growing ports in the United States. In Port Everglades and Port Canaveral, the Company is the sole franchisee providing commercial tug services. The Company recently directed the design and construction of a technologically advanced 5,100-hp tractor tug, the Broward, delivered in 1995, designed to provide escort services to tankers and other large vessels and specialized services to the offshore energy industry, such as deepwater facilities installation support. Through the combination of the distinctive underwater shape of its hull and its omni-directional propulsion system, a tractor tug can control the direction of an assisted vessel more effectively and can develop greater relative pulling power than a conventional tug.

MARINE TRANSPORTATION SERVICES

    Chemical Transportation. The total capacity of the Company's five chemical carriers, pro forma for the Acquisitions, represents approximately 44% of the capacity of the domestic specialty chemical carrier fleet, and four of the five vessels are among the most recently built and the only independently owned, diesel-powered chemical carriers with full double-bottom hulls operating in the U.S. domestic trade. Two of the carriers currently transport industrial chemicals in bulk parcel lots and the other three carriers currently transport petroleum products and petrochemicals, primarily for major oil companies. The Company believes that domestic energy and chemical transportation freight rates will increase within the next three to five years and continue thereafter, as the supply of vessels eligible to carry petroleum products diminishes as a result of mandatory retirement imposed by the Oil Pollution Act of 1990 ("OPA 90").

    Petroleum Product Transportation. The Company's petroleum product transportation fleet is currently comprised of the Seabulk Challenger, a 39,300 dwt product carrier, and a fleet of ten towboats and 13 fuel barges. The Seabulk Challenger has since 1975 operated under successive charters to Shell Oil Company ("Shell") (extending to January 2000) carrying refined petroleum products from Shell's refineries in Texas and Louisiana to various U.S. Gulf of Mexico and Atlantic coast ports. The towboat and barge fleet is engaged in the transportation of residual and diesel fuels along the Atlantic intracoastal waterway and in the St. Johns River in Florida, primarily for a major Florida utility.

    The Company also owns a minority interest in five 45,300 dwt double-hull petroleum product carriers currently under construction for delivery during 1998. The product carriers are intended to serve the domestic market currently served by single-hull tankers whose retirement is mandated by OPA 90. The Company, whose ownership is currently 2.4%, has options to purchase up to an additional 72.6% ownership interest in the vessels for a total estimated cost of up to $32.0 million (assuming exercise of the options before January 1, 1998). The Company is supervising the construction of the vessels and will provide operational management following delivery.

    OPA 90. OPA 90 requires, among other things, that existing single-hull vessels must be retired from domestic transportation of petroleum products between 1995 and 2015 unless retrofitted with double hulls. The Company's chemical carriers and its petroleum product carrier will be required to cease transporting petroleum products at various dates from 2003 to 2015, and its fuel barges will cease transporting fuel in 2015. See "Risk Factors -- Mandated Removal of Vessels from Jones Act Trade." The Company currently has no specific plans concerning the retrofitting or replacement of such vessels.

                                  THE OFFERING

Class A Common Stock Offered.........  7,000,000 shares
Common Stock to be Outstanding
  After the Offering:
    Class A Common Stock.............  7,452,413 shares(1)
    Class B Common Stock.............  3,316,817 shares(2)
        Total........................  10,769,230 shares
Voting Rights........................  After the Offering, the Company's outstanding capital stock will consist of Class A Common Stock and Class
                                       B Common Stock (together, the "Common Stock"). Each
                                       holder of Class A Common Stock is entitled to one
                                       vote per share and each holder of Class B Common
                                       Stock is entitled to ten votes per share on all
                                       matters submitted to a vote of stockholders. Except
                                       as required by law and the Company's Articles of
                                       Incorporation, holders of the Class A Common Stock
                                       and the Class B Common Stock vote together as a
                                       single class. After the Offering, the holders of the
                                       Class A Common Stock and the Class B Common Stock
                                       will have 18.3% and 81.7% of the voting power of the
                                       Common Stock, respectively. See "Description of
                                       Capital Stock."
                                       Upon completion of the Offering, J. Erik Hvide, the
                                       Company's Chairman, together with certain trusts of
                                       which he is the trustee (the "Hvide Trusts"), and a
                                       group of investors (the "Investor Group") that in
                                       September 1994 purchased shares of Common Stock,
                                       Common Stock Contingent Share Issuances, and the
                                       Company's Junior Notes and Senior Notes (each as
                                       defined herein), will own shares that will represent
                                       16.4% and 17.6%, respectively, of the outstanding
                                       shares of Common Stock (16.4% and 7.8%, respectively,
                                       if the Underwriters' over-allotment option is
                                       exercised in full) and 43.6% and 38.9%, respectively,
                                       of the voting power of all Common Stock (56.2% and
                                       17.9%, respectively, if the Underwriters'
                                       over-allotment option is exercised in full). In
                                       addition, Mr. Hvide and the Investor Group have
                                       entered into an agreement to vote their shares
                                       together to nominate eight and three persons,
                                       respectively, to the Company's 11-member Board of
                                       Directors. The Company's Articles of Incorporation
                                       require that certain significant transactions be
                                       approved by 95% of the holders of the Class B Common
                                       Stock, which is held entirely by members of the Hvide
                                       Family (as defined herein) and the Investor Group.
                                       See "Description of Capital Stock-- Certain
                                       Provisions of Articles of Incorporation and By-Laws"
                                       and "--Shareholders Agreement" and "Risk Factors--
                                       Control by Current Stockholders."
Use of Proceeds......................  To pay a portion of the cash purchase price of the
                                       Acquisitions and to repay a portion of the Company's
                                       indebtedness.
Conditions to Closing................  The Offering is conditioned upon the simultaneous consummation of the acquisition of the OMI Chemical
                                       Carriers and the Seal Fleet Vessels (as defined and
                                       described in "Business--The Acquisitions").
Nasdaq National Market Symbol........  HMAR

- -----------------------

(1) Excludes 835,000 shares of Class A Common Stock reserved for issuance upon exercise of options to be granted prior to or shortly after completion of the Offering and includes (i) 39,205 shares of Class A Common Stock to be issued following the Offering in exchange for a portion of the principal of the Junior Notes (as defined herein) remaining outstanding upon consummation of the Offering (see "Use of Proceeds" and "The Company"), (ii) 85,750 shares of Class A Common Stock to be issued in payment for services, and
    (iii) 23,692 shares of Class A Common Stock to be issued in exchange for certain outstanding indebtedness upon consummation of the Offering. See "Management--Equity Ownership Plans," "Certain Transactions," and "Description of Capital Stock--Recapitalization Agreement."

(2) Includes 1,085,742 shares of Class B Common Stock to be issued following the Offering in exchange for the remainder of the principal remaining outstanding on the Junior Notes. The Class B Common Stock is held entirely by members of the Hvide Family and the Investor Group. See "Security Ownership of Principal Stockholders and Management," "Description of Certain Indebtedness--Acquisition Notes and Assumed Debt," and "Description of Capital Stock--Recapitalization Agreement."

                      SUMMARY CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA

    The summary consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, the financial statements and notes thereto of the OMI Chemical Carrier Group (the "OMI Chemical Carriers"), the Seal Fleet Vessels (as defined herein), and Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (together, "GBMS"), "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this Prospectus. The summary unaudited pro forma statement of operations data for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the pending acquisitions of the OMI Chemical Carriers and the Seal Fleet Vessels, the acquisition of eight crew boats from GBMS in January 1996, the acquisition of one vessel in February 1996, the Offering, the repayment of certain indebtedness, and the conversion of the Junior Notes into shares of Common Stock as if all such transactions had occurred on January 1, 1995 and January 1, 1996, respectively. The summary unaudited pro forma balance sheet and vessel data give effect to the foregoing transactions, except for the vessels acquired in January and February 1996, and to the acquisition of four additional vessels as if all such transactions had occurred on March 31, 1996. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor do such data purport to project the financial position or results of operations for any future period or as of any future date. The results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                                                        THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                     MARCH 31,
                                        ---------------------------------------   ------------------------------
                                                                      PRO FORMA                        PRO FORMA
                                         1993      1994      1995       1995       1995       1996       1996
                                              (IN THOUSANDS, EXCEPT PER SHARE, VESSEL, AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
 Revenue............................... $41,527   $49,792   $70,562   $ 122,985   $15,780    $20,211    $32,332
 Income from operations................   6,584     5,838    11,072      18,969     2,318      2,705      5,066
 Interest expense, net.................   3,412     5,302    11,460      11,531     2,716      2,882      2,691
 Income (loss) before provision for
   income taxes and cumulative effect
   of a change in accounting
   principle...........................   3,691       547      (362)      7,628      (609)     --         2,552
 Income (loss) before cumulative effect
   of a change in accounting
   principle...........................   1,818       358      (360)      4,882      (609)       (35)     1,633
 Cumulative effect of a change in
   accounting principle................   1,491     --        --         --         --         --         --
 Net income (loss).....................   3,309       358      (360)      4,882      (609)       (35)     1,633
                                        -------   -------   -------   ---------   -------    -------   ---------
                                        -------   -------   -------   ---------   -------    -------   ---------
EARNINGS (LOSS) PER COMMON SHARE:
 Income (loss) before cumulative effect
   of a change in accounting
   principle(1)........................ $  0.26   $  0.03   $ (0.14)  $    0.45   $ (0.24)   $ (0.01)   $  0.15
 Net income (loss)(1)..................    0.50      0.03     (0.14)       0.45     (0.24)     (0.01)      0.15
                                        -------   -------   -------   ---------   -------    -------   ---------
                                        -------   -------   -------   ---------   -------    -------   ---------
 Weighted average number of common
   shares and common share equivalents
   outstanding(2)......................   6,268     5,302     2,535      10,769     2,535      2,535     10,769
                                        -------   -------   -------   ---------   -------    -------   ---------
                                        -------   -------   -------   ---------   -------    -------   ---------
OTHER FINANCIAL DATA:
 EBITDA(3)............................. $11,319   $10,338   $17,380   $  31,655   $ 3,797    $ 4,382    $ 8,341
                                        -------   -------   -------   ---------   -------    -------   ---------
                                        -------   -------   -------   ---------   -------    -------   ---------
NET CASH PROVIDED BY (USED IN):
 Operating activities..................   6,956     2,858     3,948                 3,204      4,164
 Investing activities..................  (2,247)  (39,815)   (8,066)               (3,419)    (2,464)
 Financing activities..................  (6,158)   41,249       805                (1,435)     1,263
VESSEL DATA (AT END OF PERIOD):
 Marine Support Services
 Supply boats..........................      10        14        14                    14         14         24
 Crew boats(4).........................   --           21        28                    28         37         39
 Tugs..................................      10        10        11                    10         11         11
 Marine Transportation Services
   Chemical carriers...................       2         2         2                     2          2          5
   Product carriers....................       1         1         1                     1          1          1
   Towboats and barges.................   --           18        23                    18         23         23
                                        -------   -------   -------               -------    -------   ---------
     Total.............................      23        66        79                    73         88        103
                                        -------   -------   -------               -------    -------   ---------
                                        -------   -------   -------               -------    -------   ---------

                                                                                      THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,         MARCH 31,
                                                        ---------------------------   ------------------
                                                         1993      1994      1995      1995       1996
OPERATING DATA:
Supply boats:
 Average vessel day rates(5)........................... $ 2,696   $ 3,195   $ 3,023   $ 2,888    $ 3,468
 Average vessel utilization rates(6)...................      98%       84%       81%       71%        92%
Crew boats:
 Average vessel day rates(5)...........................   --      $ 1,421   $ 1,434   $ 1,444    $ 1,469
 Average vessel utilization rates(6)...................   --           88%       85%       79%        89%
Tugs:
 Total offshore and ship docking tug revenue
   (in thousands)...................................... $10,585   $11,140   $12,582   $ 2,887    $ 3,625
 Total ship docking tug jobs...........................   8,178     8,740     9,233     2,232      2,458
Chemical and product carriers:
 Time charter equivalents(7)........................... $24,765   $24,898   $26,034   $25,459    $25,532

                                                                               AT MARCH 31, 1996
                                                                             ---------------------
                                                                              ACTUAL     PRO FORMA
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital..........................................................   $    448    $  (3,463)
 Total assets.............................................................    154,020      254,509
 Total debt...............................................................    115,778      131,272
 Stockholders' and minority partners' equity..............................     13,798      102,294


- -----------------------
(1) For the purpose of calculating earnings per share for the years 1993 and 1994, historical income available to common stockholders has been reduced for dividends on Class A Preferred Stock of $203,000 and $222,000, respectively. The Class A Preferred Stock was redeemed on September 30, 1994. See "Certain Transactions."
(2) For the years 1993 and 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. Pro forma shares reflect the weighted average number of common shares giving effect to the issuance of 7,000,000 shares of Class A Common Stock in the Offering, 85,750 shares of Class A Common Stock in payment of services, 23,692 shares of Class A Common Stock in exchange for certain outstanding indebtedness, 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock in exchange for the principal amount of the Junior Notes remaining outstanding after the application of the proceeds of the Offering and exclude 835,000 shares of Class A Common Stock reserved for issuance upon exercise of options to be granted prior to or shortly after the consummation of the Offering. See "Management--Equity Ownership Plans," "Certain Transactions," and "Description of Certain Indebtedness-- Acquisition Notes and Assumed Debt."
(3) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity.
(4) For the years 1994, 1995, and pro forma 1995, and the three months ended March 31, 1995 and 1996 and pro forma three months ended March 31, 1996, the number of crew boats includes two utility boats.
(5) Average day rates are calculated by dividing total vessel revenue by the total number of vessel days utilized.
(6) Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating charter revenue.
(7) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

                                  RISK FACTORS

    In addition to other information contained in this Prospectus, prospective purchasers of the Class A Common Stock should carefully consider the following factors in evaluating an investment in the Company.

POTENTIAL LOSS OF JONES ACT PROTECTION

    Most of the Company's operations are conducted in the U.S. domestic trade, which, by virtue of the U.S. coastwise laws (often referred to as the "Jones Act"), is restricted to vessels built in the United States, owned and crewed by U.S. citizens, and registered under U.S. law. There have been repeated attempts to repeal the coastwise laws, and efforts to effect such repeal are underway and are expected to continue in the future. The Company is already subject to vigorous competition and potential additional competition in all aspects of its operations, including competition by companies with financial resources greater than those of the Company which could be committed to the construction of new vessels in excess of market requirements. Repeal of the coastwise laws would result in additional competition from vessels built in lower-cost foreign shipyards and manned by foreign nationals accepting lower wages than U.S. citizens and could have a material adverse effect on the Company.

HAZARDOUS ACTIVITIES

    The operation of ocean-going vessels carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, and other circumstances or events. In addition, the transportation of petroleum and toxic chemicals is subject to the risk of spills and environmental damage. Any such event could have a material adverse effect on the Company. While the Company carries insurance to protect against most of the accident-related risks involved in the conduct of its business, including environmental damage and pollution insurance coverage, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution.

CYCLICAL INDUSTRY CONDITIONS

    Historically, the marine support and transportation services industry has been cyclical, with corresponding volatility in profitability and vessel values. This industry cyclicality has been due to changes in the level of general economic growth as well as changes in the supply of and demand for vessel capacity, which impact charter rates and vessel values. The supply of vessels is influenced by the numbers of vessels constructed and retired and by government and industry regulation of maritime transportation practices. The Company's offshore energy support services and offshore and harbor towing services are dependent upon the levels of activity in offshore oil and natural gas exploration, development, and production. Such activity levels are affected by both short- and long-term trends in world oil and natural gas prices. Utilization of the Company's towboat and fuel barge fleet is also partly dependent on such prices as well as energy utilization, which is partly a function of the weather. In recent years, oil and natural gas prices, and therefore the level of offshore drilling and exploration activity, have been extremely volatile. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any future prolonged decline in natural gas or oil prices will, in all likelihood, depress the level of offshore exploration and development activity and result in a corresponding decline in the demand for the services provided by the Company's offshore energy support vessels, and any sustained reduction in such activity could have a material adverse effect on the Company. See "Business--The Industry--Marine Support Services--Offshore Energy Support." In addition, marine support and transportation services are dependent on general economic conditions. Any general economic slowdown could have an adverse effect on the level of the provision of those services and therefore upon the Company.

ENVIRONMENTAL RISK AND REGULATIONS

    Current laws and regulations could impose substantial liability on the Company for damages, remediation costs, and penalties associated with oil or hazardous-substance spills or other discharge into the environment involving the Company's vessel operations. Shoreside industrial operations, including a small marine maintenance and drydocking facility owned and operated by the Company, are also subject to federal, state, and local environmental laws and regulations. Amendment of these laws and regulations to impose more stringent requirements would likely result in increased maintenance and operating expenses. In addition, OPA 90 requires tanker owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility, as demonstrated by a certificate of financial responsibility ("COFR"), with respect to potential oil spill liability, which the Company and most of its competitors currently satisfy by virtue of self-insurance or third-party insurance. Additional laws and regulations may be adopted that could limit the ability of the Company to do business or increase the cost of its doing business and could have a material adverse effect on its operations. See "Business--Environmental and Other Regulation."

HIGH LEVERAGE AND DEBT SERVICE; CERTAIN RESTRICTIONS ON CAPITAL EXPENDITURES

    Upon completion of the Offering, the Company will continue to have substantial indebtedness. Giving pro forma effect to the Offering and the Acquisitions, the Company's total outstanding indebtedness would have been $131.3 million as of March 31, 1996. In addition, the Company has a minority interest, and options to acquire a majority interest, in five vessels currently under construction that are being financed, in substantial part, with non-recourse indebtedness. See "Business--Company Operations--Marine Transportation Services--Petroleum Product Transportation." Such leverage poses certain risks for the Company, including the risks that the Company may not generate sufficient cash flow to service its indebtedness; that the Company will be unable to renegotiate the terms of its indebtedness; that it may be unable to obtain additional financing in the future; that, to the extent it is significantly more leveraged than its competitors, it may be placed at a competitive disadvantage; and that the Company's capacity to respond to market conditions and other factors may be adversely affected. The Company's ability to service its debt will depend on its future performance, which will be subject to prevailing economic and competitive conditions and other specific factors discussed herein, as well as developments in capital markets generally.

    The terms of certain of the Company's indebtedness (i) require the Company to maintain minimum levels of working capital and net worth and to meet specified financial ratios, (ii) limit the issuance of debt by the Company and of debt or preferred stock by the Company's subsidiaries, (iii) restrict the ability of its subsidiaries to pay dividends or make distributions to the Company, (iv) restrict the Company's ability to pay dividends, redeem capital stock or subordinated debt, make certain investments or issue capital stock, place additional liens on its or its subsidiaries' property, incur additional long-term indebtedness, make capital expenditures in excess of specified limitations, and enter into mergers or similar transactions, (v) limit certain corporate acts and transactions by the Company, and (vi) provide that upon a Change in Control (as defined), holders of the Senior Notes have the right to require the Company to repurchase such indebtedness. In addition, the amount available under the Company's vessel acquisition line of credit will be reduced dollar-for-dollar to the extent that gross proceeds from the Offering are less than $91.0 million. Such provisions could adversely affect the Company's ability to pursue its strategy of growth through acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Resources" and "Description of Certain Indebtedness--Bank Debt."

MANDATED REMOVAL OF VESSELS FROM JONES ACT TRADE

    OPA 90 establishes a phase-out schedule for single-hull vessels carrying crude oil and petroleum products which, in the case of the Company's product carrier (Seabulk Challenger) and two chemical carriers (Seabulk Magnachem and Seabulk America), are the years 2003, 2007, and 2015, respectively; in the case of its fuel barges is the year 2015; and in the case of the three OMI Chemical Carriers (OMI Hudson, OMI Dynachem, and OMI Star) are the years 2011, 2011, and 2000, respectively. As a result of this requirement, these vessels will be prohibited from transporting petroleum products in U.S. waters after their respective phase-out dates. There can be no assurance that future tanker market rates will be sufficient to support construction of replacement vessels. Although the Company's remaining vessels are not subject to mandatory retirement, and the Company employs what it believes to be a rigorous maintenance program for all its vessels, there can be no assurance that the Company will be able to maintain its fleet by extending the economic lives of existing vessels or acquiring new or used vessels. See "Business--Company Operations--Marine Transportation Services" and "--Environmental and Other Regulation."

RELIANCE ON SIGNIFICANT CUSTOMERS

    Shell, the Company's largest single customer and the long-term charterer of the Company's product carrier, accounted for between 10% and 15% of the Company's 1995 revenues (less than 10% on a pro forma basis assuming the Acquisitions had occurred on January 1, 1995). Florida Power & Light Company ("FPL"), the Company's second largest customer, accounted for between 5% and 10% of the Company's 1995 revenues (less than 5% on a pro forma basis assuming the Acquisitions had occurred on January 1, 1995). The loss of either of these customers could have a material adverse effect on the Company. See "Business--Company Operations--Customers and Charter Terms."

RISK OF LOSS AND INSURANCE

    The business of the Company is affected by a number of risks, including the mechanical failure of its vessels, collisions, vessel loss or damage, cargo loss or damage, hostilities, and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel, or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in loss of revenues and increased costs and other liabilities. Although the Company's losses from such hazards have not historically exceeded its insurance coverage, there can be no assurance that this will continue to be the case.

    OPA 90, by imposing virtually unlimited liability upon vessel owners, operators, and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive and has also prompted insurers to consider reducing available liability coverage. See "Business--Environmental and Other Regulation." While the Company maintains insurance, there can be no assurance that all risks are adequately insured against particularly in light of the virtually unlimited liability imposed by OPA 90, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience. Any such shortfalls could have a material adverse impact on the Company.

RESTRICTION ON FOREIGN OWNERSHIP

    In order to maintain the eligibility of the Company's vessels to be operated in the U.S. domestic trade, 75% of the outstanding capital stock and voting power of the Company is required to be held by U.S. citizens. See "Business--Environmental and Other Regulation." Although the Company's Articles of Incorporation contain provisions limiting non-citizen ownership of its capital stock (see "Description of Capital Stock--Foreign Ownership Restrictions"), the Company could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on the Company.

ACQUISITION STRATEGY

    One element of the Company's strategy is to continue to grow through selected acquisitions that further consolidate the marine support and transportation markets in which the Company operates. There can be no assurance that the Acquisitions or any additional acquisitions will be successful in enhancing the operations or profitability of the Company; that the Company will be able to identify suitable additional acquisition candidates; that it will have the financial ability to consummate additional acquisitions; or that it will be able to consummate such additional acquisitions on terms favorable to the Company. The amount available under the Company's vessel acquisition line of credit will be reduced dollar-for-dollar to the extent that gross proceeds from the Offering are less than $91.0 million. Such provisions could adversely affect the Company's ability to pursue its strategy of growth through acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Resources" and "Description of Certain Indebtedness--Bank Debt."

LEGAL PROCEEDINGS

    The Company's chemical carrier Seabulk America is the subject of two pending legal proceedings, one involving the eligibility of the vessel to operate in the U.S. domestic trade and the other involving the cost of its completion, either of which, if determined adversely to the Company, could have a material adverse effect on the Company. In addition, although the Federal Trade Commission ("FTC") granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Company's proposed acquisition of the OMI Chemical Carriers, by letter dated June 26, 1996, a shipper of chemicals advised the FTC and the Department of Justice ("DOJ") that it opposed the acquisition and urged their inquiry into the acquisition. Accordingly, although the Company believes that neither the FTC nor the DOJ will initiate any formal action with respect to such acquisition by the Company, there can be no assurance that the FTC or the DOJ will not file suit pursuant to the federal antitrust laws to enjoin the consummation of the acquisition or to seek divestiture of one or more of the OMI Chemical Carriers by the Company following the consummation of the acquisition. Any such divestiture, if required, could have a material adverse effect on the Company. See "Business--Legal Proceedings."

INTERNATIONAL MARINE OPERATIONS

    The Company currently operates an aggregate of three offshore supply boats in the Arabian Sea and Southeast Asia, and of the supply boats to be acquired in the Acquisitions, two will be operated in the North Sea and one in Southeast Asia. Such operations are subject to risks inherent in conducting business in foreign countries, including political changes, possible vessel seizure and asset nationalization, or other government actions, all of which are beyond the control of the Company and the occurrence of any of which could have a material adverse affect on the Company.

KEY PERSONNEL

    The Company is materially dependent upon the continued services of key members of its management, including its Chairman, President, and Chief Executive Officer, J. Erik Hvide. The loss of one or more key members of management could have a material adverse effect on the Company. See "Management."

NO PRIOR MARKET FOR CLASS A COMMON STOCK

    Prior to the Offering, there has been no public market for the Class A Common Stock or any other securities of the Company. The initial public offering price for the shares of Class A Common Stock has been determined through negotiations between the Company and the Representatives of the Underwriters. See "Underwriting." Although the Class A Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained or that investors in shares of the Class A Common Stock will be able to resell their shares at or above the initial public offering price, if at all.

CONTROL BY CURRENT STOCKHOLDERS; SHAREHOLDERS AGREEMENT; RESTRICTIONS ON CORPORATE ACTIONS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK AND CERTAIN OTHER PROVISIONS

    The Company's Common Stock is divided into Class A Common Stock, of which each share is entitled to one vote with respect to all matters submitted to stockholder vote, and Class B Common Stock, of which each share is entitled to ten votes with respect to such matters. Upon completion of the Offering, J. Erik Hvide and the Hvide Trusts will beneficially own 1,769,107 shares of Class B Common Stock, and the Investor Group will beneficially own 342,971 shares of Class A Common Stock and 1,547,710 shares of Class B Common Stock. Upon completion of the Offering, Mr. Hvide (together with the Hvide Trusts) and the Investor Group will therefore own shares that will represent 16.4% and 17.6%, respectively, of the outstanding shares of Common Stock (16.4% and 7.8%, respectively, if the Underwriters' over-allotment option is exercised in full) and 43.6% and 38.9%, respectively, of the voting power of all Common Stock (56.2% and 17.9%, respectively, if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds," "The Company," and "Description of Capital Stock--Recapitalization Agreement." Accordingly, Mr. Hvide and the Investor Group will be able to elect a majority of the Company's directors and to determine the disposition of all matters submitted to a vote of the Company's stockholders. In addition, Mr. Hvide and the Investor Group have entered into an agreement giving them the right to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. Each share of Class B Common Stock is convertible by its holder into one share of Class A Common Stock at any time, and automatically converts into Class A Common Stock following the Offering if held by persons other than the Hvide Family and members of the Investor Group. See "Management," "Security Ownership of Principal Stockholders and Management," and "Description of Capital Stock--Shareholders Agreement." Pursuant to certain agreements, Mr. Hvide and the Hvide Trusts will be required to transfer shares of Common Stock to the Company upon its issuance of shares of Common Stock to the Investor Group 300 days after the date of this Prospectus. See "Description of Capital Stock--Contingent Share Issuance Agreement." In addition, so long as the Investor Group owns specified percentages of the outstanding Class B Common Stock, certain significant transactions will require the approval of 95%, and the appointment of a new chief executive officer will require approval of 75%, of the holders of the Class B Common Stock. See "Description of Capital Stock--Certain Provisions of Articles of Incorporation and Bylaws."

    Such control by Mr. Hvide and the Investor Group may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. In addition, pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms and, consequently, it would likely require two annual meetings rather than one for the stockholders to replace a majority of the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Class A Common Stock in the public market following the Offering, or the perception that such sales may occur, could have an adverse effect on the market price of the stock. Subject to an agreement that restricts their sale without the prior approval of the Representatives of the Underwriters for 180 days following the date of this Prospectus, all 1,769,107 of the shares of Class B Common Stock owned by Mr. Hvide will be eligible for public sale (Class B Common Stock is freely convertible, share for share, into Class A Common Stock), subject to volume and other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Also subject to the 180-day lock-up, 765,734 shares of Common Stock owned by the Investor Group will also be eligible for public sale under Rule 144. Pursuant to the Shareholders Agreement and CSI Agreement (each as defined herein). Mr. Hvide and the Hvide Trusts will be required to transfer shares of Common Stock to the Company upon its issuance of shares of Common Stock to the Investor Group 300 days after the date of this Prospectus. The Company has granted the Investor Group certain registration rights under the Securities Act with respect to the Common Stock owned by them. Prior to or shortly after the consummation of the Offering, certain directors, officers, and employees of the Company will be granted options to purchase 835,000, shares of Class A Common Stock at an exercise price equal to the offering price of the shares offered hereby. The shares acquired upon exercise of these options will also be eligible for public sale subject to Rule 144 under the Securities Act. See "Shares Eligible for Future Sale." Moreover, the Company may issue shares of Common Stock in connection with future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Strategy," and "Description of Capital Stock--Shareholders Agreement" and "--Contingent Share Issuance Agreement."

FORWARD-LOOKING INFORMATION

    The Prospectus Summary, the "Strategy" and "The Industry" sections of "Business," and the "Cyclical Industry Conditions," "Mandated Removal of Vessels from Jones Act Trade," and "Acquisition Strategy" paragraphs of "Risk Factors" contain one or more forward-looking statements or statements based upon the Company's beliefs, by which the Company attempts to measure activity in, and to analyze the factors affecting, the markets for its services. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting these markets or the extent of their likely impact, (ii) the publicly available information with respect to these factors on which the Company's analysis is based is complete or accurate, (iii) the Company's analysis is correct, or (iv) the Company's strategy, which is based in part on this analysis, will be successful.

                                  THE COMPANY

    Hvide Marine Incorporated was incorporated in the state of Florida in 1994 as Hvide Corp., the holding company for its principal operating subsidiary. Immediately prior to the Offering, the principal operating subsidiary will be merged with and into Hvide Corp. and Hvide Corp., the surviving entity, will be renamed Hvide Marine Incorporated. The Company's principal operating subsidiary began operations in 1958 as a harbor tug operator and in 1975 acquired its first petroleum product carrier. It began transporting specialty chemicals in 1977 and expanded into the operation of offshore energy support vessels with the acquisition of eight supply boats in 1989.

    In 1994, the Company substantially expanded its fleet, adding 20 crew boats, six supply boats, and two utility boats to its offshore energy support fleet and an 18-vessel tug and barge fleet to its petroleum product transportation operations. This expansion also included the acquisition of the remaining minority interests in certain vessels that were majority owned by the Company, and the redemption of preferred stock held by the Company's founder.

    The 1994 expansion was financed primarily through borrowings under the Credit Facility (as defined herein) and the issuance to the Investor Group of $25.0 million aggregate principal amount of senior subordinated notes (the "Senior Notes") and $25.0 million aggregate principal amount of junior subordinated notes (the "Junior Notes") at discounts, resulting in aggregate proceeds to the Company of approximately $40.6 million. In connection with the issuance of the Junior Notes, the Company issued to members of the Investor Group, for aggregate consideration of $9.4 million, 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock, and agreed to issue to them up to 554,495 additional shares of Common Stock (to be contributed to the Company by J. Erik Hvide and the Hvide Trusts) to the extent necessary to earn a specified return on their investment. In addition, J. Erik Hvide (together with the Hvide Trusts) and the Investor Group are entering into an agreement, replacing a similar agreement entered into in 1994, granting them certain voting and approval rights, including the right to nominate eight and three members, respectively, of the Company's 11-member Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions," "Description of Certain Indebtedness," "Description of Capital Stock--Shareholders Agreement," and "--Contingent Share Issuance Agreement."

    Since September 1994, the Company has continued to grow through strategic acquisitions. In addition, the Company has entered into purchase agreements with five different sellers to acquire title to an aggregate of 15 vessels. The purchase of these vessels, which constitute the Acquisitions, will be funded with a combination of (i) a portion of the proceeds from the Offering, (ii) general corporate funds, and (iii) the assumption or issuance of debt and lease obligations. See "Use of Proceeds" and "Business--The Acquisitions."

    Immediately prior to the Offering, 74,704 shares of the 452,518 shares of Class B Common Stock owned by the Investor Group will be converted into 74,704 shares of Class A Common Stock, the 313,215 shares of Class C Common Stock owned by the Investor Group will be converted into 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock, and the 663,415 shares of Class C Common Stock owned by the Hvide Family will be converted into 663,415 shares of Class B Common Stock. In addition, $13.6 million of principal of the Junior Notes remaining outstanding after application of a portion of the proceeds from the Offering will be converted into 1,085,742 shares of Class B Common Stock and 39,205 shares of Class A Common Stock within 30 days after the consummation of the Offering if the Underwriters' over-allotment option is not exercised, 85,750 shares of Class A Common Stock will be issued in payment for services, and $308,000 of outstanding principal and accrued interest of certain other indebtedness will be converted into 23,692 shares of Class A Common Stock upon or following consummation of the Offering. To the extent that the Underwriters' over-allotment option is exercised, the net proceeds therefrom will be used to repay an equal principal amount of the Junior Notes and any then remaining principal amount of the Junior Notes will be converted into shares of Class A Common Stock and Class B Common Stock on the same proportionate basis as if the Underwriters' over-allotment option was not exercised. See "Description of Certain Indebtedness" and "Description of Capital Stock--Recapitalization Agreement."

    The Company's principal office is located at 2200 Eller Drive, Fort Lauderdale, Florida 33316, and its telephone number is (954) 523-2200.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, based on an assumed initial offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $82.9 million. Of such net proceeds, (i) approximately $35.9 million will be used to fund part of the cash portion of the aggregate purchase price of the Acquisitions and (ii) approximately $47.0 million will be used to repay certain outstanding indebtedness as described below. The aggregate purchase price of the Acquisitions is $99.7 million, of which $37.7 million is payable in cash. The Offering is conditioned upon the simultaneous consummation of the acquisition of the OMI Chemical Carriers and the Seal Fleet Vessels. See "Business--The Acquisitions."

    Of the $47.0 million to be used to repay outstanding indebtedness, (i) $20.8 million will be used to repay $0.8 million of accrued interest on and $20.0 million of principal of the Senior Notes, which mature in two equal installments in September 2003 and 2004 and bear interest at the rate of 12% per annum; (ii) $15.1 million will be used to repay accrued interest on and a portion of the principal amount of Junior Notes, which mature in September 2014 and bear interest at the rate of 8% per annum; (iii) $6.8 million will be used to repay a portion of the revolving line of credit under the Credit Facility, which line is due in March 1997 and bears interest at a fluctuating rate (8.2% per annum on March 31, 1996); (iv) $2.4 million will be applied to reduce the $3.0 million principal amount of the Vessel Acquisition Note (as defined herein), which is payable in four equal annual installments commencing October 1995 and bears interest at the lesser of 10% per annum or prime plus 2% (10% per annum at March 31, 1996); (v) $1.6 million will be applied to reduce the $3.6 million principal amount of the Founder's Note (as defined herein), which is due in 2000 and bears interest at the greater of 12% per annum or prime plus 3% (12% per annum at March 31, 1996); and (vi) $0.3 million will be applied to reduce the $2.1 million aggregate principal amount of the HOS Notes and the HCL Notes (each as defined herein), which notes are due in full in 2004 and bear interest at a rate of 12% per annum. To the extent that the net proceeds of the Offering are less than $82.9 million (gross proceeds less than $91.0 million), there will be a dollar-for-dollar reduction in the principal amount of Senior Notes repaid. For additional information concerning the indebtedness that is being repaid with a portion of the proceeds from the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    To the extent that the Underwriters' over-allotment option is exercised, the net proceeds thereof will be used to repay an equal principal amount of the remaining $5.0 million of outstanding Senior Notes and, to the extent that such net proceeds exceed $5.0 million, an equal principal amount of the Junior Notes and any then-remaining principal amount of the Junior Notes will be converted into shares of Common Stock. See "The Company" and "Description of Capital Stock--Recapitalization Agreement."

    Pending the use of proceeds as described above, the Company intends to invest such proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock since its formation. It presently intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and requirements, restrictions in financing agreements, business conditions, and other factors. The Company's ability to pay dividends also is dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company and loans or advances by the subsidiaries to the Company. The ability of the subsidiaries to pay dividends or to make distributions is restricted by the terms of the Credit Facility. Due to such restrictions, the Company is not expected to have access to the cash flow generated by the subsidiaries for the foreseeable future. In addition, the Company's ability to pay dividends or make distributions to its stockholders is also restricted by the terms of the Credit Facility. See "Description of Certain Indebtedness--Bank Debt."

                                    DILUTION

    After giving effect to the Acquisitions and to the sale of the shares of Class A Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $91.8 million, or $8.53 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $7.22 per share to existing stockholders and an immediate dilution in pro forma net tangible book value per share of Common Stock of $4.47 after completion of the Offering from the per share price paid by purchasers of Class A Common Stock in the Offering. The following table illustrates this per share dilution:

Initial public offering price...............................................            $13.00
Net tangible book value per share before the Offering(1)....................   $1.31
Increase in net tangible book value attributable to new investors...........    7.22
                                                                               -----
Pro forma net tangible book value after giving effect to the Offering.......              8.53
                                                                                        ------
Dilution per share to new investors.........................................            $ 4.47
                                                                                        ------
                                                                                        ------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the total shares purchased and the total consideration and average price per share paid by existing stockholders and paid by the new investors purchasing the shares offered hereby, assuming the sale of the 7,000,000 shares in the Offering at an assumed initial public offering price of $13.00 per share.

                                             SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                           ---------------------    -----------------------      PRICE
                                             NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
New investors...........................    7,000,000       65%     $ 91,000,000       82%      $ 13.00
Investor Group..........................    1,890,681        18       13,040,579        12         6.90
Other existing stockholders.............    1,878,549        17        6,341,000         6         3.38
                                           ----------    -------    ------------    -------    ---------
Total...................................   10,769,230      100%     $110,381,579      100%
                                           ----------    -------    ------------    -------
                                           ----------    -------    ------------    -------

- -----------------------

(1) Excludes 835,000 shares of Class A Common Stock reserved for issuance upon exercise of options to be granted prior to or shortly after the consummation of the Offering and includes 85,750 shares of Class A Common Stock to be issued in payment for services, 23,692 shares of Class A Common Stock to be issued in exchange for certain outstanding indebtedness, and 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock to be issued following the Offering in exchange for the principal amount of the Junior Notes remaining outstanding after application of the proceeds of the Offering. See "Use of Proceeds," "The Company," "Management--Equity Ownership Plans," "Certain Transactions," "Description of Certain Indebtedness--Acquisition Notes and Assumed Debt," and "Description of Capital Stock-- Recapitalization Agreement."

                                 CAPITALIZATION

    The following table sets forth the actual consolidated capitalization of the Company as of March 31, 1996 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom, the Acquisitions, the conversion of the outstanding principal of the Junior Notes into shares of Class A Common Stock and Class B Common Stock following application of the net proceeds, the exchange of certain other indebtedness for shares of Class A Common Stock, and the exchange of all shares of Class C Common Stock for Class A Common Stock and Class B Common Stock. The information presented below should be read in conjunction with the Company's consolidated financial statements and the Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                             MARCH 31, 1996
                                                                         -----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                         (DOLLARS IN THOUSANDS)

Current portion of long-term debt.....................................   $ 12,292     $  18,969
                                                                         --------    -----------
                                                                         --------    -----------
Long-term debt (excluding current portion)(1).........................   $103,486     $ 112,303
Minority partners' equity in subsidiaries.............................      1,488         1,488
Stockholders' equity:
  Class A Common Stock, par value $0.001; 100,000,000 shares authorized; none issued and outstanding: 7,452,413 shares to be
    issued and outstanding(2).........................................      --                7
  Class B Common Stock, par value $0.001; 5,000,000 shares authorized;
    1,558,210 shares issued and outstanding and 3,316,817 shares to be
    issued and outstanding(2).........................................          1             3
  Class C Common Stock, par value $0.001; 2,500,000 shares authorized;
    976,630 shares issued and outstanding; no shares to be issued and
    outstanding(3)....................................................          1        --
Additional paid-in capital............................................      6,341       102,563
Retained earnings (accumulated deficit)(4)............................      5,967        (1,767)
                                                                         --------    -----------
  Total stockholders equity...........................................     12,310       100,806
                                                                         --------    -----------
  Total minority partners' equity in subsidiaries and stockholders'
    equity............................................................     13,798       102,294
                                                                         --------    -----------
    Total capitalization..............................................   $117,284     $ 214,597
                                                                         --------    -----------
                                                                         --------    -----------

- -----------------------

(1) See "Description of Certain Indebtedness" and Note 3 to the Company's consolidated financial statements for a description of long-term debt. To the extent that the net proceeds from the Offering are less than $82.9 million, there will be a dollar-for-dollar reduction in the principal amount of Senior Notes repaid. See "Use of Proceeds."
(2) See "Description of Capital Stock" for a description of the relative rights of the Class A Common Stock and Class B Common Stock. Shares to be issued and outstanding exclude 835,000 shares of Class A Common Stock reserved for issuance upon exercise of options to be granted prior to or shortly after consummation of the Offering and include 85,750 shares of Class A Common Stock to be issued in payment for services, 23,692 shares of Class A Common Stock to be issued in exchange for certain outstanding indebtedness upon consummation of the Offering, and 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock to be issued following the Offering in exchange for the principal and accrued interest on the Junior Notes remaining outstanding upon consummation of the Offering. See "Management-- Equity Ownership Plans," "Certain Transactions," "Description of Certain Indebtedness--Acquisition Notes and Assumed Debt," and "Description of Capital Stock--Recapitalization Agreement."
(3) The Class C Common Stock outstanding at March 31, 1996 will be exchanged for Class A Common Stock and Class B Common Stock immediately prior to the consummation of the Offering on a one-for-one basis. See "The Company."
(4) The adjusted amount reflects an extraordinary loss on the extinguishment of the Senior Notes, the Junior Notes, and certain other notes. See "Note 2(c) to Notes to Pro Forma Condensed Consolidated Financial Statements."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, the financial statements and notes thereto of the OMI Chemical Carriers, the Seal Fleet Vessels, and GBMS, "Pro Forma Condensed Consolidated Financial Statements," "Summary Consolidated Historical and Pro Forma Financial and Operating Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected unaudited pro forma statement of operations data for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the pending acquisitions of the OMI Chemical Carriers and the Seal Fleet Vessels, the acquisition of certain vessels from GBMS in January 1996, the acquisition of one vessel in February 1996, the Offering, the repayment of certain indebtedness, and the conversion of the Junior Notes into shares of Common Stock as if all such transactions had occurred on January 1, 1995 and January 1, 1996, respectively. The selected unaudited pro forma balance sheet and vessel data give effect to the foregoing transactions, except for the vessels acquired in January and February 1996, and to the acquisition of four additional vessels as if all such transactions had occurred on March 31, 1996. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor do such data purport to project the financial position or results of operations for any future period or as of any future date. The results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.


                                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                             MARCH 31,
                             --------------------------------------------------------  -----------------------------
                                                                            PRO FORMA                      PRO FORMA
                              1991     1992     1993      1994      1995      1995       1995      1996      1996
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue.................... $45,120  $39,639  $41,527  $ 49,792  $ 70,562  $122,985   $ 15,780  $ 20,211  $ 32,332
 Operating expenses.........  28,165   24,602   24,032    29,873    40,664    76,311      9,265    12,216    19,810
 Overhead expenses..........   7,150    6,778    6,176     9,581    12,518    15,019      2,718     3,613     4,181
 Depreciation and
amortization................   3,829    4,106    4,735     4,500     6,308    12,686      1,479     1,677     3,275
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
 Income from operations.....   5,976    4,153    6,584     5,838    11,072    18,969      2,318     2,705     5,066
 Interest expense, net......   5,024    3,993    3,412     5,302    11,460    11,531      2,716     2,882     2,691
 Other income (expense).....     601        8      519        11        26       190       (211)      177       177
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
 Income (loss) before
   provision for (benefit
   from) income taxes and
   cumulative effect of a
   change in accounting
   principle................   1,553      168    3,691       547      (362)    7,628       (609)    --        2,552
 Provision for (benefit
   from) income taxes.......     601      158    1,873       189        (2)    2,746      --           35       919
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
 Income (loss) before
   cumulative effect of a
   change in accounting
   principle................     952       10    1,818       358      (360)    4,882       (609)      (35)    1,633
 Cumulative effect of a
   change in accounting
   principle................   --       --       1,491     --        --        --         --        --        --
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
 Net income (loss).......... $   952  $    10  $ 3,309  $    358  $   (360) $  4,882   $   (609) $    (35) $  1,633
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
                             -------  -------  -------  --------  --------  ---------  --------  --------  ---------
Earnings (loss) per common
 share:
 Income (loss) before
   cumulative effect of a
   change in accounting
   principle(1)............. $  0.14  $ (0.01) $  0.26  $   0.03  $  (0.14) $   0.45   $  (0.24) $  (0.01) $   0.15
 Net income (loss)(1).......    0.14    (0.01)    0.50      0.03     (0.14)     0.45      (0.24)    (0.01)     0.15
 Weighted average number of
   common shares and common
   share equivalents
   outstanding (in
  thousands)(2).............   6,268    6,268    6,268     5,302     2,535    10,769      2,535     2,535    10,769
OTHER FINANCIAL DATA:
 EBITDA(3).................. $ 9,805  $ 8,259  $11,319  $ 10,338  $ 17,380  $ 31,655   $  3,797  $  4,382  $  8,341
NET CASH PROVIDED BY (USED
 IN):
 Operating activities.......   8,584     (930)   6,956     2,858     3,948                3,204     4,164
 Investing activities.......  (3,633)  (1,592)  (2,247)  (39,815)   (8,066)              (3,419)   (2,464)
 Financing activities.......     440   (2,473)  (6,158)   41,249       805               (1,435)    1,263
BALANCE SHEET DATA: (AT
 PERIOD END)
 Working capital............ $ 3,330  $   847  $ 2,640  $  7,793  $  4,315             $  2,788  $    448  $ (3,463 )
 Total assets...............  90,916   83,718   82,373   135,471   143,683              139,637   154,020   254,509
 Total debt.................  59,394   57,011   51,273   104,281   109,051              105,894   115,778   131,272
 Stockholders' and minority
   partners' equity.........  15,755   15,858   19,926    14,903    13,999               14,107    13,798   102,294


                                                   (Footnotes on following page)

- -----------------------

(1) For the purposes of calculating earnings per share for the years 1991, 1992, 1993, and 1994, historical income available to common stockholders has been reduced for dividends on Class A Preferred Stock of $69,000, $50,000, $203,000, and $222,000, respectively. The Class A Preferred Stock was redeemed on September 30, 1994. See "Certain Transactions."
(2) For the years 1991, 1992, 1993, and 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. Pro forma shares reflect the weighted average number of common shares giving effect to the issuance of 7,000,000 shares of Class A Common Stock in the Offering, 85,750 shares of Class A Common Stock in payment for services, 23,692 shares in exchange for certain outstanding indebtedness upon consummation of the Offering, 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock in exchange for the principal and accrued interest on the Junior Notes remaining outstanding upon completion of the Offering and excludes 835,000 shares of Class A Common Stock reserved for issuance upon exercise of options to be granted prior to or shortly after the consummation of the Offering. See "Management--Equity Ownership Plans," "Certain Transactions," and "Description of Certain Indebtedness--Acquisition Notes and Assumed Debt."
(3) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis of the Company's financial condition and historical results of operations should be read in conjunction with the Company's consolidated historical financial statements, the Company's unaudited pro forma condensed consolidated financial statements, and the financial statements of the OMI Chemical Carriers, the Seal Fleet Vessels, and the GBMS vessels and the related notes thereto included elsewhere in this Prospectus.

RECENT AND PENDING ACQUISITIONS


    The Company's results of operations have been and will be significantly affected by a series of acquisitions, aggregating 84 vessels and certain partnership interests, since September 1994 as summarized in the following table.



                                                  NUMBER OF             ASSETS             AGGREGATE
                                      PERIOD     TRANSACTIONS          ACQUIRED           INVESTMENT
                                      -------    ------------    --------------------    -------------

Offshore Energy Support............   1994             5         6 supply boats          $19.6 million
                                                                 20 crew boats
                                                                 2 utility boats
                                      1995             1         7 crew boats              5.9 million
                                      1996(1)          6         10 supply boats
                                                                 11 crew boats            40.6 million

Offshore and Harbor Towing.........   1994             1         1 tug                   $ 1.8 million
                                      1995             1         1 tractor tug             6.4 million

Chemical Transportation............   1996(1)          1         3 chemical carriers     $64.7 million

Petroleum Product Transportation...   1994             1         10 tugs                 $13.9 million
                                                                 8 barges
                                      1995             1         5 barges                  0.1 million


- -----------------------

(1) 1996 transactions include the Acquisitions.

AREA OF OPERATIONS OVERVIEW

    The financial information presented below represents historical results by major areas of operations. The historical financial data presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                   THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                               -----------------------------    ------------------
                                                1993       1994       1995       1995       1996
Revenue:
  Marine support services:
    Offshore energy support.................   $ 4,518    $11,317    $23,217    $ 4,804    $ 7,367
    Offshore and harbor towing..............    10,585     11,140     12,582      2,887      3,625
                                               -------    -------    -------    -------    -------
                                                15,103     22,457     35,799      7,691     10,992
  Marine transportation services:
    Chemical transportation.................    17,337     16,886     18,632      4,482      4,556
    Petroleum product transportation........     9,087     10,449     16,131      3,607      4,663
                                               -------    -------    -------    -------    -------
                                                26,424     27,335     34,763      8,089      9,219
                                               -------    -------    -------    -------    -------
      Total revenues........................    41,527     49,792     70,562     15,780     20,211
                                               -------    -------    -------    -------    -------
Operating expenses:
  Marine support services:
    Offshore energy support.................     1,719      7,017     13,335      2,891      4,503
    Offshore and harbor towing..............     5,748      5,568      6,001      1,316      1,815
                                               -------    -------    -------    -------    -------
                                                 7,467     12,585     19,336      4,207      6,318
  Marine transportation services:
    Chemical transportation.................    10,678     10,698     11,105      2,703      2,800
    Petroleum product transportation........     5,887      6,590     10,223      2,355      3,098
                                               -------    -------    -------    -------    -------
                                                16,565     17,288     21,328      5,058      5,898
                                               -------    -------    -------    -------    -------
      Total operating expenses..............    24,032     29,873     40,664      9,265     12,216
                                               -------    -------    -------    -------    -------
Fleet operating income before overhead,
  depreciation and amortization expenses:
  Marine support services:
    Offshore energy support.................     2,799      4,300      9,882      1,913      2,864
    Offshore and harbor towing..............     4,837      5,572      6,581      1,571      1,810
                                               -------    -------    -------    -------    -------
                                                 7,636      9,872     16,463      3,484      4,674
  Marine transportation services:
    Chemical transportation.................     6,659      6,188      7,527      1,779      1,756
    Petroleum product transportation........     3,200      3,859      5,908      1,252      1,565
                                               -------    -------    -------    -------    -------
                                                 9,859     10,047     13,435      3,031      3,321
                                               -------    -------    -------    -------    -------
      Total fleet operating income before
        overhead, depreciation and
        amortization expenses...............    17,495     19,919     29,898      6,515      7,995
                                               -------    -------    -------    -------    -------

Overhead expenses...........................     6,176      9,581     12,518      2,718      3,613
Depreciation and amortization expense.......     4,735      4,500      6,308      1,479      1,677
                                               -------    -------    -------    -------    -------
Income from operations......................   $ 6,584    $ 5,838    $11,072    $ 2,318    $ 2,705
                                               -------    -------    -------    -------    -------
                                               -------    -------    -------    -------    -------

REVENUE OVERVIEW

  MARINE SUPPORT SERVICES

    Revenue derived from vessels providing marine support services is attributable to the Company's offshore energy support fleet and its offshore and harbor towing operations.

    Offshore Energy Support. Revenue derived from the Company's offshore energy support services is primarily a function of the size of the Company's fleet, vessel day rates or charter rates, and fleet utilization. Rates and utilization are primarily a function of offshore drilling, production, and construction activities. Levels of offshore drilling, production, and construction have increased recently as a result of fundamental changes in the Gulf of Mexico energy industry, including (i) improvements in exploration technologies, such as computer-aided exploration and 3-D seismic, that have increased drilling success rates in the region; (ii) improvements in subsea completion and production technologies that have led to increased deepwater drilling and development; and
(iii) expansion of the region's production infrastructure that has improved the economics of developing smaller oil and gas fields. In addition, the short reserve life characteristics of Gulf of Mexico gas production require continuous drilling to replace reserves and maintain production. These higher overall activity levels have led to increased demand for the Company's offshore energy support services and higher overall vessel utilization and day rates in the Gulf of Mexico. Crew boats generally have higher utilization rates than supply boats because, unlike supply boats, which are used primarily in connection with exploration activities, crew boats are utilized in connection with both exploration and production activities. Contracts for the utilization of offshore service vessels commonly include termination provisions with three- to five-day notice requirements and no termination penalty. As a result, the operations of companies engaged in the offshore energy service market are particularly sensitive to market demand. See "Business--The Industry--Marine Support Services--Offshore Energy Support."

    The following table sets forth average day rates achieved by the offshore supply boats and crew boats owned or operated by the Company in the Gulf of Mexico and their average utilization for the periods indicated.

                                  1993                                1994                                1995
                    ---------------------------------   ---------------------------------     ----------------------------
                      Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4         Q1         Q2         Q3
Number of supply
 boats at end of
 period...........    3        3        3        3        5        7        7        8          10         10         10
Average supply
 boat
 day rates(1).....  $2,325   $2,400   $2,852   $3,209   $3,433   $3,035   $3,200   $3,060     $2,886     $2,843     $3,113
Average supply
 boat
 utilization
 rates(2).........     100%     100%     100%      94%      94%      73%      80%      90%        71%        76%        84%
Number of crew
 boats at end of
 period(3)(4).....    --       --       --       --       --       --       20       19         26         26         26
Crew boat day
 rates(1)(3)......    --       --       --       --       --       --     $1,405   $1,435     $1,444     $1,412     $1,422
Average crew boat
 utilization
 rates(2)(3)......    --       --       --       --       --       --         87%      88%        79%        81%        90%

                                1996
                               ------
                      Q4         Q1
                    <C
Number of supply
 boats at end of
 period...........    10         10
Average supply
 boat
 day rates(1).....  $3,244     $3,468
Average supply
 boat
 utilization
 rates(2).........      93%        92%
Number of crew
 boats at end of
 period(3)(4).....    26         35
Crew boat day
 rates(1)(3)......  $1,458     $1,460
Average crew boat
 utilization
 rates(2)(3)......      91%        89%

- -----------------------

(1) Average day rates are calculated by dividing total vessel revenue by the total number of days the vessel worked.

(2) Utilization rates are calculated by dividing the fleet average number of days worked by 365.

(3) Excludes utility boats.

(4) The Company first began operating crew boats in July 1994.

    During the past five years, utilization and day rates in the Gulf of Mexico were at their lowest during the summer of 1992 when the Company estimates average offshore supply vessel day rates were $1,300 to $1,400. As a result, in the summer of 1992, a number of operators relocated supply boats from the Gulf of Mexico to West Africa, the Arabian Gulf, and Southeast Asia. The Company relocated five supply boats to the Arabian Gulf (four of which have been returned to the Gulf of Mexico) and two to Southeast Asia in September 1992. Utilization and day rates in the Gulf of Mexico increased through the end of 1993 as a result of (i) Hurricane Andrew in the fall of 1992, which caused substantial damage to rigs and greater demand for supply boats, (ii) higher natural gas prices and increased drilling activity for natural gas, and (iii) the reduced supply of immediately available vessels. Relocation of vessels to the Gulf of Mexico in early 1994 depressed rates and utilization until the end of the second quarter of 1994. Industry utilization and day rates were lower in the first half of 1995 because of weak natural gas prices, primarily due to the warm winter in North America and Europe.

    Increased activity in the Gulf of Mexico since the second quarter of 1995 has been primarily attributable to improved technology in the seismic industry and an approximate balance in the supply of and demand for offshore service vessels. Deepwater activity is also currently a positive factor in the market, and management believes further deepwater exploration and production will likely increase demand for available vessels, resulting in higher day rates and utilization. Domestic inventories of energy reserves are currently closer to demand levels and, as a result, management believes that exploration and development activity will continue at an aggressive pace in order for oil companies to maintain inventories, thereby resulting in a more disciplined market without the dramatic fluctuations historically experienced. As a result, management believes the offshore energy support sector should be subject to less market fluctuation in the future.

    Day rates in the Arabian Gulf, where the Company currently operates one supply boat, decreased during 1995, and that market continues to be depressed. Rates in Southeast Asia increased slightly, although utilization was lower than anticipated by the Company.

    Offshore and Harbor Towing. Revenue derived from the Company's tug operations is primarily a function of the number of tugs available to provide services, the rates charged for their services, and the volume of vessel traffic requiring docking and other ship-assist services. Vessel traffic, in turn, is largely a function of the general trade activity in the region served by the port. The Company generally has maintained four to five tugs in Port Everglades, and three each in Port Canaveral and Mobile, although it has shifted tugs among ports depending upon demand. With the delivery of the tractor tug Broward, the Company has operated up to five tugs in Port Everglades with one of the tugs available to provide offshore towing services. The Company's tug revenue increased 5% from 1993 to 1994 and 13% from 1994 to 1995, primarily as a result of higher port activity levels and, to a lesser extent, rate increases to cover cost inflation.

    The following table summarizes certain operating information for the Company's tugs.

                                                                                    THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                 -----------------------------    ----------------
                                                  1993       1994       1995       1995      1996
Number of tugs at end of period(1)............     10         10         11         10        11
Total ship docking tug jobs(2)................     8,178      8,740      9,233     2,232     2,458
Total offshore and harbor towing revenue (in
 thousands)...................................   $10,585    $11,140    $12,582    $2,887    $3,625

- -----------------------

(1) The Company's eleventh tug was delivered in August 1995.

(2) Excludes offshore towing jobs.

  MARINE TRANSPORTATION SERVICES

    Chemical Transportation. Generally, demand for industrial chemical transportation services coincides with general economic activity. Since 1989, revenue derived from chemical transportation operations has been entirely attributable to the operations of Ocean Specialty Tankers Corporation ("OSTC"), a company owned equally by OMI Corp. ("OMI") and the Company. The Company's two chemical carriers, together with the three OMI Chemical Carriers to be acquired by the Company, have been chartered to OSTC, which has marketed the five vessels under a pool arrangement. The Company has derived efficiencies in overhead and utilization by participating in the pool arrangement. The Company's revenue from industrial chemical transportation operations has consisted of distributions from OSTC based upon a formula that takes into account individual vessel performance characteristics applied to OSTC's revenues (net of fuel costs, port charges, and overhead). Under the formula, the Company has received approximately 40% of OSTC's net revenue since September 1990. Following the acquisition by the Company of the OMI Chemical Carriers and the remaining 50% interest in OSTC, the Company intends to continue to have OSTC market the Company's five chemical carriers. See "Business--Company Operations--Marine Transportation Services--Chemical Transportation-- OSTC."

    Petroleum Product Transportation. Since entering service in 1975, the product carrier Seabulk Challenger has derived all of its revenue from successive voyage and time charters to Shell. Under the current charter, fuel and port costs are for the account of the charterer, charter hire escalates based upon changes in the consumer price index, and charter hire is suspended while the vessel is unavailable to transport cargo, as when it is undergoing repairs or regularly scheduled maintenance. The charter extends to January 2000, with the charterer retaining the right to early termination upon the payment to the Company of a significant penalty. Revenue from the Company's towboats and fuel barges has been derived primarily from contracts of affreightment with FPL and Steuart Petroleum Co. that require the Company to transport fuel as needed by those two customers, with the FPL contract having a guaranteed minimum utilization.

    The following table sets forth the average time charter equivalents for the Company's chemical and product carriers, including the three OMI Chemical Carriers to be acquired.

                                                                                   THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                               -----------------------------    ------------------
                                                1993       1994       1995       1995       1996
Number of vessels...........................      6          6          6          6          6
Time charter equivalents(1).................   $24,566    $24,751    $25,626    $25,549    $25,532

- -----------------------

(1) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

OVERVIEW OF OPERATING EXPENSES AND CAPITAL EXPENDITURES

    The Company's operating expenses are primarily a function of fleet size and utilization levels. The most significant expense categories are crew payroll and benefits, depreciation and amortization, charter hire, maintenance and repairs, fuel, and insurance.

    The crews of the Company's chemical and product carriers are paid on a time-for-time basis by which they receive paid leave in proportion to time served aboard a vessel. The crews of certain tugs, towboats, and offshore energy support vessels are paid only for days worked.

    The Company capitalizes expenditures exceeding $5,000 for product and chemical tankers and $3,000 for all other vessels, where the item acquired has a useful life of three years or greater. Vessel improvements and vessel maintenance and repair are capitalized only if they also extend the useful life of the vessel or increase its value. The Company overhauls main engines and key auxiliary equipment in accordance with a continuous planned maintenance program. Under applicable regulations, the Company's chemical and product carriers, offshore service vessels, and its four largest tugs are required to be drydocked twice in a five-year period for inspection and routine maintenance and repairs. These vessels are also required to undergo special surveys every five years involving comprehensive inspection and corrective measures to insure their structural integrity and proper functioning of their cargo and ballast piping systems, critical machinery and equipment, and coatings. The Company's fuel barges, because they are operated in fresh water, are required to be drydocked only twice in each ten-year period. The Company's harbor tugs and towboats generally are not required to be drydocked on a specific schedule. During the years ended December 31, 1993, 1994, and 1995, the Company drydocked five, 13, and 42 vessels, respectively, at an aggregate cost (exclusive of lost revenue) of $0.9 million, $1.6 million, and $2.0 million, respectively. See "--Liquidity and Capital Resources--Capital Expenditures" for information regarding anticipated maintenance and improvement expense, including drydocking expense. Effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method. Under the deferral method, capitalized drydocking costs are expensed over the period preceding the next scheduled drydocking. The Company believes the deferral method better matches costs with revenue and minimizes any significant changes in estimates associated with the accrual method. See Note 1 of the Company's consolidated financial statements. In addition to variable expenses associated with vessel operations, the Company incurs fixed charges to depreciate its marine assets. The Company calculates depreciation based on a useful life ranging from 25 years for its steel-hull offshore energy support vessels to 30 years for aluminum-hull vessels, the lesser of any applicable lease term life or the OPA 90 life for its product and chemical carriers, ten years for its fuel barges, and 40 years for its towboats and tugs.

    Charter hire consists primarily of payments made with respect to the bareboat charters of the Seabulk Challenger and Seabulk Magnachem, which were acquired pursuant to leveraged lease transactions (see "Description of Certain Indebtedness--Long-Term Charter Obligations--Title XI Bonds"). The Company intends to enter into a sale/leaseback arrangement for the OMI Star. The Company also pays charter hire when it charters harbor tugs to meet requirements in excess of its own tugs' availability. This typically occurs in Mobile when the Company charters one or two tugs to assist with the docking or undocking of a particular vessel.

    Insurance costs consist primarily of premiums paid for (i) protection and indemnity insurance for the Company's marine liability risks, which are insured by a mutual insurance association of which the Company is a member and through the commercial insurance markets; (ii) hull and machinery insurance and other maritime-related insurance, which are provided through the commercial marine insurance markets; and (iii) general liability and other traditional insurance, which is provided through the commercial insurance markets. Insurance costs, particularly costs of marine insurance, are directly related to overall insurance market conditions and industry and individual loss records, which vary from year to year.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1995

    Revenue. Revenue increased 28% to $20.2 million for the three months ended March 31, 1996 from $15.8 million for the three months ended March 31, 1995 primarily due to increased revenue in the Company's offshore energy support, petroleum product transportation, and offshore and harbor tug operations.

    Revenue from offshore energy operations increased 53% for the three months ended March 31, 1996 primarily due to acquisitions and greater utilization of supply and crew boats and higher day rates resulting from a colder winter which served to strengthen natural gas prices and thereby increased offshore exploration and production activity. Utilization of supply boats increased to 92% for the 1996 period from 71% for the 1995 period, and utilization of crew boats increased to 89% for the 1996 period from 79% for the 1995 period. During the 1996 period, day rates for supply boats owned, operated, or managed by the Company increased 20% from the 1995 period, and day rates for crew boats owned, operated, or managed by the Company increased 1% from the 1995 period.

    Petroleum product transportation revenue increased 29% to $4.7 million for the three months ended March 31, 1996 from $3.6 million for the three months ended March 31, 1995 primarily due to increased movements of product by the Company's towboat and barge fleet as a result of the cold winter and higher natural gas prices.

    Revenue from offshore and harbor tug operations increased 26% to $3.6 million for the three months ended March 31, 1996 from $2.9 million for the three months ended March 31, 1995 primarily as a result of increased tanker and freighter traffic in Port Everglades. Revenue also increased in the port of Mobile due to a tariff increase and an increase in port traffic.

    Operating Expenses. Operating expenses increased 32% to $12.2 million for the three months ended March 31, 1996 from $9.3 million for the three months ended March 31, 1995 primarily due to increases in crew payroll and benefits, maintenance and repair, and supplies and consumables resulting from acquisitions and increased business activity. As a percentage of revenue, operating expenses increased to 60% for the three months ended March 31, 1996 from 59% for the three months ended March 31, 1995.

    Overhead Expenses. Overhead expenses increased 33% to $3.6 million, or 18% of revenues, for the three months ended March 31, 1996 from $2.7 million, or 17% of revenues, for the three months ended March 31, 1995 primarily due to an increase in professional fees relating to pending litigation. Additionally, salaries and benefits increased as a result of an increase in staffing requirements due to acquisitions.

    Depreciation and Amortization. Depreciation and amortization expense increased 13% to $1.7 million for the three months ended March 31, 1996 compared with $1.5 million, for the three months ended March 31, 1995 as a result of an increase in fleet size due to acquisitions.

    Income from Operations. Income from operations increased 17% to $2.7 million, or 13% of revenue, for the three months ended March 31, 1996 from $2.3 million, or 15% of revenue, for the three months ended March 31, 1995 as a result of the factors noted above.

    Interest. Net interest expense increased 6% to $2.9 million, or 14% of revenue, for the three months ended March 31, 1996 from $2.7 million, or 17% of revenue, for the three months ended March 31, 1995 primarily as a result of debt incurred in connection with acquisitions.

    Other Income (Expense). Other income increased to $0.2 million for the three months ended March 31, 1996 from other expense of ($0.2) million for the three months ended March 31, 1995 primarily due to an increase in minority interest income in 1996 and a write off in 1995 of prior year repairs.

    Net Income (Loss). The Company was near break-even for the three months ended March 31, 1996 after incurring a net loss of $0.6 million for the three months ended March 31, 1995 primarily as a result of the factors noted above.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    Revenue. Revenue increased 42% to $70.6 million in 1995 compared with $49.8 million in 1994 primarily due to the Company's purchase of new businesses and additional vessels.

    Offshore energy operations showed a 105% increase in revenue in 1995 primarily due to the acquisition of additional supply and crew boats. Although revenue increased, the utilization of supply boats decreased to 81% in 1995 from 84% in 1994 and the utilization of crew boats decreased to 85% in 1995 from 88% in 1994 due primarily to the relatively warm winter in early 1995, which caused a decline in oil and gas prices thereby reducing exploration and production activities. There was a 5% decrease in average day rates for the Company's supply boats in 1995 from 1994, while average day rates for the Company's crew boats remained relatively stable.

    Chemical transportation revenue increased 10% in 1995 primarily due to fewer off-hire (out-of-service) days incurred by the Seabulk Magnachem in 1995 following its regularly scheduled drydocking in 1994.

    Revenue from petroleum product transportation increased 54% in 1995 primarily due to a full year of operating results for the Sun State tug and barge fleet, which was acquired in September 1994.

    Revenue from offshore and harbor tug operations increased 13% to $12.6 million in 1995 from $11.1 million in 1994 primarily due to an increase in overall traffic in the ports served by the Company.

    Operating Expenses. Operating expenses increased 36% to $40.7 million in 1995 from $29.9 million in 1994 primarily due to increased operating expenses associated with acquisitions, although operating expenses decreased as a percentage of revenues to 58% in 1995 from 60% in 1994.

    Overhead Expenses. Overhead expenses increased 31% to $12.5 million in 1995 compared with $9.6 million in 1994 primarily due to increases in staffing, certain benefits, and insurance expenses directly related to new business acquisitions. Also, in addition to paying discretionary performance bonuses in April 1995 which were, in part, related to prior periods, an accrual of $400,000 was made at year end for 1995 performance bonuses. As a percentage of revenues, overhead expenses decreased to 18% in 1995 from 19% in 1994.

    Depreciation and Amortization. Depreciation and amortization expense increased 40% to $6.3 million in 1995 compared with $4.5 million in 1994 primarily due to an increase in fleet size as a result of acquisitions.

    Income from Operations. Income from operations increased 90% to $11.1 million, or 16% of revenue, in 1995 compared with $5.8 million, or 12% of revenue, in 1994. This increase was a result of a substantial increase in income from operations from the Company's offshore energy segment and an increase in the Company's fuel energy segment that were mainly the result of acquisitions. Harbor towing achieved an increase in income from operations of 25% over 1994 as a result of an overall increase in traffic in Mobile, Port Canaveral, and Port Everglades.

    Interest. Net interest expense increased 116% to $11.5 million, or 16% of revenue, in 1995 compared with $5.3 million, or 11% of revenue, in 1994 primarily due to interest on debt incurred in the last quarter of 1994 to finance acquisitions.

    Net Income (Loss). The Company had a net loss of $(0.4) million in 1995 compared with net income of $0.4 million in 1994, primarily due to an increase in financing costs incurred in connection with acquisitions completed in 1994 and the other factors noted above.

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

    Revenue. Revenue increased 20% to $49.8 million for the year ended December 31, 1994 compared with $41.5 million for the year ended December 31, 1993 primarily due to the addition of revenue from acquisitions completed in 1994. Revenue from offshore energy support services increased 150% primarily due to revenue from such acquisitions. In addition, the Company's average Gulf of Mexico supply boat day rates increased 19% in 1994 from an average of $2,696 per day in 1993 to $3,195 per day in 1994, although supply boat fleet utilization decreased from 98% to 84% due to the drydocking of two boats and the addition of two boats with relatively low utilization rates in 1994. Revenue from chemical transportation decreased 3% due to the Seabulk Magnachem having greater off-hire time due to a regularly scheduled drydocking in April 1994. Revenue from petroleum product transportation increased 15% primarily due to the Sun State acquisition in September 1994. Offshore and harbor tug towing revenues increased 5% due to a general increase in vessel traffic in the ports served by the Company.

    Operating Expenses. Operating expenses increased 24% to $29.9 million, or 60% of revenue, for the year ended December 31, 1994 compared with $24.0 million, or 58% of revenue, for the year ended December 31, 1993 primarily due to the increased operating expenses associated with the acquisitions completed in 1994. Charter hire expense increased due to the Company's chartering in May and June of 1994 of certain supply and crew boats that were acquired in September 1994, partly offset by a decrease in charter hire expense due to the acquisition in September 1994 of the interests in the limited partnership that owned the tug Hollywood (formerly the Cape Canaveral), which was previously chartered to the Company.

    Overhead Expenses. Overhead expenses increased 55% to $9.6 million, or 19% of revenue, for the year ended December 31, 1994 compared with $6.2 million, or 15% of revenue, for the year ended December 31, 1993 primarily due to increased corporate staffing and other greater infrastructure costs associated with the acquisitions completed in 1994, greater litigation expenses relating to the Seabulk America (see "Business--Legal Proceedings"), and expenses incurred to prepare an initial public offering which was postponed due to market conditions. Bonuses of approximately $280,000 were paid to Company management personnel in October 1994 (no bonuses to management personnel were paid in 1993).

    Depreciation and Amortization. Depreciation and amortization expense decreased 5% to $4.5 million for the year ended December 31, 1994 compared with $4.7 million for the year ended December 31, 1993 primarily due to the amortization of expenses incurred in 1993 to transport four offshore supply boats from the Gulf of Mexico to the Arabian Gulf.

    Income from Operations. Income from operations decreased 11% to $5.8 million, or 12% of revenue, for the year ended December 31, 1994 compared with $6.6 million, or 16% of revenue, for the year ended December 31, 1993 primarily as a result of the factors described above.

    Interest. Net interest expense increased 55% to $5.3 million, or 11% of revenue, for the year ended December 31, 1994 compared with $3.4 million, or 8% of revenue, for the year ended December 31, 1993 primarily due to interest due on the debt incurred to finance the acquisitions completed in 1994.

    Net Income. Net income decreased to $0.4 million for the year ended December 31, 1994 compared with $3.3 million for the year ended December 31, 1993 primarily due to the factors described above and an approximate $1.5 million gain in 1993 resulting from a change in the Company's method of accounting for drydocking.

SEASONALITY

    The Company has experienced some slight seasonality in its overall operations. The first half of the year is generally not as strong as the second half due to lower activity in offshore energy support activity and petroleum transportation during the months of February, March, and April.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity requirements historically have arisen primarily from its debt service requirements, working capital needs, preferred stock dividends, and vessel acquisitions and improvements. During 1994, the Company's primary capital requirements included an aggregate of $56.8 million for debt service requirements (including $50.8 million of refinancings) and a total of $33.6 million for acquisitions. In 1995, debt service requirements totalled $15.0 million and the cash portion of the acquisition costs were $2.9 million.

    The Company's principal sources of cash have been proceeds from borrowings and cash provided by operating activities. In September 1994, the Company entered into the Credit Facility with certain banks which, as amended in March 1996, currently provides for a $45.5 million term loan, $15.0 million of revolving lines of credit, and a $5.6 million letter of credit. At December 31, 1994 and 1995, aggregate borrowings under the Credit Facility were $50.0 million and $53.5 million, respectively. Also in September 1994, the Company issued $25.0 million of Senior Notes and $25.0 million of Junior

Notes at discounts resulting in proceeds of $23.1 million and $17.5 million, respectively. Borrowings under the Credit Facility, the Senior Notes, and the Junior Notes were utilized primarily to repay other indebtedness and to fund vessel acquisitions. See "--Recent and Pending Acquisitions" and "Description of Certain Indebtedness." A portion of the proceeds from the Offering will be used to repay $6.8 million under the Credit Facility, $0.8 million of accrued interest on and $20.0 million of principal of the Senior Notes, and $15.1 million of principal under the Junior Notes. See "Use of Proceeds." The balance of the outstanding principal under the Junior Notes will be converted into Class A and Class B Common Stock. See "The Company."

    The Credit Facility has been amended (effective upon the consummation of the Offering) to increase the term loan to $60.5 million, decrease the lines of credit to $10.0 million, and establish a $25.0 million vessel acquisition credit line which decreases to $11.5 million over a four-year period. To the extent that the gross proceeds of the Offering are less than $91.0 million, the initial amount available under the vessel acquisition credit line will be reduced by the amount of such shortfall. Advances under the vessel acquisition credit line may not exceed either (i) 70% of the lesser of the purchase price or appraised value of the vessel being acquired, or (ii) a multiple of six times EBITDA of the acquisition. After giving effect to (i) consummation of the Offering and application of the net proceeds therefrom and (ii) completion of the Acquisitions, the Company will, under such amended Credit Facility, have $60.5 million outstanding under the term loan, $4.2 million outstanding under the vessel acquisition credit line, and $4.3 million outstanding under the lines of credit. Borrowings under the Credit Facility bear interest at prime or LIBOR, at the Company's option, plus a margin based on the Company's compliance with certain financial ratios. See "Description of Certain Indebtedness-- Bank Debt" for additional information concerning the Credit Facility.

    The Company's future capital needs are expected to relate primarily to debt service obligations, maintenance and improvement of its fleet, and acquisitions. The Company's outstanding indebtedness at March 31, 1996, on a pro forma basis after giving effect to the Offering and the Acquisitions, would have been approximately $131.3 million. Following the Offering and consummation of the Acquisitions, debt service requirements for all of 1996 will include principal and interest payments of approximately $12.6 million and $9.6 million, respectively (assuming interest rates remain steady), and operating lease obligations for 1996 will total approximately $3.8 million. The Company's principal and interest payment obligations increase to $14.9 and $9.0 million, respectively, in 1997 and operating lease obligations increase slightly in 1997 to approximately $3.9 million.

    Capital requirements for vessel maintenance and improvement are estimated to be $8.0 million for 1996, of which $2.0 million had been expended as of March 31, 1996, and $10.0 million for 1997.

    Since 1993, the Company has grown primarily through a series of strategic acquisitions. See "--Recent and Pending Acquisitions." Pursuant to the Acquisitions, the Company expects to acquire title to 15 vessels. The aggregate purchase price of the Acquisitions is $99.7 million, consisting of approximately $37.7 million in cash and the assumption or issuance of $62.0 million of debt obligations. The cash portion of the purchase price of the Acquisitions will be funded with a portion of the proceeds from the Offering. See "Use of Proceeds" and "Business--The Acquisitions."

    The Company has a 2.4% equity interest in five 45,300 dwt petroleum product carriers currently under construction. The aggregate cost of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. Subject to certain conditions, the Company has an option, exercisable through 2002, to purchase a 49.3% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase an additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the

Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The Company currently has no understandings or agreements with respect to the financing that it would require if it were to exercise any or all of these options, and there can be no assurance that such financing will be available.

    The Company's existing indebtedness restricts the Company's subsidiaries from paying dividends or making other distributions to the Company. The Company does not believe that this restriction has had or will have a material effect upon its ability to meet its cash obligations because a substantial portion of those obligations are payable by its subsidiaries.

    The Company is the defendant in litigation in which one of the shipyards that completed the Seabulk America is seeking additional payments aggregating $8.5 million for its work. See "Business-- Legal Proceedings." Although the Company believes the shipyard's claims are without merit and has asserted counterclaims aggregating $5.6 million, the Company has obtained a bank letter of credit to finance up to $5.6 million of any additional payment that it might ultimately be required to make pursuant to this litigation. See "Description of Certain Indebtedness--Bank Debt."

    At March 31, 1996, pro forma for the Acquisitions and the Offering, the Company would have had a working capital deficit of $3.5 million. The Company believes that cash generated from operations and amounts available under the Credit Facility will be sufficient to fund debt service requirements, planned capital expenditures, and working capital requirements for the foreseeable future. The Company also believes that such resources, together with the potential use of equity financing, will allow the Company to pursue its strategy of growth through acquisitions. As future cash flows are subject to a number of uncertainties, including the condition of the markets served by the Company, there can be no assurance that these resources will continue to be sufficient to fund the Company's cash requirements.

EFFECT OF INFLATION

    The Company does not consider inflation a significant business risk in the current and foreseeable future although the Company has experienced some cost increases. In some cases, these increases have been offset by charter hire escalation clauses.

NEW ACCOUNTING STANDARDS

    In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, ("FASB Statement No. 121") which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FASB Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FASB Statement No. 121 in the first quarter of 1996 and the effect of adoption was not material.

                                    BUSINESS

GENERAL

    The Company provides marine support and transportation services primarily in the U.S. domestic trade and principally to the energy and chemical industries. The Company is the third largest operator of supply and crew boats in the Gulf of Mexico. In addition, the Company is the sole provider of commercial tug services in Port Everglades and Port Canaveral, Florida, and a leading provider of such services in Mobile, Alabama. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade, a market insulated from international competition under the Jones Act. The total capacity of the Company's five chemical carriers, pro forma for the Acquisitions, represents approximately 44% of the capacity of the independent domestic specialty chemical carrier fleet, and four of the five vessels are among the most recently built and the only independently owned, diesel-powered chemical carriers with full double-bottom hulls operating in the U.S. domestic trade.


    The Company has grown rapidly through a series of strategic acquisitions, increasing its marine support fleet from 20 vessels in 1993 to 74 vessels currently and its marine transportation fleet from three vessels in 1993 to 29 vessels currently, in each case on a pro forma basis. As a result, the Company's revenues increased approximately 198% from $41.5 million in 1993 to $123.8 million in 1995, on a pro forma basis. Over the same period, the Company's EBITDA increased approximately 181% from $11.3 million to $31.7 million, on a pro forma basis, and its income from operations increased 188% from $6.6 million to $19.0 million, on a pro forma basis. For other measures of the Company's operating results as determined under generally accepted accounting principles and its pro forma operating results, see "Selected Historical and Pro Forma Consolidated Financial Data" and the Company's consolidated financial statements.


    The Company has been operating in the marine support services industry since its founding in 1958 and has been engaged in the transportation of petroleum products and chemicals for 21 and 19 years, respectively. The Company's executive officers have an average of over 18 years of experience in the marine transportation industry, including an average of over 13 years with the Company. The Company emphasizes promotion from within, regular training, and permanent vessel assignments, which it believes results in a comparatively low rate of personnel turnover. As a result, the Company believes that its employees are among the most efficient in the marine transportation industry and that it has had favorable experience with respect to employee turnover and employee injury claims. The Company's employees are predominantly non-union. See "--Employees."

STRATEGY

    The Company's strategy is to realize the benefits presented by the integration of its recent and pending acquisitions with its existing operations and to continue to grow through selected acquisitions that further consolidate the marine support and transportation services markets in which the Company operates. The Company believes it has significant opportunities to make further accretive acquisitions in its core businesses. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring and consolidating diverse marine operations, (ii) focus its operations in the U.S. domestic trade, (iii) develop and apply marine technology to meet its customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that limit the risk associated with the investments required for new vessels and mitigate the effects of industry cyclicality, and (v) enhance its record of quality service and safety.

    Demonstrated Expertise in Acquiring and Consolidating Diverse Marine Operations. Many domestic maritime transportation markets, including offshore energy support and towing, are undergoing consolidation. Small, privately owned companies face increasing difficulty competing for market share, obtaining adequate insurance coverage at economically viable rates, and meeting increasingly more stringent customer and regulatory safety and environmental requirements. The Company believes it is well positioned to take advantage of this consolidation trend. The Company's recent acquisitions have substantially increased the size of its fleet, established it as one of the leading operators in the offshore energy market, and given it a reputation as a successful consolidator in its niche markets. See "--The Acquisitions" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Recent and Pending Acquisitions."

    U.S. Domestic Market Focus. The Company intends to continue to concentrate its operations in markets protected by the Jones Act against competition from foreign-built, foreign-crewed vessels. As a result, most of the Company's vessels are, and will continue to be, built and maintained to U.S. standards and registered under the U.S. flag. The Company believes that domestic energy and chemical transportation freight rates will increase within the next three to five years and continue to rise thereafter, as the supply of vessels eligible to carry petroleum and other hazardous substances diminishes as a result of mandatory retirement imposed by OPA 90.

    Technological Leadership and Business Innovation. The Company believes it has been a leader in developing and applying marine technology to meet its customers' needs in a cost-effective manner. Principals of the Company designed, engineered, and developed the CATUG(R) integrated tug/barge ("ITB"), in which a catamaran-hull tug is married to the stern section of a dedicated barge to achieve construction cost savings and operating efficiencies, such as lower manning requirements. The Seabulk Challenger, the Company's petroleum product carrier, was the first of 12 CATUG(R)s constructed in the world. The Company's Seabulk America is an innovative combination of the stern portion of a wrecked oil tanker with the forebody of the chemical barge portion of a former ITB. By combining this stern and forebody, the Company obtained the most recently constructed chemical carrier in the U.S. domestic trade at a cost substantially lower than that of a newly constructed vessel. The Company has demonstrated its business innovation in the formation of the only pool of chemical carriers in the U.S. domestic trade and most recently in the formation of the entities that will own five new petroleum product carriers currently under construction. See "--Company Operations--Marine Transportation Services."

    Long-term Relationships. The Company currently maintains and continues to pursue long-term customer relationships. Long-term contracts can both minimize the risk associated with the substantial investments frequently required for new vessels and mitigate the effects of any cyclical downturns in the industry. This element of the strategy began with the Company's long-term charter of its petroleum product carrier to Shell and continued with the acquisition of the towboat and fuel barge fleet in September 1994, which has a long-term contract with FPL.

    Quality Service and Safety. Over a span of nearly 38 years, the Company believes it has built a reputation for providing its customers with the highest quality service and safety in terms of timeliness, dependability, and technical expertise. The Company continuously seeks to improve the quality of its service both by upgrading the capabilities of its vessels and by increasing the skill levels of its employees. It believes, for example, that its chemical carriers have experienced a particularly low level of cargo degradation claims relative to its competitors; that its emphasis on preventive maintenance minimizes vessel time out of service and repair expenses; and that its reputation provides an advantage in retaining customer loyalty (particularly in times of excess capacity) and in entering new markets.

    As part of its continuing effort to maintain high standards of quality and safety, the Company has implemented a program intended to qualify it for certification under quality assurance, safety, and environmental standards established under ISO 9002, which are voluntary, and the International Ship Management Code, which become mandatory in July 1998. The Company was recently audited as part of the certification process for both sets of standards, and on May 15, 1996 was awarded its certification of compliance with ISO 9002. The Company's success in establishing high levels of quality and safety are further reflected by its receipt of Shell's offshore safety award for the last three years and a 69% reduction in the rate of recordable safety incidents per manhour from 1991 to 1995, a period during which total manhours increased 68%.

THE ACQUISITIONS

    The Company has entered into purchase agreements with five different sellers to acquire (i) title to an aggregate of 15 vessels and (ii) bareboat charter rights to one additional vessel (collectively, the "Acquisitions"). The Acquisitions include the purchase of (i) the three OMI Chemical Carriers and the remaining 50% interest in OSTC from OMI; (ii) eight offshore supply boats (the "Seal Fleet Vessels") from Seal Fleet, Inc. and certain partnerships (collectively, "Seal Fleet"); (iii) a 152-foot crew/supply boat, to be named the Seabulk St. Francis, currently under construction, from Mr. J. Erik Hvide, Chairman of the Board of the Company, and the Investor Group; (iv) an existing 120-foot crew boat to be named the Carol from Leppaluoto Offshore Marine, Inc. ("Leppaluoto"); and (v) two 175-foot offshore supply boats from IMI Marine Operations, Inc. ("IMI Marine"). The Offering is conditioned upon the simultaneous consummation of the acquisition of the OMI Chemical Carriers and the Seal Fleet Vessels. The other transactions are expected to be completed as soon as practicable after consummation of the Offering.

    The aggregate purchase price of the Acquisitions is $99.7 million, consisting of approximately $37.7 million in cash and the assumption or issuance of $62.0 million of debt obligations. The cash portion of the purchase price will be funded with a portion of the proceeds from the Offering and from general corporate funds. Additional information concerning the acquisitions from OMI, Seal Fleet, Leppaluoto, and IMI Marine is set forth below and additional information concerning the purchase from Mr. Hvide and the Investor Group is set forth in "Certain Transactions."

    OMI. The Company and OMI entered into a stock purchase agreement, dated as of October 12, 1995, as amended (the "OMI Agreement"), pursuant to which the Company has agreed to purchase from OMI the three OMI Chemical Carriers and OMI's 50% interest in OSTC for an aggregate purchase price of approximately $64.7 million, consisting of approximately $30.0 million in cash and the assumption of approximately $34.7 million in mortgage obligations related to two of the OMI Chemical Carriers. The cash portion of the purchase price will be funded with $15.5 million from the proceeds of the Offering, $7.5 million provided by bank financing for one of the vessels, and $7.0 million through additional borrowings under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." For additional information concerning the OMI Chemical Carriers, see "--Marine Transportation Services--Chemical Transportation."

    Seal Fleet. The Company and Seal Fleet have entered into asset purchase agreements, dated as of March 29, 1996 and amended as of July 23, 1996 (the "Seal Fleet Agreements"), pursuant to which the Company has agreed to purchase three offshore supply boats from Seal Fleet, Inc., and five supply boats currently managed by Seal Fleet, Inc. from certain partnerships. The aggregate purchase price is $26.1 million in cash, of which $16.8 million will be funded with a portion of the proceeds of the Offering and $9.3 million will be financed with borrowings under the Credit Facility.

    The Seal Fleet acquisition is subject to certain customary conditions, including the approval of the shareholders of Seal Fleet, Inc., a publicly held company, which approval has been obtained. In connection with the Seal Fleet acquisition, the Company has agreed to indemnify certain affiliates of Seal Fleet, Inc. against certain liabilities to its creditors. Seal Fleet, Inc. is expected to have limited net worth following the acquisition and its ability to fully service its obligations will be dependent on its ability to complete a successful business combination. The Company's maximum liability pursuant to the indemnity agreement relating to liabilities to creditors of Seal Fleet, Inc. is $7.0 million. The Company has also agreed to indemnify Seal Fleet, Inc., the members of its Board of Directors, and such affiliates for certain liabilities they may incur as a result of the Board's approval of the Seal Fleet acquisition.

    The Company acquired 96,000 shares of Class A Common Stock of Seal Fleet, Inc. in July 1996. In connection with the Seal Fleet acquisition, the Company has also agreed to acquire, for nominal consideration, 212,655 shares, or approximately 11%, of the outstanding shares of Class A Common Stock, and 50,000 shares, or 100%, of the outstanding shares of Class B Common Stock, of Seal Fleet, Inc. The Company has agreed to the simultaneous transfer, for nominal consideration, of 37,600 Class A shares and all of the Class B shares to an entity controlled by Thomas M. Ferguson, the principal of a consulting firm engaged by the Company. The holder of the Seal Fleet Class B Common Stock is entitled to elect a majority of the Board of Directors of Seal Fleet, Inc. Following the Seal Fleet acquisition, the Company will hold approximately 13.7% of the outstanding shares of Class A Common Stock of Seal Fleet, Inc., and two individuals who are officers and directors of the Company will be members of the Seal Fleet, Inc. board of directors. Mr. Ferguson has agreed to indemnify the Company against any liability it incurs under the indemnification it undertakes in connection with the Seal Fleet acquisition. See "Certain Transactions" for additional information including security being provided by Mr. Ferguson for his obligations to the Company.

    Leppaluoto. On January 8, 1996, the Company entered into an agreement with Leppaluoto to purchase the Carol, a 120-foot crew boat for $825,000, consisting of $150,000 in cash and a $675,000 promissory note.

    IMI Marine. On July 17, 1996 the Company entered into an agreement to purchase two U.S.-flag, 175-foot supply boats built in 1983 from IMI Marine for a total purchase price of $6.0 million, of which $4.2 million will be borrowed under the vessel acquisition credit line of the Credit Facility. Both boats are currently operating in the Arabian Gulf and will be relocated to the Gulf of Mexico following consummation of the acquisition.

THE INDUSTRY

    All marine transportation between points in the United States, including drilling rigs affixed to the U.S. outer continental shelf, is restricted by law to vessels built and registered in the United States and owned and manned by U.S. citizens. The U.S. domestic trade includes a number of market segments, including the servicing of domestic offshore oil and gas drilling and production platforms, the providing of offshore and harbor towing services to the offshore energy industry, tankers and other vessels, and the transportation of fuels, petroleum products, and chemicals along and between U.S. coasts. Approximately 40,000 vessels participate in the U.S. domestic trade. All of the Company's vessels are eligible to participate in the U.S. domestic trade except for two Panamanian-flag offshore supply boats operating in Southeast Asia pursuant to contracts expiring in 1998.

  MARINE SUPPORT SERVICES

    Offshore Energy Support. Marine support vessels serving offshore energy exploration and production operations are used primarily to transport materials, supplies, equipment, and personnel to drilling rigs and to support the construction, positioning, and ongoing operation of oil and gas production platforms. Offshore energy support vessels are hired by oil companies and others engaged in offshore exploration activities, generally on a short-term (less than six months) basis at varying day rates. See "--Customers and Charter Terms." The types of vessels primarily utilized in these activities are supply boats, crew boats, and anchor handling vessels.

    Supply boats (also called workboats) are generally at least 150 feet in length and serve exploration and production facilities and support offshore construction and maintenance activities. Supply boats are differentiated from other vessel types by cargo flexibility and capacity. In addition to transporting deck cargo, such as drill pipe and heavy equipment, supply boats transport liquid mud, potable and drilling water, diesel fuel, dry bulk cement, and dry bulk mud. With their relatively large liquid mud and dry bulk cement capacity and large areas of open deck space, they are generally in greater demand than other types of support vessels for exploration and workover drilling activities.

    Crew boats (also called crew/supply boats) are faster and smaller than supply boats and are utilized primarily to transport light cargo, including food and supplies, and personnel to and among production platforms, rigs, and other offshore installations. They can be chartered together with supply boats to support drilling or construction operations or separately to serve the various requirements of offshore production platforms. Crew boats are typically constructed of aluminum and generally have longer useful lives than steel-hull supply boats. Crew boats also provide a cost-effective alternative to helicopter transportation services and can operate reliably in all but the most severe weather conditions. Because crew boats support a wider range of offshore activities than other vessel types, their utilization and day rates are generally more stable than those of other types.

    Anchor handling vessels, which include anchor handling tug/supply vessels and some tugs, are more powerful than supply boats and are capable of towing and positioning drilling rigs, production facilities, and construction barges. Some are specially equipped to assist tankers while they are loading from single-point buoy mooring systems.

    There has been little new construction of offshore supply boats since the early 1980s, resulting in substantial worldwide vessel attrition over the past ten years as many vessels have reached the end of their useful lives. The number of offshore supply boats available for service in the Gulf of Mexico decreased from a peak of approximately 700 in 1985 to approximately 275 in March 1996. During the same period, the number of companies operating supply boats of at least 150 feet in length decreased from approximately 40 to 19. Day rates declined in the mid-1980s and have since improved from an average of $1,730 in 1987 to an average of $3,793 in the first quarter of 1996. Although some supply boats were redeployed from the Gulf of Mexico to overseas locations, management believes that existing regulations, mobilization costs, and overseas opportunities will limit the number of such vessels returning to the Gulf of Mexico in the foreseeable future. Management believes that day rates have not reached a level that will support significant new construction and estimates that new construction of offshore supply vessels likely will be of larger, more capable vessels of approximately 220 feet which would require sustained average day of rates of at least $7,500.

    The Company estimates that there are currently approximately 31 crew boat operators in the Gulf of Mexico, with a total fleet of 248 vessels of at least 100 feet in length. There are approximately 12 crew boats greater than 120 feet in length currently under construction, including one such vessel the Company intends to acquire, and the Company believes that current demand created by exploration for oil in the deeper waters of the Gulf of Mexico may support construction of a limited number of additional crew/supply boats.

    The following table sets forth as of July 1, 1996, the Company's estimate of the number of crew boats and supply boats operating in the Gulf of Mexico.

                                  SUPPLY BOATS




    COMPANY                                                      TOTAL BOATS

Tidewater, Inc................................................       130
Seacor Marine, Inc............................................        33
Ensco, Inc....................................................        28
Trico Marine Services, Inc....................................        20
HVIDE MARINE..................................................        19(1)(2)
Others........................................................        53


                                   CREW BOATS



    COMPANY                                                      TOTAL BOATS

Seacor Marine, Inc............................................        72
HVIDE MARINE..................................................        37(1)(3)
Tidewater, Inc................................................        30
Trico Marine Services, Inc....................................        16
Others........................................................        93

- -----------------------

(1) Pro forma for the Acquisitions.


(2) Includes three vessels of which the Company is bareboat charterer and operator and three vessels that will be returned from the Arabian Gulf to the Gulf of Mexico in the third quarter of 1996.


(3) Includes ten vessels of which the Company is bareboat charterer and operator.

    While offshore energy support vessels service existing exploration and production activities, incremental vessel demand depends primarily upon the level of drilling activity, which in turn depends on oil and gas prices. As a result, utilization and day rates generally correlate with oil and gas prices, which are highly cyclical. The relationship since 1993 between natural gas prices and drilling rig utilization in the Gulf of Mexico and, similarly, average vessel utilization, is displayed in the following table.

                                       1993                                1994                                1995
                         ---------------------------------   ---------------------------------   ---------------------------------
                           Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
Natural gas
 prices(1).............  $ 1.92   $ 2.16   $ 2.20   $ 2.21   $ 2.42   $ 1.95   $ 1.70   $ 1.60   $ 1.51   $ 1.63   $ 1.54   $ 2.06
Competitive mobile rig
 utilization(2)........    71.6%    75.9%    78.5%    81.0%    75.5%    76.6%    76.7%    80.6%    70.3%    73.6%    81.8%    85.2%
Offshore service
 vessels(3)
   Utilization.........    83.9%    88.6%    89.0%    91.2%    88.6%    83.9%    91.6%    94.6%    84.2%    89.7%    91.7%    94.8%
   Day rates...........  $3,050   $3,233   $3,700   $4,050   $3,717   $3,200   $3,033   $3,258   $2,917   $2,975   $3,307   $3,543
Anchor handling
 tug/supply vessels
 utilization(4)........    71.0%    82.6%    82.6%    88.6%    85.0%    74.7%    76.3%    92.3%    86.0%    81.5%    92.6%    92.5%

                          1996
                         ------
                           Q1
Natural gas
 prices(1).............  $ 3.44
Competitive mobile rig
utilization(2).........    83.3%
Offshore service
 vessels(3)
   Utilization.........    95.3%
   Day rates...........  $3,793
Anchor handling
 tug/supply vessels
 utilization(4)........    94.9%

- -----------------------
(1) Average monthly natural gas cash price delivered at Henry Hub in $/MMBtu, as reported in Natural Gas Week.

(2) Includes all jack-up rigs, semi-submersible rigs, submersible rigs, drillships, and other mobile rig units operating in the Gulf of Mexico, as compiled by Offshore Data Services.

(3) Includes all supply boats, crew boats, and other offshore service vessels greater than or equal to 150 feet in length operating in the Gulf of Mexico, as compiled by Offshore Data Services.

(4) Includes all anchor handling tug/supply vessels operating in the Gulf of Mexico, as compiled by Offshore Data Services. Day rates are not included as they are not considered meaningful (i.e., tugs work on a per-job basis, not a daily basis).

    During the fourth quarter of 1995 and continuing into the first quarter of 1996, both oil and natural gas prices increased as a result of strong demand for energy.

    Offshore and Harbor Towing. Offshore and harbor towing services are provided by tugs to vessels utilizing the ports in which the tugs operate and to vessels at sea to the extent required by environmental regulations, casualty, or other emergency. The Company's anchor handling tug/supply boats and offshore towing-equipped tugs have been engaged in towing a wide variety of barges carrying heavy equipment, refinery modules, and petroleum products for the energy industry in the Gulf of Mexico, the Atlantic Ocean, and the Mediterranean Sea. In the case of docking services, charges are based on a fixed rate per job, and in the case of towing services, on hourly or daily rates. In most ports, competition is unregulated, although a few port authorities--including Port Canaveral and Port Everglades, Florida where a majority of the Company's tugs operate--grant non-exclusive franchises to harbor tug operators. Rates are unregulated in franchised ports served by the Company. See "--Customers and Charter Terms." Each port is generally a distinct market for harbor tugs, even though harbor tugs can be moved from port to port. Demand for towing services depends on vessel traffic, which is in turn generally dependent on local and national economic conditions. OPA 90 and current state legislation require oil tankers to be escorted in and around certain ports located in Alaska and the U.S. Pacific coast. The Company anticipates that such regulatory requirements will be expanded, increasing the demand for specially designed tractor tugs, such as the Broward, to perform active escort services.

  MARINE TRANSPORTATION SERVICES

    Chemical Transportation. In the domestic chemical transportation trade, vessels carry chemicals primarily from chemical manufacturing plants and storage tank facilities along the Gulf of Mexico coast to industrial users in and around the Atlantic and Pacific coast ports and along inland rivers and waterways. The chemicals primarily transported are caustic soda, alcohols, chlorinated solvents, paraxyzlene, alkylates, toluene, methyl tertiary butyl ether (MTBE), phosphoric acid, and lubricating oils. Since 1989, coastwise chemical tonnage demand has increased as a result of the general expansion of the U.S. economy and as gasoline additives have begun to move coastwise. Certain of the chemicals transported must be carried in vessels with specially coated or stainless steel cargo tanks. Many are very sensitive to contamination and require special cargo-handling equipment.

    The Company estimates that approximately 11% (in terms of tonnage) of bulk domestic chemical transportation is waterborne, with the remainder transported by rail. The Company also estimates that approximately 60% of that waterborne trade is in specialty chemicals, such as caustic soda, which can be transported only by specially designed vessels. Although chemical carriers and petroleum product carriers are similar in design, vessels engaged in the transportation of petroleum products generally lack the large number of small tanks, special tank coatings, and sophisticated cargo-handling capability necessary to operate in the parcel or specialty chemical trade. Parcel shipments are usually carried pursuant to contracts of affreightment by which a shipper contracts for the use of a portion of a vessel's cargo capacity. See "--Customers and Charter Terms."


    Vessels engaged in domestic chemical transportation that are owned by major chemical or other companies that use the vessels to transport cargoes for their own accounts are referred to as "captive" or proprietary vessels. Management believes that there are 13 specialty chemical carriers active in the domestic trade, of which nine are non-proprietary, or independently operated, and four are proprietary. Some of these vessels also transport petroleum products, and all but one of them will be ineligible to do so after the year 2015 in accordance with OPA 90 double-hull requirements. See "--Environmental and Other Regulation--Clean Water Regulations." The Seabulk America is the only chemical carrier to enter service in the domestic trade since 1984, and no new specialty chemical carriers are currently under construction. In addition to the specialty chemical tankers, there are 44 tankers and 90 barges in the U.S.-flag domestic fleet over 10,000 gross tons that are capable of carrying some so-called "easy chemicals," such as gasoline additives (e.g. MTBE), and that compete with specialty chemical carriers for the transportation of those chemicals.

    The following tables set forth certain information concerning mandatory OPA 90 retirement dates (from transportation of petroleum products) for the 13 active specialty chemical carriers eligible to participate in the U.S. domestic trade. The Company believes that certain of these vessels will be retired once they are no longer able to augment their cargoes with petroleum products and that some may be retired in advance of their OPA 90 retirement dates as required capital investments may not be economically justifiable over the remaining lives of the vessels.

                                                                              OPA 90
                                                             YEAR BUILT/    RETIREMENT     DEADWEIGHT
    VESSEL NAME                      OWNER/OPERATOR            REBUILT         DATE       TONS (000'S)
Keystone Georgia(1).........  Keystone Shipping Co.             1964        1998               26.3
OMI STAR....................  HVIDE MARINE(2)                   1970        2000               37.5
Marine Chemist..............  Marine Transport Lines            1970        2000               35.9
Guadalupe...................  Sabine/Kirby Corp.              1945/1978     2003               30.4
Chilbar.....................  Keystone Shipping Co.           1959/1981     2006               39.4
SEABULK MAGNACHEM...........  HVIDE MARINE                      1977        2007               39.3
OMI DYNACHEM................  HVIDE MARINE(2)                   1981        2011               50.9
OMI HUDSON..................  HVIDE MARINE(2)                   1981        2011               50.9
SeaRiver Charleston(1)......  SeaRiver Maritime                 1983        2011               48.1
SeaRiver Wilmington(1)......  SeaRiver Maritime                 1984        2012               48.0
Sea Venture.................  Atlantic Tankships              1972/1983     2013               18.7
SEABULK AMERICA.............  HVIDE MARINE                    1975/1990     2015               46.3
Chemical Pioneer(1).........  Marine Transport Lines          1968/1983     n/a(3)             34.9
                                                                                              -----
        Total capacity......                                                                  508.2
                                                                                              -----
                                                                                              -----

- -----------------------
Source: Lloyd's Maritime Directory 1994 (for owner/operators, year built/rebuilt, and deadweight tons); U.S. Maritime Administration (for OPA 90 retirement dates)
(1) Proprietary.
(2) One of the OMI Chemical Carriers to be acquired. See "--The Acquisitions."
(3) Double-hull vessel.

    Although single-hull chemical carriers may be permitted to continue to carry chemicals in the U.S. domestic and foreign trade after their OPA 90 retirement dates, the Company believes that the inability of single-hull carriers to augment chemical cargoes with petroleum products (such as lubricating oils) after such dates will, in light of the current near balance between supply and demand and increasing chemical shipment volume as a result of improvements in the economy, result in increased charter rates for the Company's chemical carriers.

    Petroleum Product Transportation. In the domestic energy transportation trade, oceangoing and inland-waterway vessels transport fuel and other petroleum products, primarily from the Gulf of Mexico coast refineries and storage facilities, to utilities, waterfront industrial facilities, and distribution facilities along the Gulf of Mexico, the Atlantic and Pacific coasts, and inland rivers. The inventory of U.S.-flag oceangoing vessels eligible to participate in the U.S. domestic trade and capable of transporting fuel or petroleum products has steadily decreased since 1980 as vessels have reached the end of their useful lives and the cost of constructing a vessel in the United States (a requirement for U.S. domestic trade participation) has exceeded the level at which it was economically feasible to order a new vessel.

    The following graph sets forth the projected number of U.S.-flag chemical and product tankers from 20,000 dwt to 55,000 dwt remaining eligible to transport crude oil and petroleum products in the U.S. domestic trade as of the dates indicated:

                     OPA 90 RETIREMENT OF JONES ACT TANKERS

[LOGO]

- -----------------------
Source: Keith Chartering

(1) Assumes delivery of twelve vessels from 1997 through 2004, including delivery in 1998 of the five petroleum product carriers in which the Company has an interest, and scrap dates one year in advance of OPA 90 mandated retirement dates.

    As a result of the retirement dates for single-hull tankers mandated by OPA 90, the Company believes that, of the 71 U.S.-flag product and chemical carriers and product and chemical barges from 20,000 dwt to 55,000 dwt currently operating, 19 will have to be retired by the end of year 2000. See "--Environmental and Other Regulation--Clean Water Regulations." Replacement vessels currently under construction consist of four late 1950s-built steam-powered single-hull product carriers being converted to double-hull vessels for delivery in 1996 and 1997 and the five new diesel-powered double-hull product carriers in which the Company has an interest. See "--Company Operations--Marine Transportation Services--Petroleum Product Transportation--New Product Carriers." The Company believes that the mandatory replacement of single-hull carriers by environmentally safer double-hull vessels will result in a gradual increase in charter rates for product carriers over the next few years.

COMPANY OPERATIONS

  MARINE SUPPORT SERVICES


    Offshore Energy Support. The Company has provided services to the oil and gas drilling industry since 1989, when it acquired its first eight offshore supply boats. In September 1994, March 1995, and January and February 1996, the Company expanded its offshore energy support service fleet by acquiring an aggregate of six supply boats and two utility boats (seven of which it was previously operating or managing) and 36 crew boats. The Acquisitions will add eight supply boats and two crew boats.



____Supply Boats. The Company's 24 supply boats, including those to be acquired following completion of the Offering as part of the Acquisitions, are as follows:


                                                  LENGTH    YEAR BUILT/                    AREA OF
               SUPPLY BOAT NAME                   (FEET)      REBUILT      HORSEPOWER     OPERATION
Baltic Seal(1).................................     205      1976/1994        2,250      U.S. Gulf
Indian Seal(1)(2)..............................     205      1974/1994        5,350      U.S. Gulf
Seabulk North Carolina(2)(3)...................     190      1979/1993        4,000      U.S. Gulf
Baffin Seal(1).................................     185      1982/1994        2,250      U.S. Gulf
Pegasus Seal(1)................................     185        1982           2,250      U.S. Gulf
Hawke Seal(1)..................................     185        1982           2,250      U.S. Gulf
Bengal Seal(1).................................     185        1979           2,250      North Sea
Seabulk Hawaii.................................     180      1979/1995        3,000      U.S. Gulf
Seabulk Georgia(4).............................     180        1984           3,000      U.S. Gulf
Seamark South Carolina(2)(5)...................     180        1983           3,000      SE Asia
Seabulk California.............................     180        1982           2,250      U.S. Gulf
Seabulk Florida................................     180        1982           2,250      U.S. Gulf
Seabulk Alabama................................     180        1982           2,250      U.S. Gulf
Seamark Mississippi(5).........................     180        1982           2,250      SE Asia
Seabulk Texas..................................     180        1982           2,250      U.S. Gulf
Seabulk Louisiana..............................     180        1982           2,250      U.S. Gulf
Ross Seal(1)...................................     176      1977/1987        1,700      SE Asia
China Seal(1)..................................     176        1977           1,700      North Sea
Intersurf(6)...................................     175        1983           2,400      U.S. Gulf
Big Orange XXII(6).............................     175        1983           2,400      U.S. Gulf
Seabulk Oregon.................................     175        1979           2,250      U.S. Gulf
Seabulk Washington.............................     175        1978           2,250      U.S. Gulf
Seabulk Maryland(3)............................     165        1980           1,860      U.S. Gulf
Seabulk Virginia(3)............................     165        1979           1,860      U.S. Gulf

- -----------------------
(1) To be acquired from Seal Fleet. See "--The Acquisitions."

(2) Anchor handling tug/supply vessel.

(3) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.

(4) Owned by the Company and operated in the United Arab Emirates pursuant to an arrangement with a local company. To be returned to the U.S. Gulf in late July 1996.

(5) These offshore supply boats are currently chartered to a joint venture in which the Company has a 49% interest and are operated by the joint venture in Southeast Asia. The Company receives bareboat charter hire, which is at a rate that is approximately equivalent to the capital costs of the vessels, and the right to receive a 49% share of net income from the venture. The joint venture has the right to purchase each vessel for $300,000 upon expiration of the charters in 1998.

(6) To be acquired from IMI Marine. See "The Acquisitions."

____Crew boats. The 37 crew and two utility boats currently owned, operated, or to be acquired in the Acquisitions by the Company, all of which are operated in the Gulf of Mexico, are as follows:

                                                                LENGTH    YEAR BUILT/
                       CREW BOAT NAME                           (FEET)      REBUILT      HORSEPOWER
Seabulk St. Francis(1).......................................     152        1996           4,400
Seabulk St. Charles(2).......................................     152        1993           3,820
Seabulk Winn.................................................     135        1991           3,056
Big Blue.....................................................     135        1990           3,056
Storm Runner.................................................     135        1990           3,056
Sea Robin III................................................     135        1978           2,250
Seabulk LaFourche............................................     130        1991           2,040
Carol(1).....................................................     125        1985           2,600
Thunderuniverse..............................................     125        1985           2,040
Seabulk Starr................................................     120        1984           2,040
ThunderU.S.A.................................................     120        1984           2,040
Nautic Runner................................................     120        1980           2,040
Seabulk Liberty..............................................     110        1985           2,040
Thunderplanet................................................     110        1982           2,040
Seabulk Mobile...............................................     110        1982           2,040
Thunderroad..................................................     110        1981           2,040
Thunderwar...................................................     110        1981           2,040
Thunderworld.................................................     110        1980           2,040
Seabulk Bay..................................................     110        1980           2,040
Seabulk Beauregard...........................................     110        1980           2,040
Seabulk Jackson..............................................     110        1980           2,100
David Jr.(3).................................................     110        1980           2,820
Jillian(3)...................................................     110        1980           2,820
Seabulk Nassau...............................................     110        1979           2,040
Seabulk Aransas..............................................     110        1978           2,100
Ralph Thompson(3)............................................     110        1978           2,820
Buster Thompson(3)...........................................     110        1978           2,820
Seabulk Austin(4)............................................     110        1978           1,080
Billy Jay(3).................................................     110        1976           2,400
Judy L.(3)...................................................     110        1975           2,400
Seabulk Baton Rouge(3)(4)....................................     100        1981             910
Thundereagle.................................................     100      1977/1995        1,530
Seabulk Cameron..............................................     100      1976/1995        1,530
Thundercat...................................................     100      1976/1995        1,530
Seabulk Sabine...............................................     100      1976/1995        1,530
Gulf Runner II...............................................     100        1981           1,530
Seabulk Iberia...............................................     100        1981           1,530
Rig Runner(3)................................................      90        1974           1,650
Cheryl.......................................................      85        1976           1,200

- -----------------------
(1) Vessel to be acquired. See "--The Acquisitions."

(2) The Company is bareboat charterer and operator with an option to purchase the Seabulk St. Charles, formerly the Royal Runner, at the end of the bareboat charter for $400,000.

(3) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.

(4) Utility vessel.

    Offshore and Harbor Towing. The Company's 11 tugs serve Port Everglades and Port Canaveral, Florida and Mobile, Alabama, where they primarily assist product carriers, barges, other cargo vessels, and cruise ships in docking and undocking and in proceeding in confined waters.

____Port Everglades. Port Everglades has the third largest petroleum storage tank farm in the United States, providing substantially all of the petroleum products for South Florida. Since 1958, when the Company's tug operations were established, the Company has enjoyed a franchise as the sole provider of docking services in the port. That franchise specifies, among other things, that three tugs serving the port be less than 90 feet in length, because of the narrowness of slips in the port, and that tugs have firefighting capability. The franchise is not exclusive and another operator could be granted an additional franchise. Although a significantly larger potential competitor sought a franchise in 1992, the Company won unanimous endorsement from the Port Authority to continue its sole-franchise relationship with the port when that competitor failed to make the requisite showing of public need and necessity. The current franchise expires in 2001, and there can be no assurance that it will be renewed.

    In 1995, the Company took delivery of a new 5,100 hp tractor tug, the Broward, which has been operated in Port Everglades. The Broward was built at a cost of approximately $6.4 million. Company personnel, working in conjunction with consulting marine engineers and architects, prepared the conceptual design, including the tug's distinctive hull form, prepared detailed specifications, and supervised the construction of the tug.

    Tractor tugs have forward-mounted, omni-directional propulsion units, giving them a high degree of maneuverability and control over the operation of an escorted oil tanker or other vessel, and are generally considered superior for tanker escort service. The Broward has twin 2,550 hp diesel engines and twin propeller nozzles capable of turning 360 degrees. Although all of the Company's harbor tugs are equipped for firefighting and their crews trained to respond to fires and oil-spill emergencies, the Broward has significantly enhanced firefighting capabilities, with two large water cannons capable of producing 6,000 gallons per minute for spraying water or foam. Although a number of tractor tugs are in operation around the world, there are no others in commercial service in the southeastern United States. As a result of the delivery of the Broward, the Company intends to offer tanker escort services and specialized offshore energy support services.

____Port Canaveral. The Company expanded its services in the early 1960s to Port Canaveral, Florida where, like Port Everglades, it also has the sole franchise from the port authority to provide harbor docking services. Port Canaveral is the smallest of the Company's harbor tug operations, providing docking and undocking services for commercial cargo vessels serving central Florida and for cruise ships visiting the Disney World/Kennedy Space Center attractions. The Company's franchise is a month-to-month arrangement and, although there can be no assurance that the Company will be able to retain its franchise in Port Canaveral, there has been no challenge to the franchise since 1984.

____Mobile. In 1988, the Company purchased a division of a towing company operating in the port of Mobile, Alabama. The port provides docking and undocking services primarily for commercial cargo vessels, including vessels transporting coal and other bulk exports. At the time, that division operated three harbor tugs in Mobile and had an approximate 30% market share. The Company added additional equipment and believes it significantly upgraded the quality and performance of the tug service, thus enabling the Company to increase its market share to approximately 50% of the harbor tug business in that port since commencing operations.

____Offshore Towing. Three of the Company's 11 tugs are offshore towing equipped and conduct a wide variety of offshore towing activities in the Atlantic Ocean and Gulf of Mexico.

    The Company currently owns and operates the following tugs engaged in providing towing services:

                                                             LENGTH     YEAR BUILT/        CURRENT
                VESSEL NAME                    HORSEPOWER    (FEET)       REBUILT        PORT SERVED
Broward(1)..................................      5,100        100          1995         Everglades
Ft. Lauderdale..............................      4,200         90       1971/1996       Everglades
Hollywood...................................      4,200        106          1985         Mobile
Mobile Power................................      4,100         98       1957/1986       Mobile
Mobile Pride(1).............................      3,300        107       1969/1989       Mobile
Paragon(1)..................................      3,300        105     1978/1989/1996    Offshore
Mobile Persistence..........................      3,000         98       1940/1975       Canaveral
Brevard.....................................      2,400         88     1945/1986/1996    Canaveral
Captain Brinn...............................      2,145         88       1960/1986       Canaveral
Everglades..................................      2,145         88       1956/1984       Everglades
Manatee.....................................      2,145         88       1959/1982       Everglades

- -----------------------
(1) Equipped for offshore towing.

  MARINE TRANSPORTATION SERVICES

    Chemical Transportation.

____Existing Vessels. The Company's two existing chemical carriers, the 298,000-barrel, 39,300 dwt Seabulk Magnachem and the 297,000-barrel, 46,300 dwt Seabulk America, are primarily engaged in the U.S. domestic chemical parcel trade. The Company operates the Seabulk Magnachem pursuant to a long-term bareboat charter. See "Description of Certain Indebtedness--Long-Term Charter Obligations--Title XI Bonds." The Company owns a 67% economic interest in the Seabulk America and Stolt Tankers (U.S.A.), Inc. owns a 33% economic interest in the Seabulk America.

    The Seabulk Magnachem and the Seabulk America have full double bottoms (as distinct from double hulls) and 16 and 24 cargo segregations, respectively, enabling each vessel to carry a variety of different chemical products on a particular voyage. Many of the chemicals transported by the Company are hazardous substances. Voyages are currently generally conducted from the Houston and Corpus Christi, Texas, and Lake Charles, Louisiana areas to such ports as New York, Philadelphia, Baltimore, Norfolk, Wilmington, North Carolina, and Charleston, South Carolina.

    Delivered in 1977, the Seabulk Magnachem is a CATUG(R) ITB, which requires fewer personnel to operate than a conventional carrier of equivalent size and has a higher level of dependability, propulsion efficiency, and performance than an ordinary tug and barge. Delivered in 1990, the Seabulk America is the only vessel in the U.S. domestic trade capable of carrying large cargoes of acid, as a result of its large high-grade alloy stainless steel tanks, and the only such vessel strengthened to carry relatively heavy cargoes such as phosphoric and other acids. The Seabulk America's stainless steel tanks were constructed without internal structure, which greatly reduces cargo residue from transportation and results in less cargo degradation. Stainless steel tanks, unlike epoxy-coated tanks, also do not require periodic sandblasting and recoating. The Seabulk America was one of the first U.S.-flag carriers to be equipped with state-of-the-art integrated navigation, cargo control monitoring, and automated engine room equipment.

    Pursuant to the requirements of OPA 90, the Seabulk America and Seabulk Magnachem, which were built with full double bottoms but not double sides, cannot be utilized to transport petroleum and petroleum products in U.S. commerce after 2015 and 2007, respectively. See "--Environmental and Other Regulation--Clean Water Regulations." They may, however, be permitted to continue to carry certain chemicals in U.S. commerce and may be redocumented in another country and transport chemicals in non-U.S. trades. Although it has no current plans to do so, the ITB design of the Seabulk Magnachem would allow the Company to replace only the cargo-carrying portion of the vessel with a double-hull barge, which the Company anticipates would be substantially less expensive than constructing an entirely new double-hull conventional tank vessel.

____The OMI Chemical Carriers. The three OMI Chemical Carriers, the 360,000-barrel, 50,900 dwt OMI Dynachem, the 360,000-barrel, 50,900 dwt OMI Hudson, and the 260,000-barrel, 37,100 dwt OMI Star, have from 13 to 24 individual cargo tanks configured, strengthened, and coated to handle various sized parcels of a wide variety of industrial chemical and petroleum products giving them the ability to handle a broader range of chemicals than chemical-capable product carriers. The OMI Dynachem and the OMI Hudson have full double bottoms and are diesel powered; the OMI Star has a partial double bottom and is steam powered. Double bottoms provide increased protection over single hull vessels from a spill in the event of mishap. The OMI Dynachem, the OMI Hudson, and the OMI Star cannot transport petroleum and petroleum products in U.S. commerce after 2011, 2011, and 2000, respectively, although like the Seabulk Magnachem and Seabulk America, they may thereafter transport certain chemicals in U.S. and non-U.S. commerce.

    Unlike the Company's existing fleet, the OMI Chemical Carriers are manned by members of national maritime labor unions pursuant to collective bargaining agreements. The Company's crewing agent has reached agreement with the unions on a new collective bargaining agreement on terms comparable to the terms of the existing agreement.

____OSTC. OSTC is currently 50% owned by each of the Company and OMI. The Seabulk America and Seabulk Magnachem, along with the three OMI Chemical Carriers, are currently time chartered to and marketed by OSTC. Under the pool arrangement, the Company receives charter hire from OSTC based upon a formula which takes into account the speed and carrying capacity of the vessels and other factors applied to OSTC's revenues (net of fuel costs, port charges, and overhead). Through application of this formula, the Company has received approximately 40% of OSTC's net revenues since the fifth vessel (the Seabulk America) joined the pool in September 1990.

    Following its acquisition of the OMI Chemical Carriers and OMI's 50% interest in OSTC, the Company intends to continue to market the five chemical carriers through OSTC. The total capacity of the five carriers operated under the OSTC pool arrangement represents approximately 44% of the capacity of the independent domestic specialty chemical carrier fleet, and four of the five chemical carriers marketed by OSTC are among the most recently built and the only independently owned, diesel-powered carriers with full double bottoms operating in the U.S. domestic trade. See "--The Industry--Marine Transportation Services--Chemical Transportation."

    OSTC books cargoes either on a spot (movement-by-movement) or time basis. Approximately 75% of contracts for cargo are committed on a 12- to 18-month basis, with minimum and maximum cargo tonnages specified over the period at fixed rates per ton. The OMI Hudson and OMI Star are currently chartered to major oil companies under charters that expire in August 1997 and November 1996, respectively, assuming charter extension options are not exercised (November 1998 for the OMI Star if certain options are exercised). Due to the flexibility of the pool, OSTC is often able to generate additional revenues by chartering cargo space on competitors' vessels and by expanding the pool carriers' backhaul (return voyage) opportunities.

    Petroleum Product Transportation.

____Seabulk Challenger. The 320,000-barrel, 39,300 dwt CATUG(R) ITB Seabulk Challenger is engaged in the transportation of fuel and other petroleum products from Shell's refineries in Texas and Louisiana to tank farms and industrial sites primarily in Port Everglades, Tampa, and Jacksonville, Florida. Delivered in 1975, the Seabulk Challenger has six cargo segregations and was the first CATUG(R) ITB constructed in the world. Like the Seabulk Magnachem, it enjoys certain manning and other advantages over conventional tank vessels. In 1989 and 1991, the vessel had extensive steel renewals and tank recoatings. In addition, in 1991 the vessel was outfitted with an inert-gas system at the expense of the charterer.

    The Seabulk Challenger has been under continuous contract to Shell since its delivery in 1975 and to date has performed over 600 voyages for Shell. In January 1990, Shell renewed the charter for a ten-year period ending in January 2000. Under the charter, the Company is responsible for operating costs such as crew, maintenance, and insurance, and Shell pays for voyage costs such as fuel and port charges. The charter hire rate is adjusted annually for inflation. The charter may be canceled by Shell in January 1997 and each subsequent January upon payment of a percentage of the charter hire due over the remaining term of the charter. Shell has in the past repeatedly renewed its charter of the Seabulk Challenger, and continues to fully utilize the vessel. Because the termination penalties are substantial, and Shell has provided significant capital enhancement to the vessel, the Company believes that Shell will continue to charter the vessel until January 2000, although there can be no assurance that it will do so.

    The Seabulk Challenger, like the Company's chemical carriers and single-hull barges, cannot be operated in U.S. waters after its January 2003 phase-out date under OPA 90. As with the Seabulk Magnachem, the Company could, but has no current plans to, replace the barge portion of the Seabulk Challenger with a double-hull barge, which the Company anticipates would be substantially less expensive than constructing an entirely new double-hull conventional tank vessel.

____Sun State. In September 1994, the Company acquired the marine assets of Sun State Marine, Inc. ("Sun State"), which then owned and operated an energy transportation fleet of ten towboats and eight fuel barges (one small barge was acquired in April 1995 and four small barges were acquired in December 1995), all of which are engaged in fuel transportation along the Atlantic intracoastal waterway and in the St. Johns River in Florida. Sun State has been in operation for over 50 years, and the Company continues to operate it as a wholly-owned subsidiary.

    A majority of Sun State's revenue for the year ended December 31, 1995 was derived from a fuel transportation contract with FPL. The remainder of its revenue was derived from a fuel transportation contract with another customer and its marine maintenance, repair, and drydocking facility. See "--Other Services." Under its contract with FPL, which has a term extending to September 1998, Sun State has agreed to transport fuel oil from Port Canaveral and Jacksonville to certain FPL electric power generating facilities at specified rates (a combination of per diem and variable rates based upon barrels transported) with an escalation provision. The FPL contract has a specified guaranteed minimum utilization provision.

    The Sun State towboats are as follows:

                                                                    HORSE-    LENGTH    YEAR BUILT/
                           VESSEL NAME                              POWER     (FEET)      REBUILT
Sun River City...................................................   1,000       72         1994
Sun Commander....................................................   1,000       70        1968/1990
Sun Chief........................................................   1,000       72        1971/1990
Sun Merchant.....................................................   1,000       65        1966/1994
Sun Trader.......................................................     850       56        1972/1980
Sun St. Johns....................................................     850       58        1961/1990
Sun Explorer.....................................................     800       57         1980
Sun Gypsy........................................................     800       53        1976/1992
Sun Rebel........................................................     800       60        1957/1991
Sun Venture......................................................     800       66        1956/1986

    The Sun State barges are as follows:

                                                                  BARGE        LENGTH    YEAR BUILT/
                        VESSEL NAME                              CAPACITY      (FEET)      REBUILT
Sun State No. 1............................................    25,684  bbls      290       1952/1994
Sun State No. 2............................................    25,684  bbls      290       1952/1979
Sun State No. 3............................................    25,974  bbls      290       1962/1986
Sun State No. 4............................................    25,974  bbls      290       1962/1984
Sun State No. 6............................................    21,408  bbls      264       1950/1982
Sun State No. 7............................................    20,700  bbls      264       1967/1990
Sun State No. 8............................................    23,000  bbls      272        1970
Sun State No. 9............................................    23,000  bbls      272        1970
Sun State 501..............................................     4,880  bbls      126        1966
Sun State 701..............................................     7,000  bbls      175        1942
Sun State 901..............................................     9,000  bbls      177        1948
Sun State 902..............................................     9,500  bbls      195        1947
Sun State 1101.............................................    11,000  bbls      200        1963

    OPA 90 requires all single-hull barges, including the Sun State barges, to discontinue transporting fuel and other petroleum products in 2015.

____New Product Carriers. The Company has a 2.4% equity interest in five 45,300 dwt petroleum product carriers currently under construction by Newport News Shipbuilding and Drydock Co. for delivery during 1998. The aggregate cost of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. In addition to the Company's interest, 25% of the equity interest in the vessels is held by Van Ommeren International BV and 49.3% and 23.4%, respectively, by two other investors. Subject to certain conditions, the Company has an option, exercisable through 2002, to purchase the 49.3% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase the additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The Company currently has no understandings or agreements with respect to the financing that it would require if it were to exercise any or all of these options, and there can be no assurance that such financing will be available.

    The five product carriers, the operations of which will be managed by the Company, are double-hull carriers intended to serve the market currently served by single-hull product carriers whose retirement is mandated by OPA 90. The vessels, scheduled for delivery in 1998, will operate in the U.S. domestic trade and may be operated pursuant to long- or short-term charters, depending upon market conditions during the period prior to their delivery and thereafter. The Company is serving as the construction supervisor during the construction period. The construction project is currently the subject of litigation. See "--Legal Proceedings."

  OTHER SERVICES

    As part of the Sun State acquisition, the Company also acquired a small marine maintenance, repair, and drydocking facility in Green Cove Springs, Florida, which is engaged principally in the maintenance of tugs and barges, offshore support vessels, and other small vessels. The lease for the facility, including options, expires in 2000. The towboat Sun River City was constructed in the Green Cove Springs facility, which is capable of drydocking vessels up to 300 feet in length for repair and can make dockside repairs on vessels up to 320 feet in length. Since October 1994, the Green Cove Springs facility has been utilized to overhaul or rebuild a number of the Company's harbor tugs and offshore energy support vessels. The facility (originally a U.S. government naval repair and operations station) has covered steel fabrication facilities, workshops, and office spaces adjacent to a 1,840-foot finger pier and mooring basins, where the facility's three floating drydocks are located. The drydocks are 60, 80, and 108 feet in length, and are capable of lifting 350, 200, and 500 tons, respectively. The 60 and 108 foot drydocks are capable of being joined together for lifting a vessel or barge with a nominal capacity of 1,175 long tons.

  CUSTOMERS AND CHARTER TERMS

    The Company offers its offshore energy support services primarily to oil companies and large drilling companies. Consistent with industry practice, the Company's Gulf of Mexico operations are conducted primarily in the "term" market pursuant to short-term (less than six months) charters at varying day rates. Generally, such short-term charters can be terminated by either the Company or its customer upon notice of five days or less.

    The Company offers its offshore and harbor towing services to vessel owners and operators and their agents. The Company's rates for harbor towing services are set forth in the Company's published tariffs and are subject to modification by the Company at any time, limited by competitive factors. The Company also grants volume discounts to major users of harbor services. Offshore towing services are priced based upon the service required on an ad hoc basis.

    The primary purchasers of chemical transportation services are chemical and oil companies. The primary purchasers of petroleum product transportation services are utilities, oil companies, and large industrial consumers of fuel with waterfront facilities. Both services are generally contracted for on the basis of short-term or long-term time charters, voyage charters, contracts of affreightment, or other transportation agreements tailored to the shipper's requirements. Shell, the Company's largest single customer and the long-term charterer of the Company's product carrier, accounted for between 10% and 15% of the Company's 1995 revenues (less than 10% on a pro forma basis assuming the Acquisitions had occurred on January 1, 1995). FPL, the Company's second largest customer, accounted for between 5% and 10% of the Company's 1995 revenues (less than 5% on a pro forma basis assuming the Acquisitions had occurred on January 1, 1995). The loss of either of these customers could have a material adverse effect on the Company. See "Business--Customers and Charter Terms."

COMPETITION

    The Company operates in a highly competitive environment in all its operations. The principal competitive factors in each of the markets in which the Company operates are suitability of equipment, personnel, price, service, and reputation. The Company's vessels that provide chemical and petroleum products transportation services compete with both other vessel operators and, in some areas and markets, with alternative modes of transportation, such as pipelines, rail tank cars, and tank trucks. Moreover, the users of such services are placing increased emphasis on safety, the environment, and quality, partly due to heightened liability for the cargo owner in addition to the vessel owner/operator under OPA 90. See "--Environmental and Other Regulation--Clean Water Regulations." With respect to towing services, the Company's vessels compete not only with other providers of tug services, but with the providers of tug services in nearby ports. Many of the companies with which the Company competes have substantially greater financial and other resources than the Company. Additional competitors may enter the Company's markets in the future. Moreover, should U.S. coastwise laws be repealed, foreign-built, foreign-manned, and foreign-owned vessels could be eligible to compete with the Company's vessels. See "--Environmental and Other Regulation--Coastwise Laws."

ENVIRONMENTAL AND OTHER REGULATION

    The Company's operations are subject to significant federal, state, and local regulation, the principal provisions of which are described below.

    Clean Water Regulations. OPA 90 established an extensive regulatory and liability regime for the protection of the environment from oil spills. OPA 90 affects all owners and operators of vessels in United States waters, which include the United States territorial sea and the 200-mile exclusive economic zone of the United States. Although it applies in general to all vessels, for purposes of its liability limits and financial-responsibility and response-planning requirements, OPA 90 differentiates between tank vessels (which include the Company's chemical carriers, product carrier, and fuel barges) and "other vessels" (which include the Company's tugs and offshore energy service vessels).

    Under OPA 90, owners, operators, and certain charterers of vessels are "responsible parties" and are jointly, severally, and strictly liable for containment and cleanup costs and other damages arising from oil spills relating to their vessels, unless the spill results solely from the act or omission of a third party, an act of God, or an act of war. Such "other damages" are defined broadly to include (i) natural resources damages and the costs of assessment thereof; (ii) damages for injury to, or economic losses resulting from the destruction of, real and personal property; (iii) net loss of taxes, royalties, rents, fees, and other lost revenues by the U.S. government, a state, or political subdivision thereof; (iv) lost profits or impairment of earning capacity due to property or natural resources damage; (v) net cost of public services necessitated by a spill response, such as protection from fire or other hazards; and (vi) loss of subsistence use of natural resources.

    For tank vessels, the statutory liability of responsible parties is limited to the greater of $1,200 per gross ton or $10 million ($2 million for a vessel of 3,000 gross tons or less) per vessel; for "other vessels," such liability is limited to the greater of $600 per gross ton or $500,000 per vessel. Such liability limits do not apply, however, to an incident proximately caused by violation of federal safety, construction, or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails to report the incident or to cooperate and assist in connection with oil removal activities. Although the Company currently maintains pollution liability insurance with coverage of $700 million per incident for its tank vessels ($500 million per incident for its fuel barges), a catastrophic spill could result in liability in excess of available insurance coverage, resulting in a material adverse effect on the Company.

    Under OPA 90, with certain limited exceptions, all newly built or converted tankers operating in U.S. waters must be built with double hulls, and existing single-hull vessels must be phased out at some point, depending upon their size, age and place of discharge, between 1995 and 2015 unless retrofitted with double hulls. As a result of this phase-out requirement, as interpreted by the U.S Coast Guard, the Company's chemical carriers and its petroleum product carrier will be required to cease transporting petroleum products over the next 19 years, and its fuel barges will cease transporting fuel in 2015.

    OPA 90 expanded pre-existing financial responsibility requirements and requires vessel owners and operators to establish and maintain with the United States Coast Guard evidence of insurance or qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90. U.S. Coast Guard regulations require evidence of financial responsibility demonstrated by insurance, surety bond, self-insurance, or guaranty. The regulations also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), which imposes liability for discharges of hazardous substances such as chemicals, by increasing the amount of financial responsibility from $1,200 to $1,500 per gross ton. The Company has obtained COFRs pursuant to the Coast Guard regulations for its product carrier and for its chemical carriers through self-insurance and commercial insurance and for the fuel barges through insurance purchased from the Water Quality Insurance Syndicate, a syndicate of American insurance companies that insures oil pollution liability risks. The Company intends to obtain COFRs for the OMI Chemical Carriers in the same fashion as the existing product carrier's COFR.

    OPA 90 also amended the Federal Water Pollution Control Act to require the owner or operator of a tank vessel to prepare vessel response plans and to contract with oil spill response organizations to remove to the maximum extent practicable a worst-case discharge (loss of all cargo). The Company has complied with both requirements. As is customary, the Company's oil spill response contracts are executory in nature and are not activated unless required. Once activated, the Company's pollution liability insurance covers the cost of spill removal subject to overall coverage limitations and deductibles.

    OPA 90 expressly permits individual states to impose their own liability regimes with respect to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. Some states that have enacted such legislation have not yet issued implementing regulations defining tanker owners' responsibilities under the legislation. The Company does not anticipate that such legislation or regulations will have any material impact on its operations.

    The Company manages its exposure to losses from potential discharges of pollutants through the use of well-maintained and well-equipped vessels, safety and environmental programs, and its insurance program, and believes that it will be able to accommodate reasonably foreseeable environmental regulatory changes. There can be no assurance, however, that any new regulations or requirements or any discharge of pollutants by the Company will not have an adverse effect on the Company.

    Clean Air Regulations. The federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1990, requires the Environmental Protection Agency to promulgate standards applicable to the emission of volatile organic compounds and other air pollutants. These standards are designed to reduce hydrocarbon emissions released in the atmosphere and are implemented by the states through State Implementation Plans for areas that are not in compliance with those standards. The Company's vessels are subject to vapor control and recovery requirements when loading petroleum cargoes in Louisiana and when loading, unloading, ballasting, cleaning, and conducting other operations in certain ports in Texas. The Company's chemical and petroleum product carriers, as well as the OMI Chemical Carriers, are equipped with vapor control systems that satisfy the state requirements. The fuel barges are not equipped with, and are not operated in areas that require, such systems.

    Coastwise Laws. Most of the Company's operations are conducted in the U.S. domestic trade, which is governed by the coastwise laws of the United States (principally, the Jones Act). The coastwise laws reserve marine transportation (including harbor tug services) between points in the United States (including drilling rigs fixed to the ocean floor in U.S. territorial waters) to vessels built in and documented under the laws of the United States (U.S. flag) and owned and manned by U.S. citizens. A corporation is deemed a citizen for these purposes so long as (i) it is organized under the laws of the U.S. or a state,
(ii) each of its president or other chief executive officer and the chairman of its board of directors is a citizen, (iii) no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-citizens, and (iv) 75% of the interest and voting power in the corporation are held by citizens. Because the Company would lose its privilege of operating its vessels in the U.S. domestic trade if non-citizens were to own or control in excess of 25% of the

Company's outstanding capital stock, the Company's Articles of Incorporation contain restrictions concerning foreign ownership of its stock. See "Description of Capital Stock--Foreign Ownership Restrictions." A coalition of shipper interests opposed to the Jones Act announced in the summer of 1995 its intention to seek changes to the Jones Act. Although the Company believes that it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify the Jones Act or repeal it. Such changes could have a material adverse effect on the Company's operations and financial condition.

    Occupational Health Regulations. The Company's vessel operations are subject to occupational safety and health regulations issued by the Coast Guard. Such regulations currently require the Company to perform extensive monitoring, medical testing, and record keeping with respect to seamen engaged in the handling of the various cargoes transported by the Company's chemical and petroleum products carriers.

    Vessel Condition. The Company's chemical and petroleum product carriers, offshore energy support vessels, four of its tugs, and the fuel barges are subject to periodic inspection and survey by, and drydocking and maintenance requirements of, the Coast Guard and/or the American Bureau of Shipping, a marine classification society whose periodic certification as to the construction and maintenance of certain vessels is required in order to maintain insurance coverage. All of the Company's vessels requiring certification to maintain insurance coverage are certified.

    Oil Tanker Escort Requirements. Implementation of oil tanker escort requirements of OPA 90 and pending state legislation are expected to introduce certain performance or engineering standards on tugs to be employed as tanker escorts. The Company believes its tractor tug will be able to comply with any existing or currently anticipated requirements for escort tugs. Adoption of such new standards could require modification or refitting of the tugs currently operated by the Company to the extent such tugs are employed as tanker escorts. The Company does not anticipate OPA 90 or state requirements to require modification of tugs, such as the Company's, involved in harbor tug operations.

    The Company believes that it is currently in compliance in all material respects with the environmental and other laws and regulations, including OSHA shipyard requirements, to which its operations are subject and is unaware of any pending or threatened litigation or other judicial, administrative or arbitral proceedings against it occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities, and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities, or penalties will not be incurred by or imposed on the Company in the future.

INSURANCE

    The Company's marine transportation services operations are subject to the normal hazards associated with operating vessels carrying large volumes of cargo or rendering services in a marine environment. These hazards include the risk of loss of or damage to the Company's vessels, damage to third parties as a result of collision, loss, or contamination of cargo, personal injury of employees, pollution, and other environmental damages. The Company maintains insurance coverage against these hazards. Risk of loss of or damage to the Company's vessels is insured through hull insurance policies currently insuring approximately $174 million in hull values, and approximately $262 million in hull values upon completion of the Offering, which approximates fair market value. Vessel operating liabilities, such as collision, cargo, environmental, and personal injury, are insured primarily through the Company's participation in the Steamship Mutual Underwriting Association (Bermuda Limited), a mutual insurance association under which the coverage against such hazards is currently unlimited for each incident except in the case of pollution, which is limited to $700 million (the maximum amount available) for each incident involving the Company's chemical and petroleum product carriers and $500 million with respect to its other vessels. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience.

LEGAL PROCEEDINGS

    The Company is party to two legal proceedings involving its chemical carrier Seabulk America, one involving the Company's continued ability to operate the vessel in the U.S. domestic trade, the other involving the cost of completing the vessel.

    The Seabulk America was completed in 1990 by combining the stern portion of the wrecked oil tanker Fuji with the forebody of the chemical barge portion of the former integrated tug/barge Oxy Producer/Oxy 4102. The Company purchased the stern portion of the Fuji in 1985 after the tanker had broken apart following an explosion at sea, and had previously purchased the barge portion of the Oxy Producer/Oxy 4102 after the tug portion separated from the barge and was lost at sea. At the time of their respective acquisitions by the Company, neither vessel was qualified to operate in the U.S. domestic trade. The Fuji was not qualified because it was built in Japan and the U.S. coastwise laws generally exclude foreign-built vessels from the U.S. domestic trade. The barge was not qualified because (i) the Oxy Producer/Oxy 4102, although built in the United States, was built with the assistance of federal subsidy, (ii) the barge was purchased by the Company with certain tax-deferred funds, and (iii) the provisions of the Merchant Marine Act, 1936, as amended, authorizing the subsidy and tax-deferral programs involved exclude vessels that have been the subject of the programs from operating in the U.S. domestic trade.

    An exception to the coastwise laws' exclusion of foreign-built vessels from the U.S. domestic trade is the Wrecked Vessel Act, which provides that a foreign-built vessel wrecked on the coast of the United States may become qualified for the U.S. domestic trade if it is repaired in the United States at a cost of at least three times its appraised salvaged value. In a series of rulings between 1985 and 1987, the Coast Guard, which administers the Wrecked Vessel Act, determined that the Fuji would qualify for domestic operation under the Act if it were repaired in the United States, by combining it with the barge portion of the Oxy Producer/Oxy 4102, at a cost of at least $11.5 million. Also in 1987, the Maritime Administration, which administers the Merchant Marine Act, determined that once the barge was incorporated into the rebuilt Fuji, the barge would have lost its character as a vessel and the domestic-trading restrictions applicable to vessels built with subsidy assistance and purchased with tax-deferred funds would no longer be operative. In 1990, following the Company's completion of the repair project, the Coast Guard determined that the value of the repairs exceeded $20 million and that the repaired vessel was the rebuilt Fuji, renamed Seabulk America, eligible to operate in the U.S. domestic trade.

    In Keystone Shipping Co. v. United States, pending in the U.S. District Court for the District of Columbia (Civil Action No. 90-2762), the plaintiffs, competitors of the Company, in 1990 asked the court to invalidate the foregoing Coast Guard and Maritime Administration determinations that the Seabulk America is qualified to operate in the U.S. domestic trade. The Company, as the sole beneficiary of those determinations, has intervened as a defendant in the suit. In September 1992, the court upheld certain aspects of the Coast Guard determinations, concluded that the agencies had provided insufficient explanation to enable the court to determine the validity of the Maritime Administration determinations and the remaining aspects of the Coast Guard determinations, and remanded the matter to each agency for further explanation of its respective determinations. Those explanations were provided by August 1994, and the plaintiffs have to date not renewed their requests for an order declaring the agency determinations unlawful. Should plaintiffs renew such requests and obtain such an order, the Seabulk America would be limited to operations in the foreign trades, where, although it would be less competitive than in the U.S. domestic trade, it would be eligible to receive operating-differential subsidy under a currently inactive subsidy contract held by the Company. The Company believes that plaintiffs' suit was without merit and, should it be renewed, intends to continue vigorously to support the government's defense of the agency determinations.

    In Norfolk Shipbuilding and Dry Dock Corporation v. Seabulk Transmarine Partnership, Ltd., pending in the U.S. District Court for the Eastern District of Louisiana (Civil Action No. 93-1312), one of the shipyards that contracted to complete the Seabulk America for the Company is seeking to recover from the Company approximately $6.1 million for alleged additions and changes to the contract work and costs of alleged delay and disruption, in addition to $2.4 million of the $5.9 million contract price that the Company has withheld. In addition, the shipyard is seeking $10.0 million of punitive damages. The Company has asserted counterclaims aggregating $5.6 million for contract deletions, unfinished and defective work, and liquidated damages for late delivery. In 1993, when this suit was filed, the Company was required to obtain a $5.6 million letter of credit in order to furnish a bond to obtain the release of the Seabulk America, which had been arrested pursuant to customary procedures in litigation involving vessels. The suit, which involves numerous complex factual issues, is currently in the pre-trial discovery stage. While the Company believes that the plaintiff's claims are without merit and that its counterclaims are meritorious, there can be no assurance that the ultimate resolution of the suit will not require some payment by the Company in addition to the $3.6 million previously paid.

    The Company is also a defendant in a suit relating to certain of its offshore supply boats pending in the Circuit Court of the 17th Judicial Circuit of Florida, U.S. Offshore, Inc. v. Seabulk Offshore, Ltd. (No. 93-32963(09)). The suit involves a claim by a former limited partner in the partnership that owns eight of the supply boats seeking an unspecified amount of damages for alleged breach of a contract by which the Company agreed to pay the plaintiff 5% of the revenues (not to exceed $1.3 million) earned from the operation of the boats during the 40 months ended March 31, 1994. The Company has paid the plaintiff approximately $700,000 pursuant to the contract and believes that the claim for any additional amount is without merit.

    Affiliates of the Company have intervened in two parallel legal actions brought by Kirby Corporation ("Kirby"), an operator of vessels with which the five new product carriers in which the Company has an interest will compete, seeking to have the construction project stopped. Kirby's actions allege that the U.S. Maritime Administration acted unlawfully in guaranteeing, pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI"), the $215 million of ship financing bonds issued to finance the project, specifically asserting that the Maritime Administration erroneously determined that the project is economically sound and that the entities that will own the vessels are U.S. citizens qualified to operate the vessels in the coastwise trade. The Company believes the actions are without merit, has supported the U.S. Department of Justice in obtaining dismissal of one of the actions, is continuing to support the Department in defending against Kirby's appeal from that dismissal and in seeking dismissal of the remaining action. Both actions are currently pending in the United States Court of Appeals for the Fifth Circuit, as Kirby Corporation vs. United States (No. 96-60154) and Kirby Corporation vs. Pena (No. 96-20582).

    By letter dated June 26, 1996, Occidental Chemical Corporation, a shipper of liquid caustic soda, advised the FTC and the DOJ that it opposes the Company's acquisition of the OMI Chemical Carriers and urged their inquiry into the acquisition. As a result, the FTC, which on November 14, 1995 granted early termination of the waiting period under the HSR Act with respect to the proposed acquisition, has requested the voluntary submission by the Company of certain information related to the acquisition. The Company believes that neither the FTC nor the DOJ will initiate any formal action with respect to the acquisition that would be adverse to the Company; provided, however, as with any such acquisition, there can be no assurance that the FTC or the DOJ will not file suit pursuant to the federal antitrust laws to enjoin the consummation of the acquisition or to seek divestiture of one or more of the OMI Chemical Carriers by the Company following the consummation of the acquisition. The Company cannot predict the ultimate outcome of any such action if it were to be initiated.

    From time to time the Company is also party to litigation arising in the ordinary course of its business, most of which is covered by insurance.

PROPERTIES

    The Company's principal offices are located in Fort Lauderdale, Florida, where the Company leases approximately 36,000 square feet of office and shop space under a lease that expires in 2009. In addition, the Company leases facilities in Houston, Texas, Lafayette, Louisiana, and Green Cove Springs, Florida, to support its operations.

EMPLOYEES

    As of June 15, 1996, the Company had approximately 820 employees. Management considers relations with employees to be satisfactory. The Company is not a party to any collective bargaining agreement with a national labor union with respect to any of its current fleet. The officers and crew of the Seabulk America, Seabulk Challenger, and Seabulk Magnachem are, however, subject to collective bargaining arrangements. Unlike the Company's existing fleet, the OMI Chemical Carriers are manned by members of national maritime labor unions pursuant to collective bargaining agreements. The Company's crewing agent has reached agreement with the unions on a new collective bargaining agreement on terms comparable to the terms of the existing agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are:

  NAME                               AGE                    CURRENT POSITIONS

J. Erik Hvide(1)..................   47    Chairman of the Board, President, Chief Executive
                                             Officer, and Director

John H. Blankley(1)...............   48    Executive Vice President, Chief Financial Officer,
                                             Treasurer, and Director

Donald L. Caldera.................   61    Executive Vice President--Development and Director

Eugene F. Sweeney(1)..............   53    Executive Vice President--Operations and Director

Arthur E. Bailey..................   48    Vice President--Human Resources and Strategic
                                             Quality Planning

Andrew W. Brauninger..............   49    Vice President--Offshore Division and President--
                                             Seabulk Offshore, Ltd.

Gene Douglas......................   48    Vice President--Legal & General Counsel and
                                             Secretary

William R. Ludt...................   48    Vice President--Inland Services Division and
                                             President--Sun State Marine Services, Inc.

Robert A. Santos..................   64    Vice President--Offshore and Harbor Towing
                                             Operations

Robert B. Calhoun, Jr.(3).........   53    Director

Gerald Farmer(2)(3)...............   50    Director

Jean Fitzgerald(1)(2).............   70    Director

John Lee(2).......................   59    Director

Walter C. Mink(3).................   69    Director

Robert Rice(3)....................   73    Director

Raymond B. Vickers(2).............   46    Director

- -----------------------
(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit and Financial Committee.

    MR. HVIDE has been the Company's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. He has been a director of the Company since 1973. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of the Company. From January 1991 to September 1994, he was also Vice Chairman. He has been employed by the Company in various capacities since 1970 and became Vice President in 1973. He is also a director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

    MR. BLANKLEY has been a director of the Company since September 1991 and has been Executive Vice President--Chief Financial Officer and Treasurer since September 1995. He previously served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to August 1994. Mr. Blankley is the owner of Seafirst Capital, a ship finance consulting business he founded in 1994. He served as Executive Vice President--Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991; and from 1983 until 1985, Mr. Blankley was a director, Senior Vice President, and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of container feeder vessels.

    MR. CALDERA has been Executive Vice President--Development of the Company since September 1994. Mr. Caldera became a director of the Company in April 1994. From November 1990 to January 1992, he was Chief Executive Officer of Global Sovcruise Lines, a joint Swiss-Soviet shipping venture. Between 1985 and June 1990 he was Chairman and Chief Executive of Norex-America, Inc. (formerly Bermuda Star Lines, Inc.), a publicly traded cruise ship line. Between 1980 and 1985 Mr. Caldera served as Senior Vice President--Marketing and Sales of Midland Enterprises, Inc., a diversified inland waterways company. From 1976 to 1980 he was Executive Vice President and Chief Operating Officer of Interocean Management Corporation, a firm managing foreign-flag and U.S.-flag tankers.

    MR. SWEENEY has been Executive Vice President--Operations of the Company since September 1994 and a director since 1984. He was Senior Vice President--Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President--Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in sea-going and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is past President of the Chemical Carriers Association, a member of the Society of Naval Architects and Marine Engineers and served as a member of a National Academy of Sciences Committee to study marine navigation and pilotage.

    MR. BAILEY has been Vice President--Human Resources and Strategic Quality Planning since December 1994. From November 1993 to December 1994, he was President of Advantage Training Associates, a consulting company he founded. From September 1983 to November 1993, he was employed by Florida Power & Light Company.

    MR. BRAUNINGER has been Vice President--Offshore Division since March 1990 and the President of Seabulk Offshore, Ltd., the Company's offshore energy support services subsidiary, since September 1994. He was Vice President of Offshore Operations from May 1990 to September 1994 and Vice President--Development from April 1989 to May 1990. From 1987 to 1989, Mr. Brauninger was President of OMI Offshore Services, Inc., an operator of offshore service vessels. Previously, he was employed by Sabine Towing and Transportation Company, where he held a variety of posts including Vice President--Harbor Division.

    MR. DOUGLAS has been Vice President--Legal, General Counsel and Secretary of the Company since 1975. He was an attorney with the Fort Lauderdale, Florida law firm of Spear and Deuschle, P.A. prior to joining the Company. He has been admitted to the Florida Bar since 1972 and is admitted to practice before various federal courts. He is also a member of the American Bar Association, the Maritime Law Association of the United States and other professional organizations.

    MR. LUDT has been Vice President--Inland Services Division since January 1995 and the President of Sun State Marine Services, Inc., the Company's energy tug and barge subsidiary, since September 1994. He was director--Fleet Operations of the Company from July 1982 to September 1994. Since joining the Company in 1979, he has also served as Fleet Manager and Port Engineer. He served as the President of the Chemical Carriers Association from 1989 to 1990 and as Vice President of that association from 1990 to 1992. Mr. Ludt has also served on various working groups within the U.S. Coast Guard's Chemical Transportation Advisory Committee concerning issues such as vapor control and marine occupational safety and health. Mr. Ludt holds a dual license as a Third Mate and Third Assistant Engineer, Steam and Motor Vessels.

    MR. SANTOS has been Vice President--Towing Operations of the Company since 1983. Mr. Santos joined the Company as its towing operations manager in 1962. He has served as a Commissioner of Florida's Board of Pilot Commissioners, Chairman of the Escort Vessel Subcommittee of the American Waterways Operators and as a member of various marine-related trade associations and boards.

    MR. CALHOUN has been a director of the Company since September 1994. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Highway Master Communications, the operator of a wireless services network, and Interstate Bakeries Corporation, a national distributor of baked goods. He also serves as a director of several privately held companies.

    MR. FARMER has served as a director of the Company since 1975. He was Executive Vice President--Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In May 1995 Mr. Farmer, for reasons unrelated to the Company or his responsibilities, retired effective as of September 1, 1995 as Chief Financial Officer and Treasurer. He continued as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President-- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President--Finance.

    MR. FITZGERALD has been a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a cofounder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

    MR. LEE has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee joined the Board of Hexcel Corporation in May of 1993 as an outside independent director. In August 1993, Mr. Lee was asked to become the Chairman and Co-Chief Executive Officer of Hexcel Corporation, which was experiencing financial difficulties, in order to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, Hexcel Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code and appointed Mr. Lee sole Chief Executive Officer to effect a Plan of Reorganization. The reorganization was completed in February 1995 and Hexcel emerged from Chapter
11. Mr. Lee has been a Director of Aviva Petroleum, Inc. since August 1993, and has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993. Mr. Lee is an advisor to The Clipper Group, L.P., a private investment firm, and is a trustee of Yale University.

    MR. MINK has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers, and Mobil Oil Transport. Mr. Mink is a director of First Olsen Tankers, Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.

    MR. RICE has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd., Pride Refining Inc., and Atcor Resources Ltd.

    DR. VICKERS has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise: Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

    Upon consummation of the Offering, the Company's Board of Directors will be divided into three classes, one class of which is elected each year to hold office for a three-year term and until successors are elected and qualified. The three classes of the Board of Directors are as follows: Class I, comprised of Messrs. Caldera, Vickers, and Rice, who will serve for a term expiring in 1997; Class II, comprised of Messrs. Sweeney, Mink, Blankley, and Lee, who will serve for a term expiring in 1998; and Class III, comprised of Messrs. Hvide, Fitzgerald, Farmer, and Calhoun, who will serve for a term expiring in 1999. Under the terms of the Shareholders Agreement, the Investor Group will nominate three persons to the Company's 11-member Board of Directors and Mr. Hvide will nominate eight persons to the Board. See "Description of Capital Stock--Shareholders Agreement" and "--Common Stock." Messrs. Calhoun, Lee, and Rice are currently the Investor Group's nominees.

BOARD COMMITTEES

    The Company's Board of Directors has three committees: (i) the Executive Committee; (ii) the Compensation Committee; and (iii) the Audit and Financial Committee.

    The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by Florida law and as limited by the Company's bylaws. Its current members are Messrs. Hvide (Chairman), Blankley, Fitzgerald, and Sweeney.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company's bonus and stock option plans. Its current members are Messrs. Fitzgerald (Chairman), Vickers, Lee, and Farmer.

    The Audit and Financial Committee is authorized by the Board to review, with the Company's independent public accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve audit services performed by, such independent accountants; to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year; and to administer the Company's policy with respect to transactions with affiliated persons. See "Certain Transactions." Its current members are Messrs. Farmer (Chairman), Calhoun, Mink, and Rice.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation for the Chief Executive Officer and each of the five most highly compensated executive officers whose individual remuneration exceeded $100,000 for the year ended December 31, 1995 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                              ---------------------------------------------------
                                                                                 OTHER                           ALL
NAME AND                                                                        ANNUAL                          OTHER
PRINCIPAL POSITION                             SALARY      BONUS            COMPENSATION(1)                COMPENSATION(2)
J. Erik Hvide..............................   $462,000    $100,000              $ 4,286                        $56,238
Chief Executive Officer
Gerald Farmer(3)...........................    153,939      15,000                3,399                         18,782
Former Executive Vice President
Eugene F. Sweeney..........................    150,000      50,000                2,676                         16,470
Executive Vice President--Operations
Donald L. Caldera..........................    152,625      35,000                  709                         15,572
Executive Vice President--Development
Gene Douglas...............................    115,000      20,000                   --                          9,871
Vice President--Legal and General Counsel
Andrew W. Brauninger.......................    110,000      20,000                  659                         10,674
Vice President--Offshore Division

- -----------------------

(1) Includes personal use of Company automobiles in the amounts of $4,286, $3,399, $2,676, $709, and $659 for Messrs. Hvide, Farmer, Sweeney, Caldera, and Brauninger, respectively.

(2) Consists of Company 401(k) contributions of $10,500 for each of Messrs. Hvide, Farmer, Sweeney, and Caldera, and $8,890 for Mr. Douglas, and Company life insurance premium payments of $1,091, $576, $540, $1,404, $66, and $174 for Messrs. Hvide, Farmer, Sweeney, Caldera, Douglas, and Brauninger, respectively, and club and professional membership payments of $13,357, $430, $180, $1,568, and $915 for Messrs. Hvide, Farmer, Sweeney, Caldera, and Douglas, respectively, and additional benefits of $31,290, $7,276, $5,250, and $2,100, for Messrs. Hvide, Farmer, Sweeney, and Caldera, respectively.

(3) Chief Financial Officer until September 1, 1995 and Executive Vice President until December 15, 1995.

    The following table contains information concerning stock options to be granted to each of the Named Executives (other than Mr. Farmer) and Mr. Blankley prior to the consummation of the Offering. All options will be granted pursuant to the Hvide Marine Incorporated Equity Ownership Plan.

                                                        OPTIONS TO BE GRANTED PRIOR TO OFFERING
                                                                   INDIVIDUAL GRANTS
                                            ----------------------------------------------------------------
                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                             PERCENT OF                                    ANNUAL RATES
                                TOTAL          SHARES                                        OF STOCK
                               SHARES        UNDERLYING                                  APPRECIATION FOR
                             UNDERLYING        OPTIONS      PER SHARE                     OPTION TERM(2)
                            OPTIONS TO BE   TO BE GRANTED   EXERCISE     EXPIRATION    ---------------------
    NAME                     GRANTED(1)     TO EMPLOYEES      PRICE         DATE          5%         10%
J. Erik Hvide.............      100,000          12.0%            --(3)         --(4)  $359,166   $  793,663
John H. Blankley..........      100,000          12.0             --(3)         --(5)   817,563    2,071,865
Eugene F. Sweeney.........      100,000          12.0             --(3)         --(5)   817,563    2,071,865
Donald L. Caldera.........      100,000          12.0             --(3)         --(5)   817,563    2,071,865
Gene Douglas..............       28,000           3.4             --(3)         --(5)   228,918      580,122
Andrew W. Brauninger......           --            --             --            --           --           --

- -----------------------

(1) Options vest 25% per annum over four years.

(2) The dollar amounts are the result of calculations at specified rates of appreciation, assuming an initial public offering price of $13.00 per share, and therefore are not intended to forecast possible future appreciation.

(3) Exercise price will be equal to offering price of shares offered hereby.

(4) Five years following the grant date.

(5) Ten years following the grant date.

EQUITY OWNERSHIP PLANS

    Long-Term Incentive Plan. The Company has reserved 1,000,000 shares of Class A Common Stock for issuance under the Hvide Marine Incorporated Equity Ownership Plan (the "Plan"). The Plan is administered by the Compensation Committee. Subject to selection by the Compensation Committee, any key employee, including executive officers, is eligible to participate in the Plan. The benefits to be granted under the Plan may take the form of (i) incentive or non-qualified stock options, (ii) stock awards subject to future vesting, (iii) stock appreciation rights, (iv) phantom shares, or (v) performance unit awards. Options granted under the Plan may not be exercised until vested and shares of Common Stock may not be issued pursuant to any stock award until vested. The Compensation Committee is empowered under the Plan to determine all terms and provisions under which options, awards, and other rights are granted under the Plan, including (i) the number of shares subject to each option, award, or right, (ii) when the option, award, or right becomes exercisable, (iii) the exercise price, and (iv) the duration of the option, award, or right, which cannot exceed ten years. The Compensation Committee has determined to grant prior to the consummation of the Offering options to 53 employees (including four employees of OSTC who will become employees of the Company) to purchase 800,000 shares (including options to purchase 428,000 shares granted to the Named Executives) at an exercise price equal to the initial public offering price of the Class A Common Stock. Such options will have ten year terms and will vest 25% each year over four years.

    Employee Stock-Purchase Plan. The Company has reserved 500,000 shares of Class A Common Stock for purchase over the next five years under its 1996 Employee Stock-Purchase Plan. This plan permits employees to purchase stock at a discount to market value and be eligible to receive favorable income tax treatment of the discount under Section 423 of the Internal Revenue Code. Under this plan, all employees working more than twenty hours weekly are eligible to purchase reserved shares at a discount equal to 15% of market price. The market cost of shares purchased by an employee under this plan may not exceed $25,000 per year.

DIRECTOR COMPENSATION AND OPTIONS

    Directors not employed by the Company are paid $2,000 per board meeting and $1,500 per board committee meeting attended and are reimbursed by the Company for reasonable out-of-pocket expenses incurred for attendance at such meetings in accordance with Company policy. All committee chairmen not employed by the Company are also paid an annual retainer of $3,000. In order to promote the alignment of the directors' and the stockholders' financial interests, it is the intent of the Board of Directors that each Director should initially acquire at least 500 shares of Common Stock and should increase this ownership interest by a minimum of 500 shares annually. Each director's ownership interest can be achieved by the purchase of Common Stock on the open market, by stock grants, or by the exercise of stock options. In this regard, the Company intends to grant to each director who is not an employee 500 shares of Class A Common Stock per year. Additionally, the Company intends to adopt a stock option plan for directors (the "Directors Plan") and to reserve 70,000 shares of Class A Common Stock for issuance under that plan. Under the Directors Plan, all directors not employed by the Company will annually be granted an option to purchase 1,500 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The date of grant for these options will be the first business day following the annual meeting of shareholders. Also, the Company intends to grant to each director not employed by the Company prior to the consummation of the Offering and pursuant to the Directors Plan, an option to purchase 5,000 shares with an exercise price equal to the offering price of the Class A Common Stock. Directors elected to the Board after consummation of the Offering will each be granted an option to purchase 5,000 shares with an exercise price equal to the fair market value of the Class A Common Stock as of the first business day following the stockholder meeting at which the director is elected to the Board. All stock options under the Directors Plan will vest at the earliest of death, disability, change-in-control, voluntary retirement from the Board at or after age 62, completion of ten years service on the Board, or one year from the date of grant. All directors have agreed not to sell any shares of Class A Common Stock for 180 days after the date of the Prospectus without the written consent of the Representatives.

ANNUAL INCENTIVE PLAN

    The Company has established an annual incentive plan under which key members of management will be awarded cash payments based upon the achievement of certain performance goals. Each year, the chief executive officer will recommend to the Compensation Committee a list of participants and performance goals for each proposed participant. The performance goals will consist of an objective element, which will be based upon financial objectives relating to the Company as a whole and/or a component of the Company, and a discretionary element, which will be established by a participant's supervisor and may be financial or non-financial in nature. Participants will be awarded cash payments based upon the extent to which they have met or exceeded their performance goals.

NON-COMPETE AND BENEFITS AGREEMENTS

    The Company is party to a non-compete agreement dated September 28, 1994 with Hans J. Hvide, the founder of the Company and father of its current Chairman, pursuant to which Mr. Hvide receives a fee of $185,000 per year (subject to annual adjustments based on the Consumer Price Index) in exchange for an agreement not to provide any services to any person in competition with the Company. The non-compete agreement expires upon the earlier of September 30, 2014 or the death of Mr. Hvide. The non-compete agreement can be terminated by the Company only if Mr. Hvide materially breaches the Agreement, and by Mr. Hvide only if the Company fails to pay the non-compete fees. The Company is also party to a post-retirement benefits agreement with Mr. Hvide pursuant to which he receives the use of an automobile, major medical health insurance for himself and for his spouse, the use of an office and secretarial assistance, and a payment of $2,000 per month in lieu of other expenses. The term of the post-retirement benefits agreement is for the life of Mr. Hvide except for major medical health insurance for Mr. Hvide's spouse, which is for the life of Mr. Hvide's spouse. In the event the Company terminates the non-compete agreement, the post-retirement benefits agreement terminates automatically.

                              CERTAIN TRANSACTIONS

    The Company's Articles of Incorporation require that any material transaction between the Company and any of its officers, directors, holders of more than 5% of any class of its capital stock, or other affiliates be on terms no less favorable than those that could be obtained from unaffiliated persons and be approved by a majority of the independent and disinterested directors. The Company believes that the transactions described below were or will be on terms no less favorable than those that could be obtained from unaffiliated persons. Furnished below is information regarding certain transactions since January 1, 1993 in which executive officers and directors of the Company have had an interest.

    In September 1994, the Company purchased all of the partnership interests owned by certain directors, officers, and employees of the Company in Hvide Offshore Services, Ltd. ("HOS") for $607,000 in cash and $1.0 million in promissory notes (the "HOS Notes") and assumed the bareboat charter rights and obligations of HOS, which charters were acquired by HOS at no cost. HOS was the bareboat charterer of four offshore service vessels managed by the Company. See "Description of Certain Indebtedness--Long-Term Charter Obligations--Bareboat Charters" and "--Acquisition Notes and Assumed Indebtedness." The purchase price of these interests was based upon an independent appraisal of the fair market value of the vessels being acquired. The appraisal, which was based upon a market analysis, was conducted by Bassoe Offshore (USA), Inc., a company with substantial experience in the maritime industry. The general partner of HOS was Maritime Transport Development Corp. ("Maritime Transport"), a company wholly owned by Hans J. Hvide and for which J. Erik Hvide serves as an officer and a director. The limited partners of HOS were Messrs. Hans J. Hvide (32%), J. Erik Hvide (32%), Farmer (10%), Sweeney (7.5%), Brauninger (10%), John Krumenacker (the Company's Controller) (5%), and Douglas (2.5%). HOS has since been dissolved and the Company has assumed all of its obligations. As a result of the cancellation of $0.1 million in principal amount of the HOS Notes held by Messrs. J. Erik and Hans J. Hvide as described below, there is currently outstanding $0.9 million principal amount of HOS Notes. Of the currently outstanding principal and accrued interest thereon, $0.3 million will be repaid in cash with a portion of the proceeds from the Offering, $0.2 million will be exchanged for shares of Class A Common Stock valued at the initial public offering price, and the balance will remain outstanding.

    Also in September 1994, the Company purchased for $781,000 in cash and an aggregate of $1,089,000 in promissory notes (the "HCL Notes") partnership interests owned by certain directors, officers, and employees of the Company in
(i) Hvide Chartering, Ltd. ("HCL"), which owns the tug Hollywood (formerly the Cape Canaveral) and chartered it to the Company; (ii) Hvide Leasing Partnership, Ltd. ("HLP"), which owned office and computer equipment leased to the Company (acquired by HLP in 1988 for $87,000); and (iii) HLP II, Ltd. ("HLP II"), which owned office furniture and equipment leased to the Company (acquired by HLP II in 1990 for $372,000). HLP and HLP II have since been dissolved. See "Description of Certain Indebtedness--Acquisition Notes and Assumed Indebtedness" for a description of the HCL Notes. The purchase price of the HCL interests was based upon an independent appraisal of the fair market value of the Hollywood. The HCL appraisal, which was based upon a market analysis, was conducted by Charles S. Smith, a marine consultant with substantial experience in the maritime industry. The HLP and HLP II partnership interests were purchased at book value, which the Company believes approximated fair market value, for $20,000 and $93,000, respectively, in cash. The Company believes that the book value approximated fair market value because the interests were not liquid and had declining values which the Company believes correspond with their depreciated book value. Messrs. Hans J. Hvide (33.33%), J. Erik Hvide (20.0%), Farmer (2.67%), Sweeney (2.67%), Santos (2.67%), and Douglas (2.67%) were limited partners of HCL. The Company was the sole general partner of HCL and the owner of a 33.33% interest in that partnership. Messrs. J. Erik Hvide (30%), Farmer (10%), Sweeney (5%), Santos (10%), and Douglas (5%) were the limited partners of HLP. The Company was the sole general partner of HLP and the owner of a 40.0% interest in that partnership. The Company, Mr. J. Erik Hvide (14.29%), and Mr. Farmer (14.29%) were the limited partners of HLP II. As a result of the cancellation of $0.8 million in principal amount of the HCL Notes held by Messrs. J. Erik and Hans J. Hvide as described below, there is currently outstanding $0.3 million principal amount of HCL Notes. Of the currently outstanding principal and accrued interest thereon, $0.1 million will be exchanged for shares of Class A Common Stock valued at the initial public offering price, and the balance will remain outstanding. The Company was the sole general partner of HLP II, the owner of a 5% interest as general partner in that partnership, and the owner of a 66.42% interest as a limited partner in that partnership.

    In September 1994, the Company issued to the Investor Group $25.0 million aggregate principal amount of Senior Notes and $25.0 million aggregate principal amount of Junior Notes at discounts resulting in proceeds to the Company of approximately $23.1 million and $17.5 million, respectively. In connection with the issuance of the Junior Notes, the Company issued to members of the Investor Group 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock, and agreed to issue to them up to 554,495 additional shares of Common Stock (to be contributed by J. Erik Hvide) to the extent necessary to earn a specified return on their investment. In addition, J. Erik Hvide and the Investor Group are parties to an agreement granting them certain voting and approval rights, including the right to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. Immediately prior to the Offering, the principal amount of the Junior Notes not being repaid with the proceeds of the Offering will be exchanged for shares of Class A Common Stock and Class B Common Stock and certain shares of Class B Common Stock and all shares of Class C Common Stock held by the Investor Group will be converted into shares of Class A Common Stock or Class B Common Stock. The Company made aggregate cash payments on the notes during 1995 in the approximate amount of $3.0 million. In addition, the Company agreed to pay an annual advisory fee of $100,000 to the Investor Group. Such fee was paid in full in 1995 and in a pro rata amount of $25,000 for 1994. Following the Offering, the amount of the fee will be reduced by the compensation received by Messrs. Calhoun and Lee in their capacities as directors of the Company. See "Management--Director Compensation and Options," "Description of Certain Indebtedness--Senior Notes," "--Junior Notes," "Description of Capital Stock--Shareholders Agreement," "--Contingent Share Issuance Agreement," and "Recapitalization Agreement."

    In September 1994, the Company redeemed its outstanding preferred stock, all of which was owned by Hans J. Hvide, at its par value in exchange for $2.4 million in cash and a $3.6 million promissory note (the "Founder's Note"). The Company will repay $1.6 million of outstanding principal and accrued interest on the Founder's Note with a portion of the proceeds from the Offering. See "Description of Certain Indebtedness--Acquisition Notes and Assumed Indebtedness" and Note 3 to the Company's consolidated financial statements.

    Maritime Transport is the successor in interest to the entity which developed and engineered and provides marketing services for the CATUG(R) vessel design. Maritime Transport receives a commission equal to 1.25% of charter hire received by the Company for the Seabulk Challenger and the Seabulk Magnachem as payment for those development and engineering services. For the years ended December 31, 1993, 1994, and 1995, the Company made payments to Maritime Transport of $0.21 million, $0.19 million, and $0.21 million, respectively.

    As of December 31, 1995, J. Erik Hvide was indebted to Maritime Transport in the amount of $675,000 as a result of miscellaneous personal advances made to him over a number of years. In 1996, Mr. Hvide guaranteed repayment of a like portion of approximately $0.9 million owed to the Company by Maritime Transport. All amounts owed to the Company by Maritime Transport, including the amount guaranteed by Mr. Hvide, will be repaid upon the consummation of the Offering by the cancellation of $0.8 million of the HCL Notes and $0.1 million of the HOS Notes held by Mr. Hvide and Hans J. Hvide.

    The Company intends to purchase a 152-foot crew/supply boat, to be named Seabulk St. Francis, from J. Erik Hvide and the Investor Group for a purchase price of approximately $2.2 million, which is equal to their cost of the vessel. The Seabulk St. Francis is currently under construction and is expected to be available for delivery in October 1996.

    The Company has verbal arrangements with Jean Fitzgerald and Gerald Farmer to provide technical and financial consulting services, respectively, to the Company. Mr. Fitzgerald, whose arrangement commenced in February 1994, is currently compensated for such services at the rate of $6,500 per month, and received total compensation of $66,000 during 1995. Mr. Farmer, whose arrangement commenced in December 1995, is compensated at an hourly rate. Both arrangements may be terminated by either party without prior notice.

    In addition to the foregoing transactions involving officers and directors, the Company engaged First Stanford Corporation to render advisory services to the Company. In exchange for these services, the Company agreed to pay a fee equal to approximately $1.6 million subject to adjustment, of which 30% is payable in cash and 70% is payable in Class A Common Stock of the Company valued at the initial public offering price (87,750 shares based upon an assumed offering price of $13.00 per share). The Company has also agreed to indemnify and hold First Stanford harmless from and against any liabilities arising from its engagement except those arising from First Stanford's bad faith or gross negligence. Neither First Stanford nor its principal, Thomas M. Ferguson, is affiliated with or related to the Company. Mr. Ferguson has agreed to indemnify the Company against liability incurred by it pursuant to certain indemnity obligations that the Company is undertaking in connection with the Seal Fleet acquisition. See "Business--The Acquisitions." The Class A Common Stock payable to First Stanford will be held by the Company as security for Mr. Ferguson's indemnity obligation, subject to release beginning 24 months following the Offering.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock immediately prior to the Offering and as adjusted to give effect to the sale of 7,000,000 shares of Class A Common Stock in the Offering, by (i) each Named Executive, (ii) each director of the Company, (iii) each of the Company's stockholders who is known by the Company to beneficially own at least five percent of any class of Common Stock of the Company or at least five percent of the voting power of the Company's Common Stock, and (iv) all executive officers and directors of the Company as a group. Management believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable, the provisions of the Shareholders Agreement, and the information contained in the footnotes to the table below.

                                             CLASS A COMMON STOCK                 CLASS B COMMON STOCK              PERCENT OF
                                      ----------------------------------   ----------------------------------      TOTAL VOTING
                                                      PERCENT OF CLASS                     PERCENT OF CLASS          POWER OF
                                                        BENEFICIALLY                         BENEFICIALLY           OUTSTANDING
                                                            OWNED                                OWNED             COMMON STOCK
                                         NUMBER      -------------------      NUMBER      -------------------   -------------------
          NAME AND ADDRESS            BENEFICIALLY    BEFORE     AFTER     BENEFICIALLY    BEFORE     AFTER      BEFORE     AFTER
       OF BENEFICIAL OWNER(1)           OWNED(2)     OFFERING   OFFERING     OWNED(2)     OFFERING   OFFERING   OFFERING   OFFERING
J. Erik Hvide (3)...................      --           *          *           1,769,107      76.1%      53.3%     75.5%      43.6%
Hvide Family Trust I (4)............      --           *          *           1,454,383      62.6       43.8      62.0       35.8
Hvide Family Trust II (4)...........      --           *          *             110,215       4.7        3.3       4.7        2.7
Clipper/Park HMI, L.P. (5)..........      --           *          *             700,630      10.0       21.1       9.9       17.2
Clipper/Hercules, L.P. (5)..........      --           *          *             387,408       5.5       11.7       5.5        9.5
Clipper/Merban, L.P. (5)............   203,555         34.0%       2.7%         148,516       4.0        4.5       4.3        4.2
Clipper/Merchant HMI, L.P. (5)......      --           *          *             280,252       4.0        8.4       3.9        6.9
Clipper Capital Associates, L.P.
(5)(6)..............................   203,555         34.0        2.7        1,547,709      23.5       45.7      23.6       37.8
Metropolitan Life Insurance Company
(5).................................   71,820          34.0        1.0          --           *          *         *          *
Olympus Growth Fund II, L.P. (5)....   67,596          32.0       *             --           *          *         *          *
John H. Blankley....................      --           *          *             --           *          *         *          *
Eugene F. Sweeney...................      --           *          *             --           *          *         *          *
Gene Douglas........................      --           *          *             --           *          *         *          *
Donald L. Caldera...................      --           *          *             --           *          *         *          *
Andrew W. Brauninger................      --           *          *             --           *          *         *          *
Robert B. Calhoun, Jr. (6)..........   203,555         34.0        2.7        1,547,709      23.5       45.7      23.6       37.8
Gerald Farmer.......................      --           *          *             --           *          *         *          *
Jean Fitzgerald.....................      --           *          *             --           *          *         *          *
John Lee............................      --           *          *             --           *          *         *          *
Walter C. Mink......................      --           *          *             --           *          *         *          *
Robert Rice.........................      --           *          *             --           *          *         *          *
Raymond B. Vickers..................      --           *          *             --           *          *         *          *
All executive officers and directors
 as a group (16 persons) (6)........   203,555         34.0        2.7        3,316,816     100.0      100.0      99.1       81.4

- -----------------------

 * Less than one percent
(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.
(2) Assumes consummation of the following transactions, which will occur simultaneously with the consummation of the Offering, except as noted: (i) the issuance of 211,236 shares of Class A Common Stock and 765,394 shares of Class B Common Stock in exchange for the then-outstanding shares of Class C Common Stock; (ii) the issuance of 85,750 shares of Class A Common Stock in payment for services; (iii) the issuance of 23,692 shares of Class A Common Stock in exchange for certain indebtedness; and (iv) the exchange of 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock following the Offering for the principal amount of the Junior Notes to be outstanding after the application of the proceeds of the Offering.
(3) Includes the shares held by Hvide Family Trust I and Hvide Family Trust II, of which Mr. Hvide is the sole trustee.
(4) J. Erik Hvide is the sole trustee for both trusts. Hvide Family Trust I is a trust for the benefit of Mr. Hvide, his sister, Elsa Hvide Sowrey, (now known as Elsa Hvide Mumma), and their children in which Mr. Hvide has an economic interest in 65% of the income of the trust. Hvide Family Trust II is a trust for the benefit of Elsa Hvide Sowrey and her children, in which Mr. Hvide has no economic interest.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(5) Member of the Investor Group, defined as the "Investor Shareholders" in the Company's Articles of Incorporation. The Investor Group owns an aggregate of 342,971 shares of Class A Common Stock and 1,547,710 shares of Class B Common Stock (38.9% of total voting power). The address for Clipper Capital Associates, L.P., Clipper/Hercules HMI, L.P., Clipper/Merban HMI, L.P., Clipper/Merchant HMI, L.P., Clipper/Park HMI, L.P. is: c/o Clipper Capital Associates, L.P., 12 East 49th Street (30th Floor), New York, New York 10017. The address for Metropolitan Life Insurance Company is: 334 Madison Avenue, P.O. Box 633, Convent Station, New Jersey 07961-0633. The address for Olympus Growth Fund II, L.P. is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.
(6) Includes shares held by Clipper/Hercules, L.P., Clipper/Merban, L.P., Clipper/Merchant, L.P., and Clipper/Park, L.P. Clipper Capital Associates, L.P. is the general partner of those entities, and Mr. Calhoun is an officer, director, and stockholder of the corporate general partner of Clipper Capital Associates, L.P.

    Pursuant to certain agreements, on or about             , 1997 (300 days
following completion of the Offering), the Investor Group will receive additional shares of Class A Common Stock from the Company. J. Erik Hvide and the Hvide Trusts will contribute a like number of shares to the Company, thereby changing the amounts of Class A Common Stock and Class B Common Stock owned, respectively, by the Investor Group and J. Erik Hvide and the Hvide Trusts. For information concerning the manner in which the number of shares to be transferred will be determined, see "Description of Capital Stock--Contingent Share Issuance Agreement."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a description of the principal terms of certain of the Company's indebtedness, including indebtedness to be repaid with a portion of the proceeds of the Offering and indebtedness to be incurred in connection with the Acquisitions. Copies of the definitive agreements setting forth the terms of this indebtedness have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the agreements.

BANK DEBT

    The Company's outstanding bank indebtedness, aggregating $57.5 million at March 31, 1996, is held by a five-bank syndicate led by Citibank, N.A. under a loan agreement (the "Credit Facility"). The Credit Facility, as amended in March 1996, currently provides the Company with a $45.5 million term loan, $15.0 million of revolving lines of credit, and a $5.6 million letter of credit, all maturing January 15, 2001, with the exception of the letter of credit, which matures on January 15, 2000. The Credit Facility was amended in June 1996 and, upon consummation of the Offering, the amount available under the term loan will increase to $60.5 million, the amount available under the revolving lines of credit will decrease to $10.0 million, and an additional $25.0 million vessel acquisition credit line will become available. To the extent that the gross proceeds of the Offering are less than $91.0 million, the $25.0 million available under the vessel acquisition credit line will be reduced by the amount of such shortfall. Advances under the vessel acquisition credit line will not be permitted to exceed either (i) 70% of the lesser of the purchase price or appraised value of the vessel being acquired, or (ii) a multiple of six times EBITDA of the acquisition, and the amount of available will decrease to $11.5 million over a four-year period, during which time the Company will be required to make quarterly installment payments equal to the reduction in the available commitment.

    Borrowings under the Credit Facility bear interest at prime or LIBOR, at the Company's option, plus a margin based upon certain financial ratios. Such borrowings were accruing interest at approximately 8.3% at March 31, 1996. After the Offering and the consummation of the Acquisitions, annual principal payments under the term loan will aggregate $2.0 million for the remainder of 1996, $7.0 million in 1997, $9.0 million in 1998, $11.0 million in 1999, $13.0 million in 2000, with the remaining $18.5 million due January 15, 2001. All borrowings are secured by preferred ship mortgages on all vessels owned by the Company, assignments of all of the Company's receivables and earnings, and collateral mortgages of spare parts, supplies, and fuel.

    The letter of credit serves as collateral for a surety bond to ensure payment of any final judgment in the pending litigation relating to the reconstruction of the Seabulk America. See "Business--Legal Proceedings" and
Note 5 to Notes to Consolidated Financial Statements.

    The Credit Facility also provides that amounts equal to 50% of Annual Excess Cash Flow (as defined) and 100% of the net proceeds of certain sales of assets be used to repay borrowings under the Credit Facility.

    Covenants under the Credit Facility, among other things, (i) require the Company to meet certain financial tests, including tests requiring the maintenance of minimum interest coverage ratios, leverage ratios, levels of liquidity, and cash flow ratios; (ii) require the Company to maintain certain levels of collateral securing amounts outstanding under the Credit Facility;
(iii) limit the incurrence of additional indebtedness; (iv) limit purchases of capital equipment and other capital expenditures; (v) restrict payments, including dividends, with respect to shares of any class of capital stock; and
(vi) limit certain corporate acts of the Company, such as incurring debt, creating liens and entering into certain types of business transactions, including mergers and joint ventures. The limitation on mergers generally prohibits mergers other than acquisitions funded by the Credit Facility or otherwise meeting certain requirements for such acquisitions, including the requirements described above.

    Events of default under the Credit Facility include, among other things, (i) any failure to pay principal thereunder when due, or to pay interest or fees within three business days after the date due; (ii) the breach of certain covenants or the inaccuracy of certain representations or warranties made under the Credit Facility; (iii) any failure to pay amounts due on certain indebtedness, or defaults that result in or permit the acceleration of such indebtedness; (iv) certain events of bankruptcy, insolvency, or dissolution; (v) certain judgments or orders; (vi) certain seizures, condemnations, or similar actions pertaining to the Company's assets or business; (vii) the invalidity of the security interests granted under the Credit Facility; and (viii) a Change in Control (as defined).

    The Credit Facility permits the acquisitions of the OMI Chemical Carriers and the Seal Fleet Vessels and the related assumption of Title XI debt, incurrance of lease debt and making and delivery of promissory notes. See "Use of Proceeds" and "Business--The Acquisitions." The Credit Facility limits the Company's annual capital expenditures, including capital expenditures respecting maintenance and improvements of existing vessels, to $10.0 million without the consent of the lending banks. This limitation excludes (i) acquisitions made with the $25.0 million vessel acquisition credit line, (ii) additional indebtedness of $10.0 million that the Company is permitted to incur outside the Credit Facility, (iii) acquisitions financed with proceeds of the Offering, and
(iv) the payment of amounts necessary to retire the Senior Notes, the Junior Notes, and certain related party notes.

    The Credit Facility provides that upon consummation of the Offering, the Company must pay the banks a fee of $425,000.

    In addition to the letter of credit available under the Credit Facility, the Company has an available letter of credit issued by California Federal Bank in the amount of $7.0 million. That letter of credit is pledged to the owner-trustee of the Seabulk Magnachem and the U.S. Maritime Administration as security for the Company's obligation to pay charter hire under the long-term bareboat charter of that vessel. See "--Long-Term Charter Obligations--Title XI Bonds." The Company anticipates that the letter of credit will no longer be required as a result of the assumption of the Title XI debt associated with the OMI Hudson and the OMI Dynachem.

SENIOR NOTES

    The Senior Notes were issued in the aggregate principal amount of $25.0 million pursuant to that certain Senior Subordinated Note and Common Stock Purchase Agreement dated September 30, 1994 (the "Senior Note Agreement"). The Senior Notes were issued at a discount, resulting in proceeds to the Company of approximately $23.1 million. The issuances of the Senior Notes and the Common Stock issued in connection with the Senior Notes, resulted in total proceeds to the Company of $25.0 million. The Senior Notes will mature in two equal installments on September 30, 2003 and 2004, and bear interest at 12% per annum, payable semi-annually in arrears on March 31 and September 30 of each year. The Company at its option may prepay the Senior Notes at any time in whole or in part in a minimum aggregate amount of $500,000, at a price equal to the principal amount of the Senior Notes being prepaid, plus accrued interest. The Senior Notes rank pari passu with all other Senior Subordinated Debt (as defined).

    Covenants under the Senior Note Agreement, among other things, (i) limit the issuance of debt by the Company and of debt or preferred stock by the Company's subsidiaries; (ii) restrict certain payments, including dividends, with respect to shares of any class of capital stock or to repurchase or redeem capital stock or Subordinated Obligations (as defined); (iii) limit certain corporate acts of the Company, including permitting any of its subsidiaries to create or permit any restriction on the subsidiaries' ability to pay dividends, make loans or advances, or transfer assets or property to the Company; (iv) limit certain transactions by the Company and its subsidiaries, including certain mergers or consolidations, asset sales, sales of subsidiary stock, leases, other asset dispositions, transactions with affiliates, creations of liens, and sale and leaseback transactions; and (v) provide that upon a Change in Control (as defined), each holder of the Senior Notes shall have the right to require that the Company repurchase such holders' Senior Notes at a purchase price equal to 100% of principal plus accrued and unpaid interest. In addition, the Company has agreed not to consolidate with or merge into, sell all of its issued and outstanding capital stock, or convey, transfer or lease all of its assets to another person unless certain conditions are met.

    Events of Default (as defined) under the Senior Note Agreement include (i) failure to pay principal or interest when due; (ii) failure to comply with certain restrictions on mergers, consolidations, and transfers of assets; (iii) failure to comply with certain agreements and covenants in the Senior Notes and the Senior Note Agreement; (iv) certain events of default on other indebtedness;
(v) certain events of bankruptcy; and (vi) the inaccuracy of any representation or warranty.

    The Company intends to repay $0.8 million of accrued interest on and $20.0 million of principal of the Senior Notes with a portion of the proceeds from the Offering. To the extent the net proceeds of the Offering are less than $82.9 million, however, there will be a dollar-for-dollar reduction of the principal amount of Senior Notes repaid. See "Use of Proceeds" and "Capitalization."

JUNIOR NOTES

    The Junior Notes were issued in the aggregate principal amount of $25.0 million pursuant to that certain Junior Subordinated Note and Common Stock Purchase Agreement dated September 30, 1994 (the "Junior Note Agreement"). The Junior Notes were issued at a discount, resulting in proceeds to the Company of approximately $17.5 million. The issuances of the Junior Notes, the Common Stock, and the Common Stock Contingent Share Issuances issued in connection with the Junior Notes, resulted in total proceeds to the Company of $25.0 million. The principal of and accrued interest on the Junior Notes are due and payable on September 30, 2014; provided, however, that the Junior Notes must be prepaid upon the closing of the Offering. This prepayment requirement will be amended prior to the Offering. See "Description of Capital Stock--Recapitalization Agreement." Interest accrues on the Junior Notes at a rate of 8% per annum, compounded quarterly. The Company at its option may prepay the Junior Notes at any time in whole or in part at a price equal to the principal amount of the Junior Notes being prepaid, plus accrued interest. The Junior Notes are subordinated to all Senior Debt (as defined).

    Covenants under the Junior Note Agreement, among other things, provide that upon a Change in Control (as defined), each holder of the Junior Notes shall have the right to require that the Company repurchase such holders' Junior Notes at a purchase price equal to 100% of principal plus accrued and unpaid interest. In addition, the Company has agreed not to consolidate with or merge into, sell all of its issued and outstanding capital stock, or convey, transfer or lease all of its assets to another person unless certain conditions are met.

    Events of Default (as defined) under the Junior Note Agreement include (i) failure to pay principal or interest when due; (ii) failure to comply with covenants; (iii) certain events of bankruptcy; (iv) certain judgments or decrees; and (v) the inaccuracy of any representation or warranty.

    Immediately prior to the consummation of the Offering, the outstanding principal of and accrued but unpaid interest on the Junior Notes will total $28.7 million (assuming a closing date of June 30, 1996), of which $15.1 million will be repaid from the proceeds of the Offering. If the Underwriters' over-allotment option is not exercised, the outstanding principal balance will be exchanged for 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock valued at $12.09 per share (assuming a public offering price of $13.00 per share) within 30 days following the Offering. To the extent that the Underwriters' over-allotment option is exercised, the net proceeds therefrom will be used to repay an equal principal amount of the Junior Notes and any then remaining principal amount of the Junior Notes will be converted into shares of Class A Common Stock and Class B Common Stock on the same proportionate basis as if the Underwriters' over-allotment option were not exercised. See "Description of Capital Stock--Recapitalization Agreement."

LONG-TERM CHARTER OBLIGATIONS

    Title XI Bonds. Two of the Company's subsidiaries are parties to long-term, "hell or high water" charters of the Seabulk Challenger and the Seabulk Magnachem, the performance of which is guaranteed by the Company. Both vessels were financed by the issuance of U.S. Government Guaranteed Ship Financing Bonds issued pursuant to Title XI in leveraged lease transactions. As of December 31, 1995, approximately $4.2 million of 8.5% Title XI Bonds due 1999 relating to the Seabulk Challenger was outstanding and approximately $7.3 million of 5.25% Title XI Bonds due 2000 relating to the Seabulk Magnachem was outstanding. The long-term charter for the Seabulk Challenger is coterminous with the maturity date of the respective obligation, and the charter for the Seabulk Magnachem terminates in 2002. The Company has the option to purchase the vessels or renew the charters at fair market value and, with respect to the Seabulk Magnachem, has the right to share in the residual value proceeds of any sale to a third party.

    In connection with the acquisition of the OMI Chemical Carriers, the Company is assuming approximately $34.7 million of U.S. Government Guaranteed Ship Financing Bonds issued pursuant to Title XI in five distinct series bearing interest at an average rate of 7.65%.

    Repayment of the Company's existing Title XI bonds and the Title XI bonds to be assumed is guaranteed by the full faith and credit of the United States, acting through the Maritime Administration. As security for such guarantee, the vessels are mortgaged to the United States, and the subsidiaries that own or charter the vessels are each party to a security agreement and a financial agreement with the United States containing various operating covenants and financial conditions that, among other things, restrict the ability of each to
(i) incur additional indebtedness, (ii) make certain loans, advances, or investments, (iii) create certain liens, (iv) pay stock dividends, (v) sell, transfer, or dispose of assets, (vi) change the nature of its business, (vii) make capital expenditures, (viii) effect certain mergers, consolidations, or similar business combinations, or (ix) enter into certain vessel charter arrangements. The agreements specify various events of default, including failure to pay charter hire, pay certain guarantee fees, satisfy certain covenants, maintain required insurance, and maintain U.S. citizenship (within the meaning of Section 2 of the Shipping Act, 1916) and certain events of insolvency or bankruptcy. No consents or approvals are required under the Company's existing Title XI bonds to consummate the Offering or accomplish the Acquisitions.

    Bareboat Charters. The Company is party to bareboat charters relating to four offshore service vessels, two of which expire in June 2001 and two of which expire in January 2002. See "Certain Transactions" and Note 4 to the Company's consolidated financial statements. The Company has an option to purchase each of these vessels for a nominal amount upon the expiration of the charters. The Company is also party to two bareboat charters relating to a total of nine crew boats. The charter on one crew boat expires in 2002 with an option to purchase the vessel for $0.4 million. The charter on the remaining eight crew boats expires in 2004 with an option to purchase the vessels for a nominal amount. In addition, the Company is party to a bareboat charter on a tractor tug which expires in 2010 with an option to purchase the vessel for $1.6 million.

ACQUISITION NOTES AND ASSUMED DEBT

    In connection with the redemption in September 1994 of the Company's outstanding preferred stock, the purchase of partnership interests in HOS, and the purchase of partnership interests in HCL, the Company issued the unsecured subordinated Founder's Note, HOS Notes, and HCL Notes, in the approximate principal amounts of $3.6 million, $1.0 million, and $1.1 million, respectively. See "Certain Transactions." The Founder's Note bears interest, payable quarterly, at the greater of 12% per annum or prime plus 3%. The HOS and HCL Notes bear interest at 12% per annum. A portion of the notes will be repaid in cash with a portion of the proceeds from the Offering and a portion of the notes will be exchanged for shares of Class A Common Stock. See "Use of Proceeds" and "Certain Transactions." Of the balance of $4.8 million of currently remaining outstanding principal amount of such notes, $1.6 million will be repaid in cash on the Founder's Note and $0.3 million will be repaid in cash on the HOS Notes. In addition, $0.3 million of outstanding principal on the HCL and HOS Notes will be exchanged for 23,692 shares of Class A Common Stock (assuming an Offering price of $13.00 per share).

    In September 1994, the Company issued a $3.0 million promissory note (the "Vessel Acquisition Note") in partial payment for the 20% minority interest in a partnership that owned, directly or indirectly, eight of the Company's offshore supply boats and substantially all of the Company's interests in its product carrier and one of its chemical carriers. The unsecured note bears interest, payable quarterly, at the lesser of 10% per annum or prime plus 2%. Principal on the Vessel Acquisition Note is payable in five equal annual installments commencing October 1, 1995. The Company will repay $2.4 million of outstanding principal and accrued interest on the Vessel Acquisition Note with a portion of the proceeds from the Offering.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of the Company's capital stock is qualified in its entirety by reference to the Articles of Incorporation and its Amended and Restated Bylaws (the "Bylaws"), copies of which have been included as exhibits to the Registration Statement of which this Prospectus is a part, and reference to Florida law. All capitalized terms used and not defined below have the respective meanings assigned to them in the Articles of Incorporation.

    Upon consummation of the Offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Class A Common Stock, par value $.001 per share, of which 7,452,413 shares will be issued and outstanding, 5,000,000 shares of Class B Common Stock, par value $.001 per share, of which 3,316,817 shares will be issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, none of which will be issued and outstanding. The Class A Common Stock and Class B Common Stock are in this section collectively referred to as the "Common Stock."

COMMON STOCK

    The holders of Common Stock are entitled to receive such dividends, in cash, property or securities, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to participate in dividends ratably on a per share basis. If dividends consist of Common Stock or other voting securities of the Company, the voting rights of each such security shall correspond to the voting rights of the security held. Any dividend declared for one class of Common Stock must be declared for the other classes of Common Stock. The holders of Common Stock have no preemptive or redemption rights and are not subject to future calls or assessments by the Company. Subject to the prior rights of holders, if any, of any outstanding class or series of capital stock having a preference in relation to the Common Stock as to distributions upon dissolution, liquidation, and winding-up of the Company, holders of Common Stock are entitled to share ratably in any assets of the Company that remain after payment in full of all debts and liabilities of the Company.

    The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders, including the election of directors, except as described below under "--Foreign Ownership Restrictions" and as provided under Florida law. In all matters submitted to a vote of the stockholders, including the election of directors, and except as described below under "--Foreign Ownership Restrictions" and under "--Certain Provisions of Articles of Incorporation and Bylaws," each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. The stockholders do not have cumulative voting rights.

    The Class B Common Stock can be owned only by (i) J. Erik Hvide and, subject to certain limitations set forth in the Articles of Incorporation, any person related to him by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are wholly owned by them (collectively, the "Hvide Family"); or (ii) the Investor Group and its affiliates. If the ownership or beneficial interest in any share of Class B Common Stock ceases to be vested in any of these persons, then such share will automatically and immediately convert into a share of Class A Common Stock, although such a conversion will not occur where Class B Common Stock is transferred from one Hvide Family member, upon death, to another Hvide Family member.

    Except as described below under "--Foreign Ownership Restrictions," each holder of Class B Common Stock may elect at any time to convert any of his shares, share for share, into Class A Common Stock.

    Immediately after completion of the Offering, the Hvide Family and the Investor Group will hold 53.3% and 46.7%, respectively, of the outstanding Class B Common Stock. The Hvide Family and the Investor Group will thus own 16.4% and 17.6%, respectively, of the combined classes of Common Stock (16.4% and 7.8%, respectively, if the Underwriters' over-allotment option is exercised in full) and control 43.6% and 38.9%, respectively, of the voting power of such stock upon completion of the Offering (56.2% and 17.9%, respectively, if the Underwriters' over-allotment option is exercised in full) and will control the management and affairs of the Company and any corporate actions requiring stockholder approval.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more series and to fix, with respect to each series, the number of shares, voting powers, designations, relative rights, preferences (including seniority upon liquidation), privileges, and restrictions thereof. The rights, preferences, privileges, and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The Preferred Stock is subject to the dual stock certificate system described below under "--Foreign Ownership Restrictions."

    The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, could adversely affect the rights and powers, including voting and distribution rights, of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. Except as otherwise provided by law, the holders of any series of Preferred Stock may be given the right, voting separately as a class, to elect one or more directors of the Company. The term of any such director would expire at the next succeeding annual meeting of shareholders.

    The Company has no present intention to issue any shares of Preferred Stock.

FOREIGN OWNERSHIP RESTRICTIONS

    The Articles of Incorporation (i) contain provisions limiting the aggregate percentage ownership by Non-Citizens of each class of the Company's capital stock (including the Class A Common Stock and the Class B Common Stock) to 24.99% of the outstanding shares of each such class (the "Permitted Percentage") to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable federal law (presently 25.0%), (ii) require institution of a dual stock certificate system to help determine such ownership, and (iii) permit the Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations. These provisions are intended to protect the Company's ability to operate its vessels in the U.S. domestic trade governed by the Jones Act. The ability of the Company to so operate is necessary to avoid default under certain of the Company's financings, may enhance the Company's ability to incur additional debt, and may have other effects upon the Company. See "Risk Factors--Restriction on Foreign Ownership" and "Business--Environmental and Other Regulation--Coastwise Laws."


    To provide a method to enable the Company reasonably to determine stock ownership by Non-Citizens, the Articles of Incorporation require the Company to institute (and to implement through the transfer agent for the Common Stock) a dual stock certificate system, pursuant to which certificates representing shares of Common Stock will bear legends that designate such certificates as either "citizen" or "non-citizen," depending on the citizenship of the owner. Accordingly, stock certificates are denominated as "citizen" (blue) in respect of Class A Common Stock owned by Citizens and as "non-citizen" (red) in respect of Class A Common Stock owned by Non-Citizens. The Company may also issue non-certificated shares through depositories if the Company determines such depositories have established procedures that allow the Company to monitor the ownership of Common Stock by Non-Citizens.



    For purposes of the dual stock certificate system, a "Non-Citizen" is defined as any person other than a Citizen, and a "Citizen" is defined as: (i) any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law; (ii) any corporation (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which title to not less than 75% of its stock is beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor


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
of Non-Citizens, (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in their absence or disability are Citizens, and (f) of which more than 50% of that number of its directors necessary to constitute a quorum are Citizens; (iii) any partnership (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) all general partners of which are Citizens, and (c) of which not less than a 75% interest is beneficially owned and controlled by, and vested in, Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens; (iv) any association
(a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which 100% of the members are Citizens, (c) whose president, chief executive officer, or equivalent position, chairman of the board of directors, or equivalent committee or body, and all persons authorized to act in their absence or disability are Citizens, (d) of which not less than 75% of the voting power is beneficially owned by Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens, and (e) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (v) any limited liability company (a) organized under the laws of the U.S., or a state, territory, district or possession thereof, (b) of which not less than 75% of the membership interests are beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, and the remaining membership interests are beneficially owned by and vested in persons meeting the requirements of 46 U.S.C. Sec.12102(a), (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens,
(e) whose president or other chief executive officer or equivalent position, chairman of the board of directors or equivalent committee or body, managing members (or equivalent), if any, and all persons authorized to act in their absence or disability are citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, and (f) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (vi) any joint venture, if not an association, corporation, partnership, or limited liability company (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, and (b) of which 100% of the equity is beneficially owned and vested in Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens; and (vii) any trust (a) domiciled in and existing under the laws of the U.S., or a state, territory, district, or possession thereof, (b) the trustee of which is a Citizen, and (c) of which not less than a 75% interest is held for the benefit of Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens. The foregoing definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.


    Shares of Common Stock are transferable to Citizens at any time and are transferable to Non-Citizens if, at the time of such transfer, the transfer would not increase the aggregate ownership by Non-Citizens of that particular class of Common Stock above the Permitted Percentage in relation to the total outstanding shares of that particular class Common Stock. In determining whether the percentage of shares of Class A Common Stock beneficially owned by Non-Citizens exceeds the Permitted Percentage, the total number of issued and outstanding shares of Class A Common Stock and the total number of shares of Class A Common Stock beneficially owned by Non-Citizens will be increased (i) by 185,056 shares until shares of Common Stock are issued pursuant to the Contingent Share Issuance Agreement (see "Description of Capital Stock--Contingent Share Issuance Agreement"), and (ii) by 131,735 shares until the earlier to occur of (x) conversion to Common Stock or (y) the redemption, of the Company's Junior Subordinated Notes (See "Description of Certain Indebtedness--Junior Notes"). Non-Citizen certificates may be converted to Citizen certificates upon a showing, satisfactory to the Company, that the holder is a Citizen. Any purported transfer to Non-Citizens of shares or of an interest in shares of the Company represented by a Citizen certificate in excess of the


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
Permitted Percentage will be ineffective as against the Company for all purposes (including for purposes of voting, dividends, and any other distribution, upon liquidation or otherwise). In addition, the shares may not be transferred on the books of the Company, and the Company, whether or not such stock certificate is validly issued, may refuse to recognize the holder thereof as a stockholder of the Company except to the extent necessary to effect any remedy available to the Company. Subject to the foregoing limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-citizen (red) certificates, as applicable.


    The Articles of Incorporation establish procedures with respect to the transfer of shares to enforce the limitations referred to above and authorize the Board of Directors to implement such procedures. The Board of Directors may take other ministerial actions or make interpretations of the Company's foreign ownership policy as it deems necessary in order to implement the policy. Pursuant to the procedures established in the Articles of Incorporation, as a condition precedent to each issuance and/or transfer of stock certificates representing shares of Common Stock (including the shares of Class A Common Stock being sold in the Offering), a citizenship certificate will be required from all transferees (and from any recipient upon original issuance) of Common Stock, with respect to the beneficial owner of the Common Stock being transferred, if the transferee (or the original recipient) is acting as a fiduciary or nominee for such beneficial owner. The registration of the transfer (or original issuance) will be denied upon refusal to furnish such citizenship certificate, which must provide information about the purported transferee's or beneficial owner's citizenship. Furthermore, as part of the dual stock certificate system, depositories holding shares of the Company's Common Stock will be required to maintain separate accounts for "Citizen" and "Non-Citizen" shares. When the beneficial ownership of such shares is transferred, the depositories' participants will be required to advise such depositories as to which account the transferred shares should be held. In addition, to the extent necessary to enable the Company to determine the number of shares owned by Non-Citizens, the Company may from time to time require record holders and beneficial owners of shares of Common Stock to confirm their citizenship status and may, in the discretion of the Board of Directors, temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.


    Should the Company (or its transfer agent for the Common Stock) become aware that the ownership by Non-Citizens of Common Stock at any time exceeds the Permitted Percentage (the "Excess Shares"), the Board of Directors is authorized to withhold dividends and other distributions temporarily on the Excess Shares, pending the transfer of such shares to a Citizen or the reduction in the percentage of shares owned by Non-Citizens to or below the Permitted Percentage, and to deny voting rights with respect to the Excess Shares. If dividends and distributions are to be withheld, they will be set aside for the account of the Excess Shares. At such time as such shares are transferred to a Citizen or the ownership of such shares by Non-Citizens will not result in aggregate ownership by Non-Citizens in excess of the Permitted Percentage, the dividends withheld shall be paid to the then record holders of the related shares. Excess Shares shall, so long as the excess exists, not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the stockholders for a vote. The Articles of Incorporation provide that the Board of Directors has the power, in its reasonable discretion and based upon the records maintained by the Company's transfer agent, to determine those shares of Common Stock that constitute the Excess Shares. Such determination will be made by reference to the date or dates on which such shares were purchased by Non-Citizens, starting with the most recent acquisition of shares by a Non-Citizen and including, in reverse chronological order, all other acquisitions of shares by Non-Citizens from and after the acquisition that first caused the Permitted Percentage to be exceeded; provided that Excess Shares resulting from a determination that a record holder or beneficial owner is no longer a Citizen will be deemed to have been acquired as of the date of such determination.

    To satisfy the Permitted Percentage described above, the Articles of Incorporation authorize the Board of Directors, in its discretion, to redeem (upon written notice) Excess Shares in order to reduce the aggregate ownership by Non-Citizens to the Permitted Percentage. As long as the shares of Class A

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
Common Stock offered hereby continue to be authorized for quotation on the Nasdaq National Market, the redemption price will be the average of the closing sale price of the shares (as reported by the Nasdaq National Market) during the 30 trading days next preceding the date of the notice of redemption. The redemption price for Excess Shares will be payable in cash. In the event the Company is not permitted by applicable law to make such redemption or the Board of Directors, in its discretion, elects not to make such redemption, the Company will give notice to the holders of Class B Common Stock and those of whom are Citizens may elect to purchase their pro rata portion of the Excess Shares by delivering written notice of such election within 30 days of receipt of the Company's notice.

POSSIBLE ANTI-TAKEOVER PROVISIONS

    Florida Business Corporation Act. The Company is subject to Sections
607.0901 and 607.0902 of the Florida Business Corporation Act ("FBCA"), which regulate the acquisition and exercise of corporate control.

    Under Section 607.0902 of the FBCA, "control shares" of certain corporations acquired in a "control share acquisition," with certain exceptions, have no voting rights unless such rights are granted pursuant to a vote of the holders of a majority of the corporation's voting stock (excluding all "interested shares"). "Control shares" are shares that, when added to all other shares which a person owns or has the power to vote, would give that person any of the following ranges of voting power: (i) one-fifth or more but less than one-third of the voting power; (ii) one-third or more but less than a majority of the voting power; and (iii) more than a majority of the voting power. A "control share acquisition" is the acquisition of ownership of, or the power to vote, outstanding control shares. Shares acquired within 90 days, or as part of a plan to effectuate a control share acquisition, are deemed to have been acquired in the same transaction. "Interested shares" include shares held by the person attempting to effectuate the control share acquisition or any officer or employee-director of the corporation. A corporation may elect to not be governed by Section 607.0902 of the FBCA in its articles of incorporation or bylaws.

    Section 607.0901 of the FBCA requires that certain transactions between an interested stockholder (in general, a stockholder that beneficially owns more than 10% of a corporation's outstanding voting stock) and a corporation be approved by the affirmative vote of the holders of two-thirds of the corporation's voting shares (excluding those shares beneficially owned by the interested stockholder). In general, such approval will not be required if the transaction is approved by a majority of disinterested directors, the interested stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting stock for at least the preceding five years, the interested stockholder is the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding stock acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors), or the consideration paid in the affiliated transaction satisfies the statutory "fair price" formula and certain other conditions are met. Transactions covered by Section 607.0901 include mergers, consolidations, sales of assets having an aggregate fair market value of 5% or more of the aggregate fair market value of all the corporation's assets on a consolidated basis or of all the corporation's outstanding stock or representing 5% or more of the corporation's earning power or net income on a consolidated basis, transfers of shares having an aggregate fair market value of 5% or more of the aggregate fair market value of all outstanding shares of the corporation, liquidations, dissolutions, reclassifications, recapitalizations, and loans. A corporation may elect, by the vote of a majority of the outstanding voting stock (not including shares held by an interested stockholder), by amending such corporation's articles of incorporation or bylaws, to not be subject to the provisions of Section 607.0901 of the FBCA. Any such election, however, will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between such corporation and someone who was an interested stockholder prior to the effective date of such amendment.

    Each of the foregoing provisions of the FBCA could have the effect of delaying or making it more difficult to effect a change of control or management of the Company, even though such a change may be beneficial to the Company and its stockholders.

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
    Dual Classes of Common Stock. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share. Accordingly, the Hvide Family and the Investor Group, as the holders of all the outstanding Class B Common Stock, if they vote together, will be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, and such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices.

    Board of Directors. In all elections of directors, except elections, if any, for directors for Preferred Stock, as described in "--Preferred Stock," each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and neither class has cumulative voting rights. The Hvide Family and the Investor Group, under the terms of the Shareholders Agreement, will have the ability to nominate eight and three members, respectively, of the Company's 11-member Board of Directors, who are elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a class. In addition, pursuant to the Articles of Incorporation, the Board of Directors will be divided into three classes of directors serving staggered three-year terms as well as directors, if any, for Preferred Stock who serve one-year terms. As a result, approximately one third of the Board of Directors is elected each year. Each of these provisions could have the effect of delaying or making it more difficult to effect a change in control or management of the Company, even though such a change may be beneficial to the Company and its stockholders.

    Restrictions on Taking Stockholder Action. The Company's Bylaws provide that a stockholder must notify the Company in advance of such holder's intent to bring up items of business or nominate directors at any annual meeting of stockholders. With respect to other items of business, the Bylaws provide that a stockholder's notice must be given in accordance with the procedures set forth in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended, which generally requires that such proposals be received by the Company not less than 120 days prior to the anniversary date that proxy solicitation materials were sent out for the immediately preceding annual meeting of stockholders of the Company. As permitted by the FBCA, pursuant to the Company's Articles of Incorporation, stockholders may only call a special meeting of stockholders when the holders of not less than 50% of the shares entitled to vote make written demand on the Company for such a meeting.

    Authorized but Unissued Capital Stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Articles of Incorporation grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control, or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

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
CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

    Rights of Approval. So long as the Investor Group owns at least 5% of the Company's outstanding Class B Common Stock, subject to the following exception, the following actions must be approved by holders of at least 95% of the Class B Common Stock: (i) engagement of the Company or its subsidiaries in any material new business; (ii) a merger involving the Company or a sale of all or substantially all of the Company's assets; (iii) a recapitalization or voluntary bankruptcy filing; (iv) a capital investment, acquisition, or asset sale in excess of $5 million; (v) borrowings or issuances of securities in excess of $5 million; or (vi) amendment to the Articles of Incorporation reducing or delegating the authority of the Board of Directors or affecting the rights of holders of shares of Class B Common Stock. After September 30, 1999, however, a merger or sale of substantially all of the Company's assets no longer will require the approval of holders of 95% of the Class B Common Stock. In addition, so long as the Investor Group owns at least 25% of the Company's outstanding Class B Common Stock, the appointment of a new chief executive officer must be approved by the holders of at least 75% of the Class B Common Stock.

    Liability of Directors and Officers. The FBCA permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits.

    The Articles of Incorporation include a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages resulting from breaches of the duty of care to the fullest extent permitted by the FBCA and further provide that any amendment or repeal of that provision will not adversely affect any right or protection of a director of the Company existing at the time of such amendment, modification, or repeal to any director for acts or omissions occurring prior to such amendment.

    Pursuant to the Articles of Incorporation, the Board of Directors has indemnified the Company's current and former directors, officers, employees, and agents to the fullest extent permitted, from time to time, under the FBCA as presently or hereafter in effect. The Company also may enter into agreements providing for greater or different indemnification of any of these persons. The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

    Citizenship of Directors and Officers. The Company's Bylaws provide that the Chairman of the Board of Directors, Chief Executive Officer, President, and all Vice Presidents must be Citizens, and restrict any officer who is not a Citizen from acting in the absence or disability of such persons. The Bylaws further provide that the number of Non-Citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business. See "Business--Environmental and Other Regulation--Coastwise Laws."

RECAPITALIZATION AGREEMENT


    The Company, the Investor Group, J. Erik Hvide, and two trusts for the benefit of certain members of Mr. Hvide's family will enter into a recapitalization agreement (the "Recapitalization Agreement") simultaneously with the execution of the Underwriting Agreement. Under the Recapitalization Agreement, the parties will agree that immediately prior to the Offering, 74,704 shares of the 452,518 Class B Common Stock owned by the Investor Group will be converted into 74,704 shares of Class A Common Stock, the 313,215 shares of Class C Common Stock owned by the Investor Group will be converted into 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock and the 663,415 shares of Class C Common Stock owned by J. Erik Hvide and the Hvide Trusts will be converted into 663,415 shares of Class B Common Stock. In addition, the parties will agree to the application of $35.8 million of the proceeds of the Offering to repay the $20.7 million of principal and accrued but unpaid interest on the Senior Notes and $15.1 million of the principal and accrued but unpaid interest on the

Junior Notes; provided, however, to the extent that the net proceeds from the Offering are less than $82.9 million, there will be a dollar-for-dollar reduction in the principal amount of Senior Notes repaid. Under the Recapitalization Agreement, the parties will also agree that if the Underwriters' over-allotment option is not exercised, the remaining principal amount of the Junior Notes will be converted into an aggregate of 39,205 shares of Class A Common Stock and 1,085,742 shares of Class B Common Stock (assuming an offering price of $13.00 per share). To the extent that the Underwriters' over-allotment option is exercised, the net proceeds therefrom will be used to repay an equal principal amount of the remaining $5.0 million of outstanding Senior Notes and, to the extent that such net proceeds exceed $5.0 million, an equal principal amount of the Junior Notes and any then-remaining principal amount of the Junior Notes will be converted into shares of Class A Common Stock and Class B Common Stock on the same proportionate basis as if the Underwriters' over-allotment option were not exercised. Any interest that accrues on the Junior Notes between the closing of the Offering and the conversion or repayment of the Junior Notes will be paid in cash by the Company. The parties will also enter into a restated shareholders agreement, a restated contingent share issuance agreement, and a registration rights agreement, all as described below.

SHAREHOLDERS AGREEMENT

    In connection with the September 30, 1994 issuance of the Senior Notes and the Junior Notes the Company, J. Erik Hvide, two trusts for the benefit of certain members of Mr. Hvide's family, of which Mr. Hvide is sole trustee, and the Investor Group entered into an agreement granting certain voting and approval rights to the Investor Group and the Hvide Family. Immediately prior to the Offering, that agreement will be terminated and Mr. Hvide, the Hvide Trusts, and the Investor Group will enter into a new agreement (the "Shareholders Agreement") that will provide as follows:

    Designations to the Board of Directors. The Investor Group may initially nominate three persons to the Board of Directors and must vote all its shares so as to elect eight other persons nominated to the Board of Directors by Mr. J. Erik Hvide. Of these eight nominees, one will be Mr. Hvide, no more than three others may be employees of the Company, its subsidiaries or members of the Hvide Family, and the remainder must be independent of Mr. Hvide, the Company, and its subsidiaries. In addition,
J. Erik Hvide and the Hvide Trusts must vote their shares to elect the three Investor Group nominees. The number of nominees that the Investor Group is entitled to designate will be reduced by one at such times as the Investor Group's holdings drop below 20%, 10%, and 5%, respectively, of the Company's outstanding Common Stock. The Investor Group may remove their nominees, with or without cause, and may nominate successors to their nominees. All director nominees must be U.S. citizens.

    Right of First Refusal. Mr. Hvide (together with the Hvide Trusts) and the Investor Group, respectively, have granted a right of first refusal for each to purchase the other's stock in certain circumstances.

    Share Adjustment. The Investor Group has agreed that, if following the issuance of the CSIs (as defined below), the aggregate votes held by the Investor Group by virtue of its ownership of Class A and Class B Common Stock would exceed the votes held by the Hvide Family by virtue of its ownership of Class A and Class B Common Stock, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one vote majority over the Investor Group.

CONTINGENT SHARE ISSUANCE AGREEMENT

    Also in connection with the issuance of the Junior Notes, the Company and the Investor Group entered into a Contingent Share Issuance Agreement. The agreement, as to be amended pursuant to the Recapitalization Agreement (the "CSI Agreement"), provides for the issuance of additional shares of Class A Common Stock to the purchasers of the Junior Notes to the extent necessary for such purchasers to earn a specified All-in Return (as defined by the CSI Agreement) on their investment. Mr. Hvide and the Hvide Trusts agreed in the Shareholders Agreement to contribute to the Company a number of shares of Class B Common Stock equal to the number of shares of Common Stock issued by the Company pursuant to the CSI Agreement.

    Pursuant to the CSI Agreement, the Company issued to the purchasers of the Junior Notes two series of Common Stock Contingent Share Issuances ("CSIs") that
are convertible into shares of Class A Common Stock on            , 1997 (300
days following completion of the Offering). The number of shares of such stock issuable with respect to the first series of CSIs is the lesser of (i) that number necessary to cause the All-in Return (as defined below) to equal 60% and
(ii) a number of shares equal to 9.375% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, without giving effect to the offering or the CSI issuance. The number of shares issuable with respect to the second series of CSIs is equal to the lesser of (i) that number necessary to cause the All-in Return to equal 35% and (ii) a number of shares equal to 12.5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, without giving effect to the Offering or the CSI issuance. The value of the shares of Class A Common Stock issuable upon conversion of the CSIs is based upon the average market price of the Class A Common Stock during the 30 trading
days preceding        , 1997 (the "Valuation Period"). "All-in Return" is
defined as the annual rate of return earned by the purchasers of the Junior Notes with respect to their aggregate investment in the Junior Notes, the shares of Common Stock issued to them in connection with their purchase of the Junior Notes, and the shares of Common Stock issued to them upon conversion of the CSIs.

    While it is not possible to predict the future market value of the Company's Common Stock, assuming, for illustrative purposes only, that the average market price of the Class A Common Stock during the Valuation Period is equal to the initial public offering price of the shares offered hereby, an aggregate of 554,496 shares of Class A Common Stock (based upon an assumed offering price of $13.00 per share) will be issuable upon conversion of the CSIs, which would increase the Investor Group's ownership from 17.6% to 22.7% of the outstanding shares of Common Stock and would reduce Mr. Hvide's ownership from 16.4% to 11.2% of the outstanding shares. A higher average market price during the Valuation Period will reduce the number of shares issuable upon conversion of the CSIs and the corresponding number of shares required to be contributed to the Company by Mr. Hvide, and a lower market price during the Valuation Period will increase such numbers of shares. The Investor Group has agreed, however, that if following the issuance of the CSIs, the aggregate votes held by the Investor Group would exceed the votes held by the Hvide Family, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one-vote majority over the Investor Group. See "--Shareholders Agreement--Share Adjustment."

REGISTRATION RIGHTS AGREEMENT

    In connection with the Recapitalization Agreement the Company and the Investor Group will enter into a registration rights agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Investor Group has the right to demand that its shares of Common Stock be registered for sale pursuant to the requirements of the Securities Act, up to three times, subject to certain deferral rights of the Company. Each of the members of the Investor Group has the right to request that its shares be included in any registered underwritten public offering of the Company's Common Stock, subject to certain cutbacks.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, 7,452,413 shares of Class A Common Stock and 3,316,817 shares of Class B Common Stock will be outstanding, of which the 7,000,000 shares of Class A Common Stock offered hereby (assuming the Underwriters' over-allotment option is not exercised) will be transferable without restriction under the Securities Act, except for shares acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act ("Rule 144")). Of the 3,769,230 shares beneficially owned by the Company's existing stockholders, all may become eligible for resale at various times under Rule 144 or otherwise.

    In general, under Rule 144, a person (or persons whose shares are aggregated) (i) who is not an "affiliate," as that term is defined below, and whose shares have been outstanding and not owned by an "affiliate" for at least two years, or (ii) who is an "affiliate" and has beneficially owned his or its shares for a period of at least two years, is entitled to sell, within any 90-day period, such number of shares that does not exceed the greater of (i) one percent (1%) of the then-outstanding shares or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks next preceding each such sale. Resales under Rule 144 are also subject to certain notice and manner of sale requirements, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company at any time during the three months next preceding a sale by such person (or persons) and who has beneficially owned shares of Common Stock that were not acquired from the Company or an "affiliate" of the Company within the previous three years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notification requirements, or the availability of current public information concerning the Company. Affiliates continue to be subject to the restrictions and requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

    The Company's current stockholders, who beneficially own 452,413 shares of Class A Common Stock and 3,316,817 shares of Class B Common Stock in the aggregate (6.1% of the Class A Common Stock and 100% of the outstanding shares of Class B Common Stock upon completion of the Offering, or 82.5% of the voting power of the Common Stock, assuming the Underwriters' over-allotment option is not exercised) have executed lock-up agreements pursuant to which they have agreed not to demand the registration of, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any of their shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives of the Underwriters. All other executive officers, directors and employees of the Company who will be granted options to purchase shares of Class A Common Stock prior to the consummation of the Offering have also agreed not to offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any of their shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters.

    The Company will grant registration rights to certain stockholders. See "Description of Capital Stock--Registration Rights Agreement."

    Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of such shares in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

    As part of its business plan, the Company may, from time to time, issue shares of Common Stock or Preferred Stock to finance future vessel improvements, acquisitions, and other transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation and Howard, Weil, Labouisse, Friedrichs Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the number of shares of Class A Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.



                                                                   NUMBER OF
    UNDERWRITERS                                                    SHARES
- ----------------------------------------------------------------   ---------

Donaldson, Lufkin & Jenrette Securities Corporation.............
Howard, Weil, Labouisse, Friedrichs Incorporated................

                                                                   ---------
    Total.......................................................   7,000,000
                                                                   ---------
                                                                   ---------

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $         per
share. The Underwriters may allow, and such dealers may re-allow, a discount not
in excess of $         per share on sale to certain other dealers. After the
initial public offering of the Class A Common Stock, the public offering price, concession, and discount may be changed.

    The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 1,050,000 additional shares of Class A Common Stock, at the initial public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares of Class A Common Stock to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

    The initial public offering price for the Class A Common Stock in the Offering will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company and the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, the ability of the Company's management, and the recent market prices of securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "HMAR."

    In accordance with applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior written consent, and, accordingly, each Underwriter intends to abide by such rules.

    In connection with the Offering, the Company's officers and directors and certain of its stockholders have agreed that, during a period of 180 days from the date of this Prospectus, such holders will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of, any shares of Class A Common Stock or Class B Common Stock in a public transaction (or make public announcement with regard to any such transaction) or demand or request the registration of any shares of Class A Common Stock or Class B Common Stock under the Securities Act or otherwise exercise any registration rights with respect thereto. In addition, the Company has agreed that, during a period of 180 days from the date of this Prospectus, the Company will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock except for
(i) shares of Class A Common Stock to be issued in the Offering, and (ii) shares issued upon the exercise of options to be granted under the various employee and director benefit plans, as described under "Management."

                                 LEGAL MATTERS


    Certain legal matters in connection with the validity of the issuance of the Common Stock offered hereby are being passed upon for the Company by Dyer Ellis & Joseph PC, Washington, D.C. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                    EXPERTS

    The consolidated financial statements of Hvide Marine Incorporated and subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the statements of assets to be sold of Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. as of September 30, 1994 and 1995, and the related statements of vessel operations for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of OMI Chemical Carrier Group at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Seal Fleet Vessels at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration

Statement have been audited by Pannell Kerr Forster of Texas, P.C., independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act, with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are summaries of the material terms of such contract, agreement, or document. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Company's Class A Common Stock, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission.

    The Company intends to furnish holders of the Class A Common Stock offered hereby with annual reports containing consolidated financial statements audited by an independent public accounting firm and may provide quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited):

Pro Forma Condensed Consolidated Balance Sheet
  As of March 31, 1996 (unaudited)...................................................    F-3
Pro Forma Condensed Consolidated Statement of Operations
  for the three months ended March 31, 1996 (unaudited)..............................    F-4
Pro Forma Condensed Consolidated Statement of Operations
  for the year ended December 31, 1995 (unaudited)...................................    F-9

HVIDE MARINE INCORPORATED AND SUBSIDIARIES:

Report of Independent Certified Public Accountants...................................   F-12
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996
  (unaudited)........................................................................   F-13
Consolidated Statements of Operations for the Three Years Ended December 31, 1995 and
  for the three months ended March 31, 1995 and 1996 (unaudited).....................   F-14
Consolidated Statements of Stockholders' Equity for the Three Years Ended
  December 31, 1995 and for the three months ended March 31, 1996 (unaudited)........   F-15
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1995 and
  for the three months ended March 31, 1995 and 1996 (unaudited).....................   F-16
Notes to Consolidated Financial Statements...........................................   F-17

OMI CHEMICAL CARRIER GROUP:

Independent Auditors' Report.........................................................   F-32
Combined Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996
  (unaudited)........................................................................   F-33
Combined Statements of Operations and Deficit for the Three Years Ended
  December 31, 1995 and for the three months ended March 31, 1995 and 1996
  (unaudited)........................................................................   F-34
Combined Statements of Cash Flows for the Three Years Ended December 31, 1995 and for
  the three months ended March 31, 1995 and 1996 (unaudited).........................   F-35
Notes to Combined Financial Statements...............................................   F-36

SEAL FLEET VESSELS:

Independent Auditors' Report.........................................................   F-41
Combined Statements of Vessel Operations for the Three Years Ended
  December 31, 1995 and for the three months ended March 31, 1995 and 1996
  (unaudited)........................................................................   F-42
Notes to Combined Financial Statements...............................................   F-43
Independent Auditors' Report.........................................................   F-45
Statements of Assets to be Sold as of December 31, 1993, 1994, and 1995 and March 31,
  1996 (unaudited)...................................................................   F-46
Statements of Vessel Operations for the Three Years Ended December 31, 1995 and for
  the three months ended March 31, 1995 and 1996 (unaudited).........................   F-47
Notes to Financial Statements........................................................   F-48

GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.:

Report of Independent Certified Public Accountants...................................   F-49
Statement of Assets to be Sold as of September 30, 1994 and 1995 and December 31,
  1995 (unaudited)...................................................................   F-50
Statements of Vessel Operations for the Two Years Ended September 30, 1995 and for
  the three months ended December 31, 1994 and 1995 (unaudited)......................   F-51
Notes to Financial Statements........................................................   F-52

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following pro forma condensed consolidated balance sheet at March 31, 1996 gives effect to the pending acquisitions of the OMI Chemical Carriers, the Seal Fleet Vessels and two additional vessels, the Offering, repayment of certain indebtedness and the conversion of the Junior Notes into shares of Common Stock as if the transactions had occurred on March 31, 1996. The pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the foregoing, except for the pending acquisitions of four additional vessels and the acquisition of certain vessels from GBMS in January 1996 and one vessel in February 1996, as if the transactions had occurred on January 1, 1995 and 1996, respectively. The pro forma financial information is presented for illustrative purposes only and does not purport to project the financial position or results of operations for any future period or as of any future date. The pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto and with the financial statements and the notes thereto of the Company, the OMI Chemical Carriers, the Seal Fleet Vessels, and the GBMS Vessels and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus. See "Business--The Acquisitions," "Use of Proceeds," and "Capitalization."

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                       MARCH 31, 1996
                                                        (UNAUDITED)
                                          PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS
                                                            OF (1)
                                          ------------------------------------------                            COMPANY PRO
                               COMPANY      OMI                            OTHER        PRO FORMA                  FORMA
                                  AS      CHEMICAL    SEAL              ACQUISITIONS   ADJUSTMENTS   OFFERING    CONDENSED
                               REPORTED   CARRIERS    FLEET     OSTC        (1)            (1)         (2)      CONSOLIDATED
                               --------   --------   -------   ------   ------------   -----------   --------   ------------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents....  $  6,013   $          $         $2,234      $            $ (37,725)   $ 35,925     $  6,447
Accounts receivable, net.....    14,065                         1,639                                               15,704
Spare parts and supplies.....     3,573     1,803         49      148                                                5,573
Prepaid expenses and other...     3,578                            40                                                3,618
                               --------   --------   -------   ------       -----      -----------   --------   ------------
 Total Current Assets........    27,229     1,803         49    4,061                     (37,725)     35,925       31,342
Property, net................   110,742    59,702     25,190      385       9,025                                  205,044
Goodwill, net................     8,991                                                                              8,991
Deferred costs, net..........     4,791     3,145        936       11                                  (1,135)       7,748
Investment in affiliates.....       840                                                                                840
Other........................     1,427                                                                  (883)         544
                               --------   --------   -------   ------       -----      -----------   --------   ------------
 Total Assets................  $154,020   $64,650    $26,175   $4,457      $9,025       $ (37,725)   $ 33,907     $254,509
                               --------   --------   -------   ------       -----      -----------   --------   ------------
                               --------   --------   -------   ------       -----      -----------   --------   ------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current maturities of debt...  $ 12,292   $ 4,815    $         $1,627      $            $   3,623    $ (3,388)    $ 18,969
Accounts Payable.............     7,526                           393                                                7,919
Other........................     6,963                   16    2,437                                  (1,499)       7,917
                               --------   --------   -------   ------       -----      -----------   --------   ------------
 Total Current Liabilities...    26,781     4,815         16    4,457                       3,623      (4,887)      34,805
Long-term debt...............   103,486    29,835                                          23,752     (44,770)     112,303
Long-term interest payable...     3,157                                                                (3,157)
Deferred income taxes........     4,351                                                                (1,874)       2,477
Other Liabilities............     2,447                   84                                               99        2,630
                               --------   --------   -------   ------       -----      -----------   --------   ------------
 Total Liabilities...........   140,222    34,650        100    4,457                      27,375     (54,589)     152,215
                               --------   --------   -------   ------       -----      -----------   --------   ------------
Investment in acquisitions...              30,000     26,075                9,025         (65,100)
Minority partners' equity....     1,488                                                                              1,488
Common stock, paid-in
 capital, retained earnings
 and treasury stock..........    12,310                                                                88,496      100,806
                               --------   --------   -------   ------       -----      -----------   --------   ------------
Total stockholders' equity...    12,310                                                                88,496      100,806
                               --------   --------   -------   ------       -----      -----------   --------   ------------
Total stockholders' and
 minority partners' equity...    13,798                                                                88,496      102,294
                               --------   --------   -------   ------       -----      -----------   --------   ------------
Total liabilities and
 equity......................  $154,020   $64,650    $26,175   $4,457      $9,025       $ (37,725)   $ 33,907     $254,509
                               --------   --------   -------   ------       -----      -----------   --------   ------------
                               --------   --------   -------   ------       -----      -----------   --------   ------------


    See notes to the pro forma condensed consolidated financial statements.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                        OMI
                        COMPANY AS    CHEMICAL      SEAL                   ROYAL                                  PRO FORMA
                         REPORTED     CARRIERS    FLEET(A)    GBMS(B)    RUNNER(B)     OSTC      ELIMINATIONS    ADJUSTMENTS
                        ----------    --------    --------    -------    ---------    -------    ------------    -----------
                                                               (DOLLARS IN THOUSANDS)
Revenues.............   $   20,211     $6,307      $ 2,355     $ 296        $57       $13,775      $(10,669)(3)    $
Operating expenses...       12,216      4,842        1,071       174         29        12,977       (10,669)(3)       (830)(4)
Overhead expenses....        3,613        209                     44                      279                           36(4)
Depreciation and
amortization.........        1,677      1,062           98        14                       46                          378(5)
                                                                             --
                        ----------    --------    --------    -------                 -------    ------------    -----------
Income (loss) from
operations...........        2,705        194        1,186        64         28           473                          416
Net interest.........        2,882        652                                              11                         (854)(6)
Other income
 (expense):
 Minority interest
   and equity in
   subsidiaries......          154
 Other...............           23
                                                                             --
                        ----------    --------    --------    -------                 -------    ------------    -----------
 Total other income
   (expense).........          177
                                                                             --
                        ----------    --------    --------    -------                 -------    ------------    -----------
Income before income
  taxes..............            0       (458)       1,186        64         28           462                        1,270
Provision (benefit)
 for income taxes....           35       (160)                                              8                        1,036(7)
                                                                             --
                        ----------    --------    --------    -------                 -------    ------------    -----------
Net income (loss)
 before non-recurring
 items directly
 attributable to the
 transaction.........   $      (35)    $ (298)     $ 1,186     $  64        $28       $   454      $               $   234
                                                                             --
                                                                             --
                        ----------    --------    --------    -------                 -------    ------------    -----------
                        ----------    --------    --------    -------                 -------    ------------    -----------
Earnings (loss) per
 common share........   $    (0.01)
                        ----------
                        ----------
Weighted average
 number of common
 shares and common
 share equivalents
 outstanding.........    2,534,840
                        ----------
                        ----------

                         COMPANY
                        PRO FORMA
                        CONDENSED
                       CONSOLIDATED
                       ------------
Revenues.............  $     32,332
Operating expenses...        19,810
Overhead expenses....         4,181
Depreciation and
amortization.........         3,275

                       ------------
Income (loss) from
operations...........         5,066
Net interest.........         2,691
Other income
 (expense):
 Minority interest
   and equity in
   subsidiaries......           154
 Other...............            23

                       ------------
 Total other income
   (expense).........           177

                       ------------
Income before income
 taxes...............         2,552
Provision (benefit)
 for income taxes....           919

                       ------------
Net income (loss)
 before non-recurring
 items directly
 attributable to the
 transaction.........  $      1,633

                       ------------
                       ------------
Earnings (loss) per
 common share........  $       0.15
                       ------------
                       ------------
Weighted average
 number of common
 shares and common
 share equivalents
 outstanding.........    10,769,230
                       ------------
                       ------------


- ------------

 (a)  Represents the combined statements of vessel operations of assets to be sold for Seal Fleet, Inc.
      and the Seal Partners, (Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal
      Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd.)


                                                                            MARCH 31, 1996
                                                                   ---------------------------------
                                                                      SEAL          SEAL       SEAL
                                                                   FLEET, INC.    PARTNERS    FLEET
                                                                   -----------    --------    ------
Revenues........................................................      $ 841        $1,514     $2,355
Operating expenses..............................................        418           653      1,071
Depreciation and amortization...................................         98                       98
                                                                        ---       --------    ------
Income (loss) from operations...................................      $ 325        $  861     $1,186
                                                                        ---       --------    ------
                                                                        ---       --------    ------


 (b)  Amounts represent the results of operations for the period January 1, 1996 through the date of acquisition of January 31, 1996 for GBMS and February 9, 1996 for Royal Runner.

     See notes to the pro forma condensed consolidated financial statement.

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) The Company expects the purchase price of the acquisitions to be allocated to acquired assets and liabilities as follows:

                                                          MARCH 31, 1996
                                    ----------------------------------------------------------
                                                                             OTHER
                                      OMI                                 ACQUISITIONS
                                    CHEMICAL    SEAL              ----------------------------
                                    CARRIERS    FLEET     OSTC    CAROL   ST. FRANCIS    IMI      TOTAL
                                    --------   -------   ------   -----   -----------   ------   --------
                                                           (DOLLARS IN THOUSANDS)
   Cash and cash equivalents......  $          $         $2,234   $         $           $        $  2,234
   Accounts receivable............                        1,639                                     1,639
   Prepaid expenses and other.....                           40                                        40
   Property, net..................    59,702    25,190      385     825       2,200      6,000     94,302
   Spare parts and supplies.......     1,803        49      148                                     2,000
   Deferred costs (net)(a)........     3,145       936       11                                     4,092
                                    --------   -------   ------   -----   -----------   ------   --------
                                    $ 64,650   $26,175   $4,457   $ 825     $ 2,200     $6,000   $104,307
                                    --------   -------   ------   -----   -----------   ------   --------
                                    --------   -------   ------   -----   -----------   ------   --------
   Current maturities of debt.....  $  4,815   $         $1,627   $         $           $        $  6,442
   Accounts payable...............                          393                                       393
   Other current liabilities......                  16    2,437                                     2,453
   Other long-term liabilities....                  84                                                 84
   Assumption of long-term debt...    29,835                                                       29,835
   Payment of cash................    15,500    18,075              150       2,200      1,800     37,725
   Issuance of debt:
   Current........................     2,554       959              110                             3,623
   Long-term......................    11,946     7,041              565                  4,200     23,752
                                    --------   -------   ------   -----   -----------   ------   --------
   Investment in Acquisitions.....    30,000    26,075              825       2,200      6,000     65,100
                                    --------   -------   ------   -----   -----------   ------   --------
                                    $ 64,650   $26,175   $4,457   $ 825     $ 2,200     $6,000   $104,307
                                    --------   -------   ------   -----   -----------   ------   --------
                                    --------   -------   ------   -----   -----------   ------   --------


   --------------------------

     (a)  Primarily represents an allocation of the purchase price to reflect deferred drydocking costs in accordance with the Company's policies.

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(2) Adjustments to reflect transactions that are expected to use certain of the proceeds of the Offering, or occur in conjunction with the Offering, as follows:

                                                               OFFERING
                                                                  OF        REPAYMENT
                                                                COMMON         OF
                                                                STOCK         LOANS        TOTAL
                                                               --------     ---------     --------
                                                                     (DOLLARS IN THOUSANDS)
   Cash....................................................    $ 82,880     $(46,955 )    $ 35,925
   Deferred costs (net)....................................                   (1,135 )(b)   (1,135)
   Other assets............................................                     (883 )(c)     (883)
                                                               --------     ---------     --------
                                                               $ 82,880     $(48,973 )    $ 33,907
                                                               --------     ---------     --------
                                                               --------     ---------     --------

   Income taxes............................................    $            $ (1,874 )    $ (1,874)
   Current maturities of debt..............................                   (3,388 )      (3,388)
   Other current liabilities...............................                   (1,499 )      (1,499)
   Long-term debt..........................................                  (44,770 )     (44,770)
   Long-term interest payable..............................                   (3,157 )      (3,157)
   Other long-term liabilities.............................                       99            99
   Common stock............................................      82,880(a)    13,350 (d)    96,230
   Retained earnings.......................................                   (7,734 )(e)   (7,734)
                                                               --------     ---------     --------
                                                               $ 82,880     $(48,973 )    $ 33,907
                                                               --------     ---------     --------
                                                               --------     ---------     --------

   --------------------------

     (a)  Common stock issued in conjunction with the Offering, less expenses as follows:

Common stock.........................................................    $91,000
Less:   Underwriter's discount of 7%.................................    (6,370)
        Cash portion of investment advisory fee......................      (478)
        Legal, accounting, and other costs...........................    (1,272)
                                                                        --------
                                                                         $82,880
                                                                        --------
                                                                        --------

     (b)  Represents the write off of deferred loan costs $(1,260) on the Junior and Senior
          Notes to be repaid from the proceeds of the Offering, net of financing costs incurred on new financing obtained upon the effective date of the Offering ($125).
     (c)  Represents the reduction of a long-term receivable due from a company owned by the former Chairman of the Board of the Company in exchange for the reduction of the principal portion of notes payable to the current and former chairman.
     (d)  Common stock issued in conjunction with the conversion of Junior Notes and certain related party notes.
     (e)  Extraordinary loss on extinguishment of Junior and Senior Notes and certain related party notes, net of income taxes:

Write-off of deferred loan costs on Junior and Senior Notes................   $(1,260)
Loss on early extinguishment of Junior Notes...............................    (7,340)
Loss on early extinguishment of Senior Notes...............................    (1,008)
Less applicable income taxes at statutory rate.............................     1,874
                                                                              -------
                                                                              $(7,734)
                                                                              -------
                                                                              -------

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(3) Elimination of historical revenue and expense associated with OSTC charter
    hire of vessels from Hvide and OMI...............................   $10,669
                                                                        =======

(4) Reflects the reduction in insurance expense based upon quotations received from the Company's insurance underwriters; adjustments to drydocking expense to reflect the Company's deferral method; elimination of operating lease expense on acquired OMI vessels that will be financed by Hvide; and adjustments to reflect incremental corporate overhead and employee salaries and benefits in accordance with management's plans with respect to the Seal Fleet Vessels and reduction of historical overhead expenses related to the integration of the OMI Chemical Carriers and GBMS vessels into the Company's operations.


                                                              OMI
                                                            CHEMICAL    SEAL
                                                            CARRIERS    FLEET    GBMS    TOTAL
                                                            --------    -----    ----    -----
Operating Expenses:
  Insurance..............................................    $  (89)    $   9    $(2 )   $ (82)
  Drydocking.............................................         7                          7
  Operating lease expense................................      (755)                      (755)
                                                            --------    -----    ----    -----
                                                             $ (837)    $   9    $(2 )   $(830)
                                                            --------    -----    ----    -----
                                                            --------    -----    ----    -----
Overhead Expenses:
  Salaries and benefits..................................    $   62     $ 112    $(19)   $ 155
  Other..................................................      (133)       31    (17 )    (119)
                                                            --------    -----    ----    -----
                                                             $  (71)    $ 143    $(36)   $  36
                                                            --------    -----    ----    -----
                                                            --------    -----    ----    -----


(5) The adjustment to depreciation and amortization is comprised of:

Depreciation adjustment to reflect the Company's policies applied to the acquired cost of the vessels of:
OMI..............................................................................   $104
Seal Fleet.......................................................................    269
GBMS (acquired January 31, 1996).................................................      4
Royal Runner (acquired February 9, 1996).........................................      6
                                                                                    ----
                                                                                     383
Amortization Adjustment:
  Deferred loan costs amortizations-Junior Notes.................................    (10)
  Deferred loan costs amortizations-Senior Notes.................................    (15)
  New money fee for the Seal Fleet acquisition...................................      4
  Commitment fee.................................................................     10
  Revolver fee...................................................................      6
                                                                                    ----
                                                                                      (5)
                                                                                    ----
                                                                                    $378
                                                                                    ----
                                                                                    ----

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(6) The adjustment of net interest expense is comprised of:

  Interest expense on additional borrowings pursuant to the OMI acquisition.....   $ 159
  Interest expense on assumed Title XI debt from OMI............................      85
  Interest expense on OMI Star debt.............................................     141
  Interest expense on additional borrowings pursuant to the Seal Fleet
   acquisition..................................................................     165
  Interest expense on additional borrowings pursuant to the GBMS acquisition....      23
  Interest expense on Royal Runner debt.........................................      11
  Reduction of interest expense due to the repayment of Junior Notes............    (578)
  Reduction of interest expense due to the repayment of Senior Notes............    (636)
  Reduction of interest expense due to the repayment of Credit Facility.........     (92)
  Reduction of interest expense due to the repayment of other subordinated
   notes........................................................................    (166)
  Commitment fee on acquisition line of credit..................................      34
                                                                                   -----
                                                                                   $(854)
                                                                                   -----
                                                                                   -----


(7)   Adjustment for estimated income taxes at combined federal and state statutory
      rates for the effect of the pro forma adjustments..............................   $1,036

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                          DECEMBER 31, 1995
                                           --------------------------------------------------------------------------------
                                             OMI
                              COMPANY AS   CHEMICAL     SEAL               ROYAL                                 PRO FORMA
                               REPORTED    CARRIERS   FLEET (A)    GBMS    RUNNER    OSTC     ELIMINATIONS      ADJUSTMENTS
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
                                                                 (DOLLARS IN THOUSANDS)
Revenues....................  $   70,562   $ 26,099    $ 8,650    $3,287    $651    $57,577     $(43,841)(1)     $
Operating expenses..........      40,664     29,141      4,500     2,209     243     56,064      (43,841)(1)       (12,669)(2)
Overhead expenses...........      12,518        848                  469      74      1,205                            (95)(2)
Depreciation and
amortization................       6,308      3,355        498       195     145        166                          2,019(3)
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
Income (loss) from
operations..................      11,072     (7,245)     3,652       414     189        142                         10,745
Net interest................      11,460      2,160                           95         68                         (2,252)(4)
Other income (expense):
 Minority interest and
   equity in subsidiaries...         137
 Other......................        (111)       167                                      (3)
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
 Total other income
  (expense).................          26        167                                      (3)
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
Income before income
  taxes.....................        (362)    (9,238)     3,652       414      94         71                         12,997
Provision (benefit) for
  income taxes..............          (2)    (3,234)                                     21                          5,961(5)
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
Net income (loss) from
 continuing operations
 before non-recurring items
 directly attributable to
 the transaction............  $     (360)  $ (6,004)   $ 3,652    $  414    $ 94    $    50     $                $   7,036
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
                              ----------   --------   ---------   ------   ------   -------   ------------      -----------
Earnings (loss) per common
  share.....................  $    (0.14)
                              ----------
                              ----------
Weighted average number of
 common shares and common
  share equivalents
  outstanding...............   2,534,840
                              ----------
                              ----------


                                COMPANY
                               PRO FORMA
                               CONDENSED
                              CONSOLIDATED
                              ------------

Revenues....................   $   122,985
Operating expenses..........        76,311
Overhead expenses...........        15,019
Depreciation and
amortization................        12,686
                              ------------
Income (loss) from
operations..................        18,969
Net interest................        11,531
Other income (expense):
 Minority interest and
   equity in subsidiaries...           137
 Other......................            53
                              ------------
 Total other income
  (expense).................           190
                              ------------
Income before income
  taxes.....................         7,628
Provision (benefit) for
income taxes................         2,746
                              ------------
Net income (loss) from
 continuing operations
 before non-recurring items
 directly attributable to
 the transaction............   $     4,882
                              ------------
                              ------------
Earnings (loss) per common
 share......................   $      0.45
                              ------------
                              ------------
Weighted average number of
 common shares and common
 share equivalents
 outstanding...............    10,769,230
                              ------------
                              ------------


- ------------

 (a)  Represents the combined statements of vessel operations of assets to be sold for Seal
      Fleet, Inc. and the Seal Partners, (Indian Seal Partners, Ltd., Baffin Seal Partners,
      Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners,
      Ltd.).


                                                                  DECEMBER 31, 1995
                                                          ---------------------------------
                                                             SEAL          SEAL       SEAL
                                                          FLEET, INC.    PARTNERS    FLEET
                                                          -----------    --------    ------
Revenues...............................................     $ 3,267       $5,383     $8,650
Operating expenses.....................................       1,723        2,777      4,500
Depreciation and amortization..........................         498                     498
                                                              -----      --------    ------
Income (loss) from operations..........................     $ 1,046       $2,606     $3,652
                                                              -----      --------    ------
                                                              -----      --------    ------


    See notes to the pro forma condensed consolidated financial statements.

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) Elimination of historical revenue and expense associated with OSTC charter hire of vessels from Hvide and OMI..................................................
   $43,841

(2) Reflects the reduction in insurance expense based upon quotations received from the Company's insurance underwriters; adjustment to drydocking expense to reflect the Company's deferral method; elimination of operating lease expense on acquired OMI vessels that will be owned or capital leased by Hvide; elimination of a provision for lease penalties on an OMI vessel that will not be incurred due to the purchase of the vessels; and adjustments to reflect incremental corporate overhead and employee salaries and benefits in accordance with management's plans with respect to the OMI Chemical Carriers and Seal Fleet Vessels and reduction of historical overhead expenses related to the integration of the GBMS vessels into the Company's operations.


                                                         OMI
                                                       CHEMICAL    SEAL
                                                       CARRIERS    FLEET    GBMS      TOTAL
                                                       --------    -----    -----    --------
Operating Expenses:
  Insurance.........................................   $   (598)   $   8    $ (80)   $   (670)
  Drydocking........................................     (1,145)                       (1,145)
  Operating lease expense...........................     (7,557)                       (7,557)
  Provision for lease penalties.....................     (3,297)                       (3,297)
                                                       --------    -----    -----    --------
                                                       $(12,597)   $   8    $ (80)   $(12,669)
                                                       --------    -----    -----    --------
                                                       --------    -----    -----    --------
Overhead Expenses:
  Salaries and benefits.............................   $    247    $ 447    $(245)   $    449
  Other.............................................       (544)     124     (124)       (544)
                                                       --------    -----    -----    --------
                                                       $   (297)   $ 571    $(369)   $    (95)
                                                       --------    -----    -----    --------
                                                       --------    -----    -----    --------


(3) The adjustment to depreciation and amortization is comprised of:

Depreciation adjustment to reflect the Company's policies applied to the acquired cost of the vessels of:
OMI(a).........................................................................   $1,094
Seal Fleet.....................................................................    1,009
GBMS...........................................................................       23
Royal Runner...................................................................      (70)
                                                                                  ------
                                                                                   2,056
Amortization Adjustment:
  Deferred loan costs amortization--Junior Notes...............................      (32)
  Deferred loan costs amortization--Senior Notes...............................      (96)
  New money fee for the Seal Fleet acquisition.................................       17
  Commitment fee...............................................................       48
  Revolver fee.................................................................       26
                                                                                  ------
                                                                                     (37)
                                                                                  ------
                                                                                  $2,019
                                                                                  ------
                                                                                  ------

   --------------------------

     (a)  Includes depreciation on an OMI vessel historically under an operating lease.

                          NOTES TO PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(4) The adjustment of net interest expense is comprised of:

  Interest expense on additional borrowings pursuant to the OMI acquisition....   $   634
  Removal of historical interest income of OMI.................................         1
  Interest expense on assumed Title XI debt from OMI(a)........................     1,003
  Interest expense on OMI Star capital lease...................................       520
  Interest expense on debt issued pursuant to the Seal Fleet acquisition.......       638
  Interest expense on debt issued pursuant to the GBMS acquisition.............       269
  Removal of historical interest expense of Royal Runner.......................       (95)
  Interest expense on Royal Runner debt........................................       131
  Reduction of interest expense due to the repayment of Junior Notes...........    (2,199)
  Reduction of interest expense due to the repayment of Senior Notes...........    (2,556)
  Reduction of interest expense due to the repayment of Credit Facility........       (63)
  Reduction of interest expense due to the repayment of other subordinated
   notes.......................................................................      (665)
  Commitment fee on acquisition line of credit.................................       130
                                                                                  -------
                                                                                  $(2,252)
                                                                                  -------
                                                                                  -------

   --------------------------

     (a)  Reflects a full year of interest expense on Title XI debt that was outstanding for a partial year for OMI.


(5)   Adjustment for estimated income taxes at combined federal and state statutory
      rates for the effect of the pro forma adjustments..............................   $5,961

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  HVIDE MARINE INCORPORATED

    We have audited the accompanying consolidated balance sheets of Hvide Marine Incorporated (f/k/a Hvide Corp.) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hvide Marine Incorporated and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As explained in Note 1 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method.

                                          ERNST & YOUNG LLP

Miami, Florida
March 28, 1996, except the
  first paragraph of Note
  14, as to which the date is
  May 10, 1996.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31          MARCH 31
                                                                     1994        1995         1996
                                                                                           (UNAUDITED)
                                                                   (IN THOUSANDS,)EXCEPT SHARE AMOUNTS
ASSETS
Current assets:
 Cash and cash equivalents......................................   $  6,363    $  3,050     $   6,013
 Escrow deposit.................................................        500       --           --
 Accounts receivable:
   Trade, net...................................................      7,862       9,602        10,048
   Insurance claims and other...................................      1,292       4,399         4,017
 Due from affiliate.............................................        547         101        --
 Spare parts and supplies.......................................      3,375       3,417         3,573
 Prepaid expenses...............................................        784         960         1,115
 Deferred costs (net)...........................................      1,523       2,550         2,463
                                                                   --------    --------    -----------
     Total current assets.......................................     22,246      24,079        27,229
Property:
 Construction in progress.......................................      1,646       1,387         1,480
 Vessels and improvements.......................................    110,542     122,198       129,518
   Less accumulated depreciation................................    (16,040)    (20,585)      (21,832)
 Furniture and equipment........................................      2,054       2,601         2,633
   Less accumulated depreciation................................       (827)       (998)       (1,057)
                                                                   --------    --------    -----------
     Net property...............................................     97,375     104,603       110,742
Other assets:
 Deferred costs (net)...........................................      4,422       4,112         4,791
 Due from affiliates............................................        109         131           150
 Investment in affiliates.......................................        574         423           840
 Goodwill (net).................................................      9,586       9,117         8,991
 Long-term receivable (net).....................................        785         831           883
 Other..........................................................        374         387           394
                                                                   --------    --------    -----------
     Total other assets.........................................     15,850      15,001        16,049
                                                                   --------    --------    -----------
      Total.....................................................   $135,471    $143,683     $ 154,020
                                                                   --------    --------    -----------
                                                                   --------    --------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt...........................   $  4,779    $  7,708     $  11,110
 Current obligations under capital leases.......................        521         577         1,182
 Accounts payable...............................................      4,681       4,905         7,526
 Charter hire and other liabilities.............................      4,472       6,574         6,963
                                                                   --------    --------    -----------
     Total current liabilities..................................     14,453      19,764        26,781
Long-term liabilities:
 Long-term debt.................................................     93,700      96,014        94,119
 Notes payable to related parties...............................      1,302       1,302         1,302
 Obligations under capital leases...............................      3,979       3,450         8,065
 Due to charterer...............................................        547         547           547
 Deferred income taxes..........................................      4,319       4,317         4,352
 Other..........................................................      2,268       4,290         5,056
                                                                   --------    --------    -----------
     Total long-term liabilities................................    106,115     109,920       113,441
                                                                   --------    --------    -----------
     Total liabilities..........................................    120,568     129,684       140,222
Minority partners' equity in subsidiaries.......................      2,198       1,654         1,488
Commitments and contingencies
Stockholders' equity:
 Preferred Stock, $1.00 par value--10,000,000 shares authorized,
   no shares issued and outstanding.............................      --          --           --
 Class A Common Stock--$.001 par value, 100,000,000 shares
   authorized, no shares issued and outstanding.................      --          --           --
 Class B Common Stock--$.001 par value, 5,000,000 shares
   authorized, 1,558,210 shares issued and outstanding..........          1           1             1
 Class C Common Stock--$.001 par value, 2,500,000 shares
   authorized, 976,630 shares issued and outstanding............          1           1             1
 Additional paid-in capital.....................................      6,341       6,341         6,341
 Retained earnings..............................................      6,362       6,002         5,967
                                                                   --------    --------    -----------
     Total stockholders' equity.................................     12,705      12,345        12,310
                                                                   --------    --------    -----------
     Total minority partners' equity in subsidiaries and
       stockholders' equity.....................................     14,903      13,999        13,798
                                                                   --------    --------    -----------
      Total.....................................................   $135,471    $143,683     $ 154,020
                                                                   --------    --------    -----------
                                                                   --------    --------    -----------

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31                 MARCH 31
                                            1993         1994         1995         1995         1996
                                                                                      (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues................................ $   41,527   $   49,792   $   70,562   $   15,780   $   20,211
Operating expenses:
 Crew payroll and benefits..............     11,238       13,510       20,132        4,549        5,963
 Charter hire and bond guarantee fee....      4,037        5,013        4,063        1,076        1,086
 Repairs and maintenance................      3,024        3,847        5,347        1,375        1,734
 Insurance..............................      2,365        2,991        4,547          985        1,480
 Consumables............................      1,770        2,237        3,395          626        1,131
 Other..................................      1,598        2,275        3,180          654          822
                                         ----------   ----------   ----------   ----------   ----------
     Total operating expenses...........     24,032       29,873       40,664        9,265       12,216
Selling, general and administrative
 expenses:
 Salaries and benefits..................      3,202        4,649        6,856        1,481        1,894
 Office expenses........................        633          819        1,068          255          300
 Professional fees......................      1,268        2,645        2,137          426          768
 Other..................................      1,073        1,468        2,457          556          651
                                         ----------   ----------   ----------   ----------   ----------
     Total overhead expenses............      6,176        9,581       12,518        2,718        3,613
Depreciation and amortization...........      4,735        4,500        6,308        1,479        1,677
                                         ----------   ----------   ----------   ----------   ----------
Income from operations..................      6,584        5,838       11,072        2,318        2,705
Interest:
 Interest expense.......................      3,606        5,614       11,748        2,791        2,948
 Interest income........................       (194)        (312)        (288)         (75)         (66)
                                         ----------   ----------   ----------   ----------   ----------
     Net interest.......................      3,412        5,302       11,460        2,716        2,882
Other income (expense):
 Minority interest and equity in
   earnings of subsidiaries.............       (960)        (115)         137           27          154
 Other..................................      1,479          126         (111)        (238)          23
                                         ----------   ----------   ----------   ----------   ----------
     Total other income (expense).......        519           11           26         (211)         177
                                         ----------   ----------   ----------   ----------   ----------
Income (loss) before provision for
 (benefit from) income taxes and
 cumulative effect of a change in
accounting principle....................      3,691          547         (362)        (609)      --
Provision for (benefit from) income
taxes...................................      1,873          189           (2)      --               35
                                         ----------   ----------   ----------   ----------   ----------
Income (loss) before cumulative effect
 of a change in accounting principle....      1,818          358         (360)        (609)         (35)
                                         ----------   ----------   ----------   ----------   ----------
Cumulative effect (to January 1, 1993)
 of change in drydocking method.........      1,491       --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------
Net income (loss)....................... $    3,309   $      358   $     (360)  $     (609)  $      (35)
                                         ----------   ----------   ----------   ----------   ----------
                                         ----------   ----------   ----------   ----------   ----------
Net income (loss) applicable to common
 shares................................. $    1,615   $      136   $     (360)  $     (609)  $      (35)
                                         ----------   ----------   ----------   ----------   ----------
                                         ----------   ----------   ----------   ----------   ----------
Earnings (loss) per common share:
 Income (loss) applicable to common
   shares before cumulative effect of a
   change in accounting principle....... $     0.26   $     0.03   $    (0.14)  $    (0.24)  $    (0.01)
Cumulative effect (to January 1, 1993)
 of change in dry-docking method........       0.24       --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------
Net income (loss) applicable to common
 shares................................. $     0.50   $     0.03   $    (0.14)  $    (0.24)  $    (0.01)
                                         ----------   ----------   ----------   ----------   ----------
                                         ----------   ----------   ----------   ----------   ----------
Weighted average number of common shares
 and common share equivalents
 outstanding............................  6,267,558    5,302,060    2,534,840    2,534,840    2,534,840
                                         ----------   ----------   ----------   ----------   ----------
                                         ----------   ----------   ----------   ----------   ----------

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              11%        5%            CLASS A              CLASS B           CLASS C
                            CLASS A    CLASS B       COMMON STOCK        COMMON STOCK      COMMON STOCK    ADDITIONAL
                           PREFERRED  PREFERRED  --------------------  -----------------  ---------------   PAID-IN    RETAINED
                             STOCK      STOCK       SHARES     AMOUNT   SHARES    AMOUNT  SHARES   AMOUNT   CAPITAL    EARNINGS
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------  ----------  --------
                                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1,
 1993, as previously
 reported.................  $  2,669   $ 3,266     16,302,946   $ 19      --       $--      --      $--      $1,008    $  9,381
Effect of recapitalization
 (see Note 1).............    --         --       (16,302,946)   (19)  1,105,692      1   663,415      1         17      (5,935)
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
Balance at January 1,
 1993, as restated........     2,669     3,266        --        --     1,105,692      1   663,415      1      1,025       3,446
Net income................    --         --           --        --        --       --       --                            3,309
Preferred stock cash
 dividends................    --         --           --        --        --       --       --                             (366)
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
Balance at December 31,
 1993.....................     2,669     3,266        --          --   1,105,692      1   663,415      1      1,025       6,389
Net income................    --         --           --        --        --       --       --      --        --            358
Common stock issued, net
 of issuance costs........    --         --           --        --       452,518   --     313,215   --        8,640       --
Redemption of preferred
 stock....................    (2,669)   (3,266)       --        --        --       --       --      --       (1,350)      --
Acquisition of limited
 partnership interests....    --         --           --        --        --       --       --      --       (1,974)      --
Preferred stock cash
 dividends................    --         --           --        --        --       --       --                             (385)
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
Balance at December 31,
 1994.....................    --         --           --        --     1,558,210      1   976,630      1      6,341       6,362
Net loss..................    --         --           --        --        --       --       --      --        --           (360)
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
Balance at December 31,
 1995.....................    --         --           --        --     1,558,210      1   976,630      1      6,341       6,002
Net loss..................    --         --           --        --        --       --       --      --        --            (35)
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
Balance at March 31, 1996
 (unaudited)..............  $ --       $ --      $    --        $--    1,558,210   $  1   976,630   $  1     $6,341    $  5,967
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------
                           ---------  ---------  ------------  ------  ---------  ------  -------  ------     -----    --------


                            TREASURY
                             STOCK     TOTAL
                            --------  -------
Balance at January 1,
 1993, as previously
 reported.................  $ (5,935) $10,408
Effect of recapitalization
 (see Note 1).............     5,935    --
                            --------  -------
Balance at January 1,
 1993, as restated........     --      10,408
Net income................     --       3,309
Preferred stock cash
 dividends................     --        (366)
                            --------  -------
Balance at December 31,
 1993.....................     --      13,351
Net income................     --         358
Common stock issued, net
 of issuance costs........     --       8,640
Redemption of preferred
 stock....................     --      (7,285)
Acquisition of limited
 partnership interests....     --      (1,974)
Preferred stock cash
 dividends................     --        (385)
                            --------  -------
Balance at December 31,
1994......................     --      12,705
Net loss..................     --        (360)
                            --------  -------
Balance at December 31,
 1995.....................     --      12,345
Net loss..................     --         (35)
                            --------  -------
Balance at March 31, 1996
 (unaudited)..............  $  --     $12,310
                            --------  -------
                            --------  -------

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS
                                                             YEAR ENDED DECEMBER 31       ENDED MARCH 31
                                                           1993       1994      1995      1995      1996
                                                                                            (UNAUDITED)
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES:
 Income (loss) before cumulative effect of a change in
   accounting principle.................................  $ 1,818   $    358   $  (360)  $  (609)  $   (35)
 Adjustments to reconcile income (loss) before
   cumulative effect of a change in accounting principle
   to net cash provided by operating activities:
   Cumulative effect of change in drydocking method.....    1,491      --        --        --        --
   Depreciation and amortization........................    4,735      4,500     6,308     1,479     1,677
   Provision for bad debts..............................    --         --          114     --           31
   Gain on disposals of property........................    --         --          (73)    --        --
   Amortization of discount on long-term debt...........    --            52       201        48        54
   Provision for (benefit from) deferred taxes..........    1,402        189        (2)    --           35
   Minority partners' equity in earnings (losses) of
    subsidiaries, net...................................    1,179        184      (625)     (181)     (166)
   Undistributed (earnings) losses of affiliates, net...     (219)       (69)      488       154        12
   Changes in operating assets and liabilities, net of
     effect of acquisitions:
     Accounts receivable................................     (790)    (4,574)   (5,056)     (258)      (95)
     Due from affiliates................................     (630)      (235)     (394)     (139)       82
     Other assets.......................................     (819)    (1,622)   (1,317)     (637)   (1,207)
     Accounts payable and other liabilities.............   (1,211)     4,075     4,664     3,347     3,776
                                                          -------   --------   -------   -------   -------
Net cash provided by operating activities...............    6,956      2,858     3,948     3,204     4,164
INVESTING ACTIVITIES:
 Purchase of property...................................   (1,917)    (5,672)   (6,312)   (1,044)   (2,035)
 Proceeds from disposals of property....................    --         --          690     --        --
 Capital contribution to affiliates.....................     (330)     --        --        --         (429)
   Deposit of funds in escrow...........................    --          (500)    --        --        --
 Acquisitions, net of $500 escrow deposit utilized in
   1995 and net of cash acquired of $106 in 1994........    --       (33,643)   (2,444)   (2,375)    --
                                                          -------   --------   -------   -------   -------
Net cash used in investing activities...................   (2,247)   (39,815)   (8,066)   (3,419)   (2,464)
FINANCING ACTIVITIES:
 Proceeds from line of credit borrowings................    --         --        7,500     --        3,000
 Proceeds from Senior Note..............................    --        23,072     --        --        --
 Proceeds from Junior Note..............................    --        17,508     --        --        --
 Proceeds from term loan................................    --        50,000     --        --        2,197
 Proceeds from stock issuance...........................    --         9,420     --        --        --
 Principal payments of long-term debt...................   (5,738)   (51,700)   (5,458)   (1,332)   (3,744)
 Payment of debt and other financing costs..............    --        (3,478)     (727)    --        --
 Payment of stock issuance costs........................    --          (780)    --        --        --
 Payment of obligations under capital leases............    --           (34)     (510)     (103)     (190)
 Payment of dividends...................................     (366)      (385)    --        --        --
 Distribution of minority partners' equity..............      (54)     --        --        --        --
 Redemption of preferred stock..........................    --        (2,374)    --        --        --
                                                          -------   --------   -------   -------   -------
Net cash (used in) provided by financing activities.....   (6,158)    41,249       805    (1,435)    1,263
                                                          -------   --------   -------   -------   -------
(Decrease) increase in cash and cash equivalents........   (1,449)     4,292    (3,313)   (1,650)    2,963
Cash and cash equivalents at beginning of period........    3,520      2,071     6,363     6,363     3,050
                                                          -------   --------   -------   -------   -------
Cash and cash equivalents at end of period..............  $ 2,071   $  6,363   $ 3,050   $ 4,713   $ 6,013
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
Net assets recorded in connection with dissolution of
 affiliate..............................................  $ --      $  --      $   341   $ --      $ --
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
Notes payable and notes payable to related parties
 issued for the acquisition of vessels (see Note 3).....  $ --      $  2,149   $ 3,000   $ 3,000   $ --
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
Capital leases assumed for the acquisition of vessels
 (see Note 4)...........................................  $ --      $  4,534   $ --      $ --      $ 5,410
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
Note payable issued for the acquisition of minority
 interest (see Note 3)..................................  $ --      $  3,039   $ --      $ --      $ --
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
Note payable issued and other liabilities incurred in
 conjunction with the redemption of preferred stock
 (see Note 9)...........................................  $ --      $  4,911   $ --      $ --      $ --
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------
Mortgage liabilities assumed for the acquisition of
 vessels
 (see Note 3)...........................................  $ --      $    279   $ --      $ --      $ --
                                                          -------   --------   -------   -------   -------
                                                          -------   --------   -------   -------   -------

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995
  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

    Organization and Basis of Consolidation--Hvide Marine Incorporated ("HMI," the "Company," and the "Successor") (f/k/a Hvide Corp.) was incorporated in the state of Florida on September 28, 1994 as the holding company for the former Hvide Marine Incorporated (f/k/a Hvide Shipping, Incorporated) and its majority-owned subsidiaries (the "Predecessor Company"). On September 30, 1994, 100% of the Common Stock of the Predecessor Company was exchanged for common stock of HMI and accounted for in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements include the combined successor/predecessor companies for all periods subsequent to September 30, 1994 and the Predecessor Company for all periods prior to September 30, 1994. All share and per share amounts have been adjusted to give retroactive effect to the capital structure of HMI. All material intercompany transactions and balances have been eliminated in the consolidated financial statements. Investments in limited partnerships and less-than-majority-owned subsidiaries are accounted for on the equity method.

    The accompanying unaudited Consolidated Financial Statements as of March 31, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary to present fairly the consolidated financial position, results of operations and cash flows have been included in the accompanying unaudited consolidated interim financial statements.

    Operations--The principal operations of the Company consist of vessel time charters, vessel operating agreements and harbor towing. Through its vessel time charters and operating agreements, the Company serves the energy and chemical industries in the U.S. domestic trade. The Company's harbor towing operations principally serve the passenger cruise ship, energy, and chemical industries and are concentrated in ports located in the southeastern United States.

    Revenues--Revenues from time charters are earned and recognized on a daily basis. Time charter revenues are adjusted periodically based on changes in specified price indices and market conditions.

    Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    Insurance Claims Receivable--Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects to be reimbursed by the insurance carrier(s), subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident.

    Spare Parts and Supplies--Inventories of spare parts and supplies are stated at the lower of cost, determined on a basis that approximates the last-in, first-out method, or market.

    Prepaid Expenses--Prepaid expenses primarily include prepaid vessel insurance.

    Property--Vessels, improvements and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized and replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of vessels and improvements other than tankers are 15 to 40 years and the estimated useful lives of furniture and equipment are 3 to 10 years. Tankers and related improvements are depreciated over estimated useful lives, as determined by the Oil Pollution Act of 1990 and other factors, ranging from 4 to 24 years.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED) Vessels under capital leases are amortized over the estimated useful lives of the vessels. Included in vessels and improvements at December 31, 1994 and 1995 and at March 31, 1996 are vessels under capital leases of approximately $5,003,000, $5,229,000 and $10,660,000, net of accumulated amortization of approximately $37,000, $149,000 and $301,000, respectively.

    For the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, depreciation and amortization of vessels, improvements and equipment was approximately $3,020,000, $3,397,000 and $4,770,000, and $1,127,000 and $1,306,000, respectively.

    Accounting for Drydocking Expenses--Approximately every 30 months, certain Company vessels are drydocked for major repairs and maintenance which cannot be performed while the vessels are operating.

    Through fiscal 1992, the Company provided currently for the estimated future costs of drydockings. Effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method. Under the deferral method, the Company capitalizes its drydocking costs and amortizes them over the period through the next drydocking. Management believes the deferral method better matches costs with revenues. Also, the deferral method minimizes any significant changes in estimates associated with the accrual method. The cumulative effect of this accounting change for years prior to 1993, which is shown separately in the consolidated statement of operations for 1993, resulted in a benefit of $1,491,000, or $0.24 per common share.

    The following summary reflects net income and net income per common share for the year ended December 31, 1993 on an historical basis and as if the change in accounting principle had been retroactively applied:

                                                                     NET INCOME
                                                                     PER COMMON
                                                                   SHARE (PRIMARY
                                                   NET INCOME    AND FULLY DILUTED)
                                                   ----------    ------------------
As reported.....................................   $3,309,000          $ 0.50
Pro Forma.......................................    1,818,000            0.26

    At December 31, 1994 and 1995 and at March 31, 1996, deferred costs include unamortized drydocking of approximately $1,938,000, $2,534,000 and $2,188,000, respectively.

    Deferred Costs--Deferred costs primarily represent drydocking and financing costs. Deferred financing costs are amortized over the term of the related borrowings.

    Goodwill--Goodwill represents the excess of the purchase price over the fair value of certain assets acquired and is amortized on the straight-line basis over 20 to 40 years. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the assets acquired over the remaining amortization period, the carrying value will be adjusted accordingly. At December 31, 1994 and 1995 and at March 31, 1996, accumulated amortization of goodwill was approximately $1,184,000, $1,689,000 and $1,815,000, respectively.

    Income Taxes--HMI files a consolidated tax return with all corporate subsidiaries other than Seabulk Ocean Systems Holdings, Inc. and Seabulk Ocean Systems Corporation, which file a separate consolidated income tax return. Each partnership subsidiary files a separate partnership tax return.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
    The Financial Accounting Standards Board ("FASB") issued Statement No. 109, "Accounting for Income Taxes," which requires the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. Under FASB Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted FASB Statement No. 109 in 1993 and applied its provisions retroactively.

    Prospective Accounting Change--In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption was not material.

    Earnings (Loss) per Common Share--Earnings (loss) per common share is calculated based on the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents result from convertible preferred stock outstanding in 1993 and 1994. Weighted average shares outstanding were increased by 4,498,451 and 3,339,946 shares in 1993 and 1994, respectively, to reflect the if-converted effect of convertible Class B Preferred Stock. Net income (loss) applicable to common shares used in the calculation of earnings (loss) per common share has been adjusted to give effect to cash dividends of $203,000 and $222,000 paid on Class A Preferred Stock during 1993 and 1994, respectively. Shares of common stock contingently issuable pursuant to the convertible Junior Subordinated Note (see Note 3) had no effect on earnings per share data for 1994 or 1995, or for the three months ended March 31, 1995 or 1996, as the effect is antidilutive.

    Concentrations of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks, trade accounts receivable and insurance claims receivable. The credit risk associated with cash and cash equivalents in banks is considered low due to the credit quality of the financial institutions. The Company performs ongoing credit evaluations of its trade customers and generally does not require collateral. The credit risk associated with insurance claims receivable is considered low due to the credit quality and funded status of the insurance pools that the Company participates in.

    Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Reclassifications--Certain amounts from the prior years' consolidated financial statements have been reclassified to conform with the current year's presentation.

2. CAPITAL CONSTRUCTION FUNDS

    Pursuant to a Dual Use Agreement between Seabulk Tankers, Ltd. ("STL") and the United States of America ("U.S."), the Capital Construction Funds maintained by STL is collateral to the U.S., which amounts were $33,000 and $36,000 at December 31, 1994 and 1995, respectively.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT

    Long-term debt as of December 31, 1994 and 1995, and as of March 31, 1996, consisted of the following (in thousands):

                                                DECEMBER 31        MARCH 31, 1996
                                              1994       1995       (UNAUDITED)
Borrowings outstanding under line of
 credit..................................   $  --       $ 7,500       $ 10,500
Term loan................................     50,000     46,000         47,000
Senior note..............................     23,096     23,200         23,227
Junior note..............................     17,536     17,633         17,660
Notes payable............................      7,447      9,389          6,842
Mortgage note............................        276      --           --
Other....................................        124      --           --
                                            --------    -------    --------------
                                              98,479    103,722        105,229
Less: Current maturities.................     (4,779)    (7,708)       (11,110)
                                            --------    -------    --------------
                                            $ 93,700    $96,014       $ 94,119
                                            --------    -------    --------------
                                            --------    -------    --------------

    On September 28, 1994, the Company entered into an agreement, as amended on May 15, 1995 and March 26, 1996, for a credit facility (the "Credit Facility") with its principal banks, under which the Company received aggregate financing of $63,100,000.

    The Credit Facility provides for a working capital credit line of $7,500,000 through January 15, 2001 (the "Original Line") and a stand-by letter of credit (the "Letter of Credit") of $5,600,000. Borrowings under the Original Line bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants (approximately 8.9% and 8.2% at December 31, 1995 and March 31, 1996, respectively), and are subject to an annual commitment fee of 0.50% of the unused portion of the credit line. Borrowings outstanding under the Original Line totaled $7,500,000 at December 31, 1995 and March 31, 1996, of which $2,500,000 is currently due and $5,000,000 is due on the ultimate maturity date of January 15, 2001. The Letter of Credit is collateral for a surety bond to fund any final award relating to the shipyard's claims discussed in Note 5. Additionally, the Credit Facility provides for a letter of credit in an amount equal to the greater of amounts available to be drawn under the Original Line or $4,000,000. Amounts drawn under either letter of credit are due on demand or the ultimate maturity date of January 15, 2001. There were no amounts outstanding under the letters of credit at December 31, 1995 or March 31, 1996.

    The Credit Facility provided for a term loan (the "Term Loan") in the original principal amount of $50,000,000. The Term Loan is payable in quarterly principal and interest payments beginning January 15, 1995. Borrowings under the Term Loan bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants. At December 31, 1995 and March 31, 1996, the Term Loan was accruing interest at LIBOR +3.0% (approximately 8.9% and 8.3%, respectively).

    The Credit Facility provides for an additional $7,500,000 working capital line of credit due the earlier of the successful completion of an initial public offering of the Company's common stock (the "Offering"), or March 15, 1997. At December 31, 1995 and March 31, 1996, $0 and $3,000,000 was outstanding under this line. Additionally, the Credit Facility provides that the amount available under the Term Loan will increase to $54,500,000 and will provide a $12,500,000 vessel acquisition line of

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)
credit ("Vessel Acquisition Line of Credit") upon the successful completion of the Offering. The Credit Facility was amended on June 21, 1996 as described in
Note 14.

    The collateral for the Company's debt includes all Company-owned vessels, outstanding common stock, the partnership interests in STL and Seabulk Transmarine Partnership, Ltd., spare parts, fuel and supplies, and eligible accounts receivable.

    On September 30, 1994, and as amended on May 24, 1995, the Company issued a $25,000,000 senior subordinated note (the "Senior Note"). The Senior Note bears interest at 12%, payable semi-annually on March 31 and September 30. The principal portion of the Senior Note is payable in equal annual installments on September 30, 2003 and 2004. The Company received proceeds of approximately $23,072,000, net of a discount of $1,928,000 ($1,904,000, $1,800,000 and
$1,773,000 at December 31, 1994 and 1995 and March 31, 1996, respectively) which is being amortized as interest expense over the term of the Senior Note. Repayment of the Senior Note is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility.

    The terms of the Credit Facility and Senior Note prohibit the Company or any of its wholly owned subsidiaries from paying dividends on any class of common stock and restrict, among other things, the Company's ability to enter into new commitments or borrowings over specified amounts and dispose of assets outside the ordinary course of business. In addition, the Company is required to maintain a minimum level of tangible net worth, as defined, and to prepay amounts outstanding under the Credit Facility to the extent of 50% of excess cash flow, as defined.

    On September 30, 1994, HMI issued a $25,000,000 junior subordinated note (the "Junior Note"). The Junior Note bears interest at 8%, compounded quarterly. The principal sum and all accrued and unpaid interest ($2,607,000 and $3,157,000 at December 31, 1995 and March 31, 1996, respectively) is payable on the earlier of the Offering or September 30, 2014. The Company received proceeds of approximately $17,508,000, net of a discount of $7,492,000 ($7,464,000,
$7,367,000 and $7,340,000 at December 31, 1994 and 1995 and March 31, 1996,
respectively) which is being amortized as interest expense over the term of the Junior Note. Repayment of the Junior Note is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility and to the claims of the note holders for amounts outstanding under the Senior Note. Commencing on September 30, 1998, the Junior Note, or any portion of the principal amount thereof, is convertible, at the option of the holders, into a fixed number of shares of the Company's common stock.

    In connection with the acquisition of the minority interest in STL in 1994 (see Note 6), the Company issued a note payable of approximately $3,039,000. Interest on the note is payable quarterly at Prime +2%, limited to 10% (10% at December 31, 1995 and March 31, 1996), and the principal portion of the note is due in equal annual installments through 1999 ($2,431,000 outstanding at December 31, 1995 and March 31, 1996). Repayment of this note is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility.

    In connection with the acquisition of the outstanding limited partnership interests in Hvide Chartering, Ltd. ("HCL") and Hvide Offshore Services, Ltd. ("HOS") in 1994 (see Note 6), the Company issued notes payable of approximately $2,149,000. Approximately $1,302,000 of these notes were issued to certain officers and employees of the Company and are recorded as notes payable to related parties in the accompanying consolidated balance sheets. Interest on the notes is payable quarterly at 12% and the notes are due in 2004.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)
    In connection with redemption of the outstanding preferred stock of the Predecessor Company in 1994 (see Note 9), the Company issued notes payable totaling approximately $3,561,000 to the former stockholder. Interest on the notes is payable quarterly at the greater of 12% or Prime +3% (12% at December 31, 1995 and March 31, 1996). The principal portion of the notes is due in the year 2000. Repayment of these notes is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility.

    In connection with the acquisition of seven crew vessels in 1995 (see Note
11), the Company issued a $3,000,000 note payable. The note bears interest at 8% and provides for quarterly payments of principal and interest through the year 2000 ($2,550,000 outstanding at December 31, 1995). The note is secured by first preferred mortgages on four of the acquired vessels. The note payable was repaid in February 1996.

    The aggregate annual future payments due on debt and notes payable at December 31, 1995 are as follows (in thousands):

1996............................................................   $  7,708
1997............................................................      7,208
1998............................................................      9,208
1999............................................................      9,208
2000............................................................     11,710
Thereafter......................................................     58,680
                                                                   --------
                                                                   $103,722
                                                                   --------
                                                                   --------

    In addition to the letter of credit available pursuant to the Credit Facility, the Company has an available letter of credit of $7,000,000 for future charter hire payments relating to the Seabulk Magnachem lease financing.

    The Company made interest payments of approximately $3,593,000, $3,062,000 and $8,952,000 in 1993, 1994 and 1995, respectively and approximately $1,861,000 and $2,530,000 for the three months ended March 31, 1995 and 1996, respectively.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. CAPITAL LEASES

    The Company owns certain vessels under leases that are classified as capital leases. The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1995 (in thousands):

1996........................................................     $    875
1997........................................................          875
1998........................................................          875
1999........................................................          863
2000........................................................          863
Thereafter..................................................          683
                                                               ------------
Total minimum lease payments................................        5,034
Less amount representing interest...........................       (1,007)
                                                               ------------
Present value of minimum lease payments (including current
portion of $577)............................................     $  4,027
                                                               ------------
                                                               ------------

5. COMMITMENTS AND CONTINGENCIES

    A significant portion of the Company's operations consists of charters of ocean-going vessels. The Seabulk Challenger and Seabulk Magnachem are bareboat chartered for periods extending through the years 1999 and 2002, respectively. Charter hire expense on these vessels was approximately $3,400,000, $3,100,000 and $3,153,000, and $773,000 and $790,000, for the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, respectively. The Company's tractor tug Broward is bareboat chartered, through the year 2010. Charter hire expense on this vessel was approximately $217,000 and $163,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The aggregate annual future payments due under these charter agreements at December 31, 1995 for the next five years are as follows (in thousands):

1996.............................................................   $ 3,795
1997.............................................................     3,842
1998.............................................................     3,893
1999.............................................................     3,949
2000.............................................................     2,592
                                                                    -------
                                                                    $18,071
                                                                    -------
                                                                    -------

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
    The Company is party to a lease agreement, as amended, of its office facilities with a remaining period of 14 years. The estimated remaining commitment under this lease at December 31, 1995 was $7,450,000 with approximately $532,000 payable in each of the next five years.

    Rent expense for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 and 1996, was approximately $341,000, $467,000 and $666,000 and $178,000 and $193,000, respectively.

    In 1990, the Company withheld approximately $2,400,000 from a shipyard relating to delays and other problems encountered in the construction of a vessel. In 1993, the shipyard filed a claim to recover approximately $8,500,000 for costs allegedly due the shipyard, and the Company asserted a counterclaim for approximately $5,600,000 against the shipyard. In addition, the shipyard is seeking $10,000,000 of punitive damages. Management believes the shipyard's claim amounts are unsubstantiated and that recoveries upon its counterclaim, together with insurance coverage, will exceed amounts, if any, which may be awarded to the shipyard for its claim. Management believes that the additional costs it incurred to complete the construction of the vessel exceeded the amounts withheld (settlement of construction costs, if any, would generally be capitalized and depreciated over future periods); however, the Company is unable to predict the final outcome of this matter.

    In November 1989, STL formed an 88%-owned subsidiary, Seabulk Offshore, Ltd. ("SOL"), which acquired eight offshore supply vessels for approximately $13,510,000. In December 1990, STL and Hvide Marine Transport, Incorporated (a wholly-owned subsidiary of HMI) purchased the remaining 12% interest in SOL from the limited partner ("U.S. Offshore") for $825,000. Additionally, SOL agreed to pay U.S. Offshore an amount equal to 5% of gross revenues from the operation of the vessels for a period not to exceed a maximum of 40 months (December 1, 1990 through March 31, 1994) and in a total amount not to exceed $1,300,000, whichever occurred first. Approximately $769,000 has been paid to U.S. Offshore under this agreement. U.S. Offshore has filed a claim against SOL related to the amount due under the agreement. SOL is vigorously defending this claim and believes that it will ultimately prevail; however, the Company is unable to predict the final outcome of this matter.

    On August 6, 1992, a wholly-owned subsidiary, Seabulk Transmarine II, Inc. acquired a 49% interest in a joint venture which charters two offshore supply vessels from SOL for a period of six years. At the end of the charter period, the joint venture shall have the option to purchase each of the vessels at an agreed-upon purchase price of $300,000.

    On September 30, 1994, the Company acquired Sun State Marine Services, Inc. ("SSMS"). The acquisition agreement provides the sellers contingent payments for a period of five years from the date of the agreement. The contingent amount payable each year is 30% of the amount by which net income pertaining to the acquired operations for that year, as defined, exceeds $1,800,000. The aggregate total of the additional consideration is limited to $3,000,000 over the term of the agreement. Such contingent payments, when incurred, will be recorded as additional cost of the acquisition. During the year ended December 31, 1995, contingent payments made related to 1994 amounted to approximately $36,000. There were no contingent amounts due related to the acquired operations for the year ended December 31, 1995.

    The Company has guaranteed 50% of the outstanding line of credit borrowings of its unconsolidated 50%-owned affiliate Ocean Specialty Tankers Corporation ("OSTC"), up to a maximum of

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
$2,000,000. Total borrowings outstanding under the line of credit subject to the guarantee were approximately $1,600,000 at December 31, 1995.

    At December 31, 1995, the Company was party to an agreement, as amended on January 31, 1996 and March 28, 1996, for the purchase of the remaining 50% of the outstanding common stock of OSTC, pursuant to which the Company is to acquire three chemical tankers. The agreement, which is subject to the successful completion of the Offering, provides for an aggregate purchase price of approximately $64,650,000, consisting of approximately $30,000,000 in cash and the assumption of approximately $34,650,000 in mortgage obligations related to two of the vessels to be acquired. The agreement calls for payments to the seller totaling $300,000 in the event that the transaction does not close by August 15, 1996.

    At December 31, 1995, Hvide Partners, L.P. ("HPLP"), an affiliated entity in which the Company participates as the sole general partner, was party, through its five 75%-owned limited liability companies Hvide Van Ommeren Tankers I-V LLC ("HVOT I-V"), to contracts for the construction of five double-hulled tankers. Pursuant to its general and indirect limited partnership interests in HPLP, the Company is required to make capital contributions to HPLP in 1996 totaling approximately $1,000,000. The Company was also party to an agreement at December 31, 1995 to provide technical services and support related to the operations of HVOT I-V. Pursuant to this agreement and commencing in 1997, the Company is to be paid an annual fee of $295,000, subject to future escalation equal to increases, if any, in the CPI.

6. RELATED PARTY TRANSACTIONS

    In 1994, the Company acquired outstanding limited partnership interests of HCL, a limited partnership in which the Company owned a 33 1/3% interest as general partner, from certain officers and employees of the Company for cash and notes payable of approximately $668,000 and $1,089,000, respectively.

    In 1994, the Company acquired the outstanding limited partnership interests of HOS from certain officers and employees of the Company for cash and notes payable of approximately $607,000 and $1,060,000, respectively. Additionally, the company assumed HOS's outstanding capital lease obligations (see Note 4) and certain other liabilities.

    The purchase price of the vessels and other net assets acquired in the acquisition of the limited partnership interests of HCL and HOS was approximately $1,974,000 in excess of their historical net book value. Accordingly, such amounts were deemed special distributions to the related parties and recorded as a reduction of paid-in capital.

    In 1994, the Company acquired the outstanding minority interest in STL for cash and notes payable of approximately $1,302,000 and $3,039,000, respectively.

    Maritime Transport Development Corp., which is owned by the former Chairman of the Company, receives a commission equal to 1.25% of charter hire (approximately $210,000, $190,000, and $210,000 for the years ended December 31, 1993, 1994, and 1995, respectively) received by the Company for the Seabulk Challenger and the Seabulk Magnachem as payment for development and engineering services and marketing services related to the design of these vessels.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS

    The Company sponsors a Section 401(k) retirement plan covering substantially all employees. Expense under this plan for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 and 1996, was approximately $724,000, $834,000 and $1,047,000, and $244,000 and $297,000,
respectively. Contributions under the plan are determined on the basis of employee compensation.

8. INCOME TAXES

    The components of the provision for (benefit from) income taxes are as follows (in thousands):

                                                                    THREE MONTHS
                                            YEAR ENDED                 ENDED
                                           DECEMBER 31                MARCH 31
                                     1993      1994      1995      1995      1996
                                                                    (UNAUDITED)
Current..........................   $  471    $ --      $ --      $ --      $ --
Deferred.........................    1,402       189        (2)     --          35
                                    ------    ------    ------    ------    ------
                                    $1,873    $  189    $   (2)   $ --      $   35
                                    ------    ------    ------    ------    ------
                                    ------    ------    ------    ------    ------

    Incomes taxes paid were approximately $18,000, $400,000, and $0 in 1993, 1994, and 1995, respectively.

    A reconciliation of the Company's income tax rate to the federal rate of 34% is as follows:

                                                        1993     1994     1995
Income tax expense (benefit) computed at the
  statutory rate.....................................      34%      34%     (34)%
State income taxes...................................       3        2       (2)
Capital Construction Funds...........................       8       16       24
Rate differential....................................       4     --       --
Other................................................       2      (17)      11
                                                        -----    -----    -----
                                                           51%      35%      (1)%
                                                        -----    -----    -----
                                                        -----    -----    -----

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. INCOME TAXES--(CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                             1994      1995
Deferred income tax assets:
  Net operating loss carryforward........................   $3,779    $ 8,388
  Charitable contributions carryforward..................       22         43
  Alternative minimum tax credit carryforward............    1,226      1,226
  Accrued compensation...................................      142        315
  Other..................................................       12        161
                                                            ------    -------
Total deferred income tax assets.........................    5,181     10,133
                                                            ------    -------
Deferred income tax liabilities:
  Fixed asset differences................................    8,850     13,869
  Deferred drydocking costs..............................      617        581
  Other..................................................       33      --
                                                            ------    -------
Total deferred income tax liabilities....................    9,500     14,450
                                                            ------    -------
Net deferred income tax liability........................   $4,319    $ 4,317
                                                            ------    -------
                                                            ------    -------

    At December 31, 1995, the Company had approximately $23,600,000 in net operating loss carryforwards for federal income tax purposes, expiring in various amounts from 1998 to 2010. In conjunction with the anticipated Offering, the utilization of the Company's NOL's will be limited, based upon the estimated value of the Company prior to the Offering, to approximately $2,000,000 per year.

9. CAPITAL STOCK

    On September 28, 1994, all the stock of the Predecessor Company was exchanged for shares of the Company's stock (see Note 1). The fair value of the Predecessor Company's common stock and the Company's common stock were equivalent.

    On September 29, 1994, all of the outstanding shares of Class A and Class B Preferred Stock of the Predecessor Company were repurchased from the shareholder for cash of $2,374,000, notes of $3,561,000 and certain agreements providing for future payments over a specified term. The present value of the agreements providing for future payments has been recorded in other liabilities in the accompanying consolidated balance sheets and total approximately $1,350,000 and $1,282,000 at December 31, 1994 and 1995, respectively.

    Each share of the Company's Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. Shares of Class C Common Stock are nonvoting. The holders of Class B Common Stock are entitled to convert, at the holder's election and at any time, such shares into shares of Class A Common Stock or Class C Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock or Class C Common Stock. The holders of Class C Common Stock are entitled to convert, at the holder's election and subject to certain restrictions, such shares into shares of Class A Common Stock at the rate of one share of Class C Common Stock for one share of Class A Common Stock.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. CAPITAL STOCK--(CONTINUED)
    In connection with the issuance of the Junior Notes, the Company issued to the note holders 765,733 shares of its Class B and Class C Common Stock and Common Stock Contingent Share Issuances ("CSIs") to purchase a maximum of 554,495 additional shares of its common stock. The Junior Notes, shares of Class A and Class C Common Stock and the CSIs were recorded based upon their estimated fair values at the date of issuance. The CSIs are generally exercisable, at a price equal to the par value of the underlying shares, at the earlier of a qualified initial public offering of the Company's common stock, or September 30, 1998. The maximum amount of CSIs that may be exercised is based upon the note holders return on their investment in the Company.

    Simultaneously with the issuance of the CSIs, the Company entered into an agreement with its Chairman and principal stockholder and certain trusts whereby the principal stockholder and the trusts agreed to contribute pro rata a like amount of shares of common stock to the Company concurrently with the issuance of shares pursuant to the CSIs. Accordingly, issuance of shares pursuant to the CSIs will not effect the Company's financial position or results of operations.

10. SIGNIFICANT CUSTOMER

    The Company derived revenues from a long-term contract with one company representing 13% to 22% of its revenues over the three year period ended December 31, 1995.

11. ACQUISITIONS

    On September 30, 1994, the Company acquired 24 vessels and associated spare parts and other equipment. The Company paid an aggregate amount of approximately $17,886,000, consisting of $17,056,000 in cash and the assumption of $279,000 of vessel mortgages and $551,000 of bareboat charter obligations. The operations of these acquired assets for the periods subsequent to September 30, 1994 are included in the accompanying consolidated statements of operations for the years ended December 31, 1994 and 1995.

    On September 30, 1994, the Company acquired SSMS in an acquisition accounted for as a purchase. The aggregate purchase price of $13,900,000 was approximately $8,615,000 in excess of the net assets acquired, which is being amortized using the straight-line method over 20 years. The operations of SSMS for periods subsequent to September 30, 1994 are included in the accompanying consolidated statements of operations for the years ended December 31, 1994 and 1995.

    On March 8, 1995, the Company acquired seven offshore crew vessels for $5,875,000, including cash of $2,875,000 and a $3,000,000 promissory note. The operations of these acquired vessels subsequent to March 8, 1995 are included in the accompanying consolidated statement of operations for the year ended December 31, 1995.

    In January and February 1996, the Company acquired nine offshore crew vessels under capital lease obligations. The operations of these vessels for the period subsequent to their acquisition are included in the accompanying unaudited consolidated statement of operations for the three months ended March 31, 1996.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

        Cash and cash equivalents and accounts receivable. The carrying amounts reported in the balance sheets approximates fair value.

        Credit Facility, Mortgage note and Other. Amounts outstanding under the Company's Credit Facility, as amended, bear interest at variable rates that periodically adjust to reflect changes in overall market rates and approximate fair value. Amounts outstanding in 1994 under the mortgage note and other amounts approximate fair value due to their short-term nature.

        Senior and Junior Notes. Amounts outstanding under the Senior and Junior Notes bear interest at 12% and 8%, respectively. The fair value of the Senior and Junior Notes is estimated to be $23.5 million and $16.5 million, respectively, using a discounted cash flow analysis at estimated market rates.

        Notes Payable. The carrying amount reported in the balance sheets approximates fair value using a discounted cash flow analysis at estimated market rates.

13. CONDENSED FINANCIAL INFORMATION

    The following are parent company-only condensed financial statements, and notes thereto, of Hvide Marine Incorporated:

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. CONDENSED FINANCIAL INFORMATION--(CONTINUED)
                 PARENT COMPANY--ONLY CONDENSED BALANCE SHEETS

                                                                               DECEMBER 31
                                                                             1994       1995
                                                                              (IN THOUSANDS)
   ASSETS
Current Assets:
  Deferred costs.........................................................   $    78    $    38
                                                                            -------    -------
Total current assets.....................................................        78         38
  Other assets:
    Deferred costs, net..................................................     1,358      1,235
    Other (principally investment in wholly-owned subsidiaries)..........    29,524     31,614
                                                                            -------    -------
Total other assets.......................................................    30,882     32,849
                                                                            -------    -------
Total....................................................................   $30,960    $32,887
                                                                            -------    -------
                                                                            -------    -------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities (principally amounts due to wholly-owned
subsidiaries)............................................................   $   215    $   302
  Long-Term Debt.........................................................    17,536     17,633
Other Noncurrent Liabilities (long-term payable).........................       504      2,607
                                                                            -------    -------
  Total liabilities......................................................    18,255     20,542
  Stockholders' Equity:
    Common stock.........................................................         2          2
    Other stockholders' equity...........................................    12,703     12,343
                                                                            -------    -------
Total stockholders' equity...............................................    12,705     12,345
                                                                            -------    -------
Total....................................................................   $30,960    $32,887
                                                                            -------    -------
                                                                            -------    -------

            PARENT COMPANY--ONLY CONDENSED STATEMENTS OF OPERATIONS

                                                                      PERIOD FROM
                                                                       INCEPTION
                                                                     (SEPTEMBER 28,
                                                                     1994) THROUGH      YEAR ENDED
                                                                      DECEMBER 31,     DECEMBER 31,
                                                                          1994             1995
                                                                     --------------    ------------
                                                                             (IN THOUSANDS)
Costs and expenses:
  Professional fees...............................................       $1,195           $  151
  Interest expense................................................          549            2,218
  Other...........................................................          331               81
                                                                        -------        ------------
Total costs and expenses..........................................        2,075            2,450
Benefit from income taxes.........................................          714              871
                                                                        -------        ------------
                                                                          1,361            1,579
Equity in net income of subsidiaries..............................          717            1,219
                                                                        -------        ------------
Net loss..........................................................       $  644           $  360
                                                                        -------        ------------
                                                                        -------        ------------

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. CONDENSED FINANCIAL INFORMATION--(CONTINUED)
BASIS OF PRESENTATION

    In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of its wholly-owned subsidiaries. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

LONG-TERM DEBT

    On September 30, 1994, the Company issued the Junior Note (see Note 3).

    The Company serves as co-guarantor of amounts under the Credit Facility and Senior Note (see Note 3). Repayment of the Junior Note is subordinated to the claims for amounts outstanding under the Credit Facility and the Senior Note.

DIVIDENDS FROM SUBSIDIARIES

    No cash dividends have been paid to the Parent Company since inception as the Company's Credit Facility prohibits the payment of dividends or other distributions on any class of capital stock of the Company or its wholly-owned subsidiaries.

STATEMENT OF CASH FLOWS

    The statement of cash flows has been omitted as the Parent Company does not maintain cash balances.

14. SUBSEQUENT EVENTS

    On May 10, 1996, the Company's Board of Directors authorized a 1.5843-for-1 split of its common stock, and an increase of the number of authorized shares of its Class A, Class B, and Class C Common Stock to 100,000,000, 5,000,000, and 2,500,000, respectively. All share and per share data in the accompanying financial statements have been restated to reflect the stock split.

    The Company entered into asset purchase agreements with Seal Fleet, Inc. ("Seal Fleet") and certain related partnerships dated as of March 29, 1996 and amended as of July 23, 1996 pursuant to which the Company has agreed to purchase an aggregate of eight supply boats. The aggregate purchase price is $26,075,000. The purchase of certain of the supply boats is subject to the approval of the Seal Fleet shareholders. The Company has agreed to indemnify certain affiliates of Seal Fleet against certain of Seal Fleet's liabilities due to its creditors. The Company's maximum liability pursuant to the indemnification is $7,000,000. The Company has also agreed to indemnify Seal Fleet, the members of its Board of Directors, and such affiliates for certain liabilities they may incur as a result of the Board's approval of the Seal Fleet Acquisition.

    On June 21, 1996, the Company amended its Credit Facility whereby upon a successful initial public offering with gross proceeds of at least $91,000,000, amounts available under the Original Line will increase to $10,000,000, amounts available under the term loan will increase to $61,500,000 and the Vessel Acquisition Line of Credit will increase to $25,000,000. To the extent that the gross proceeds of the Offering are less than $91.0 million, the initial amount available under the Vessel Acquisition Line of Credit will be reduced by the amount of such shortfall.

                          INDEPENDENT AUDITORS' REPORT

To the Boards of Directors and Stockholder of OMICHEM TRANSPORT, INC.,
  OMI CLOVER TRANSPORT, INC., and OMI HUDSON TRANSPORT, INC.:

    We have audited the accompanying combined balance sheets of the OMI Chemical Carrier Group as of December 31, 1994 and 1995 and the related combined statements of operations and deficit and of cash flows for each of the three years in the period ended December 31, 1995. The combined financial statements include the accounts of Omichem Transport, Inc., OMI Clover Transport, Inc., and OMI Hudson Transport, Inc. which are wholly owned subsidiaries of OMI Corp. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the OMI Chemical Carrier Group at December 31, 1994 and 1995 and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

New York, New York
January 26, 1996

                           OMI CHEMICAL CARRIER GROUP
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,         MARCH 31,
                                                                 1994        1995         1996
                                                                                       (UNAUDITED)
   ASSETS
Current assets:
  Advances to masters.......................................   $    171    $    102     $      275
  Receivables:
    Due from OSTC (Notes 1, 3)..............................        638         544            511
    Other...................................................         40          52             27
  Deferred income taxes (Note 4)............................        731       9,176            483
  Prepaid expenses and other current assets.................        987         524            180
                                                               --------    --------    -----------
      Total current assets..................................      2,567      10,398          1,476
                                                               --------    --------    -----------
Vessels (Notes 1, 3)........................................     75,225      84,738        113,499
Less accumulated depreciation...............................    (43,872)    (47,066)       (48,128)
                                                               --------    --------    -----------
  Vessels--net..............................................     31,353      37,672         65,371
                                                               --------    --------    -----------
Due from parent (Notes 4, 6)................................      3,983                      7,086
Other assets and deferred charges...........................      1,537       1,094          1,025
                                                               --------    --------    -----------
Total.......................................................   $ 39,440    $ 49,164     $   74,958
                                                               --------    --------    -----------
                                                               --------    --------    -----------
    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  1,328    $    389     $      443
  Accrued liabilities:
    Voyage and vessel.......................................      2,524       2,273          3,076
    Interest................................................        498         432            243
    Operating lease (Note 3)................................        738         756
  Accrued lease termination costs (Note 5)..................                 25,000
  Accrued loss on lease obligation (Note 5).................      1,487
  Current portion of long-term debt (Notes 2, 3)............      2,525       2,525          4,815
                                                               --------    --------    -----------
      Total current liabilities.............................      9,100      31,375          8,577
                                                               --------    --------    -----------
Long-term debt (Notes 2, 3).................................     17,488      14,963         30,980
Accrued loss on lease obligation (Note 5)...................     18,313
Deferred income taxes (Note 4)..............................      1,523       8,797          8,750
Due to parent (Notes 4, 6)..................................                  1,535
Advances from parent (Note 3)...............................                  9,623          9,623
Accrued lease payable (Note 3)..............................      2,243
Deferred gain on sale/leaseback of vessel (Note 3)..........      1,281
Advance time charter revenues and other liabilities.........      1,447         830            985
Commitments and contingencies (Note 7)......................
Stockholder's equity (deficit):
  Common stock..............................................
  Capital surplus (Note 3)..................................     80,881      80,881        115,181
  Deficit (Note 1)..........................................    (92,836)    (98,840)       (99,138)
                                                               --------    --------    -----------
      Total stockholder's equity (deficit)..................    (11,955)    (17,959)        16,043
                                                               --------    --------    -----------
Total.......................................................   $ 39,440    $ 49,164     $   74,958
                                                               --------    --------    -----------
                                                               --------    --------    -----------

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP
                 COMBINED STATEMENTS OF OPERATIONS AND DEFICIT
                                 (IN THOUSANDS)

                                                                                FOR THE THREE MONTHS
                                           FOR THE YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                             1993        1994        1995        1995         1996
                                                                                     (UNAUDITED)
Revenues................................   $ 24,434    $ 26,564    $ 26,099    $  6,658     $    6,307
                                           --------    --------    --------    --------    -----------
Operating Expenses:
  Vessel and voyage.....................     17,418      17,711      18,287       4,419          4,087
  Depreciation and amortization.........      3,672       3,878       3,355         671          1,062
  Operating lease (Note 3)..............     10,730      10,805       7,557       2,317            755
  Provision for losses (Notes 3, 5):
    Impaired value of vessel............                 14,798
    Lease obligation....................                 19,800       3,297
  General and administrative (Note 6)...        827         854         848         214            209
                                           --------    --------    --------    --------    -----------
      Total operating expenses..........     32,647      67,846      33,344       7,621          6,113
                                           --------    --------    --------    --------    -----------
Operating (loss) income.................     (8,213)    (41,282)     (7,245)       (963)           194
                                           --------    --------    --------    --------    -----------
Other Income (Expense):
  Gain on disposal of assets (Note 3)...        334         333         167          84
  Interest expense......................     (2,888)     (2,253)     (2,161)       (478)          (652)
  Interest income.......................        109         105           1
                                           --------    --------    --------    --------    -----------
      Net other expense.................     (2,445)     (1,815)     (1,993)       (394)          (652)
                                           --------    --------    --------    --------    -----------
Loss before income taxes................    (10,658)    (43,097)     (9,238)     (1,357)          (458)
Benefit for income taxes (Note 4).......      3,293      15,084       3,234         475            160
                                           --------    --------    --------    --------    -----------
Net loss................................     (7,365)    (28,013)     (6,004)       (882)          (298)
Deficit, beginning of year..............    (57,458)    (64,823)    (92,836)    (92,836)       (98,840)
                                           --------    --------    --------    --------    -----------
Deficit, end of year....................   $(64,823)   $(92,836)   $(98,840)   $(93,718)    $  (99,138)
                                           --------    --------    --------    --------    -----------
                                           --------    --------    --------    --------    -----------

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   FOR THE THREE
                                                       FOR THE YEARS                   MONTHS
                                                    ENDED DECEMBER 31,            ENDED MARCH 31,
                                               1993        1994        1995       1995       1996
                                                                                    (UNAUDITED)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES:
  Net loss.................................   $(7,365)   $(28,013)   $ (6,004)   $  (882)   $  (298)
  Adjustments to reconcile net loss to cash
    provided by operating activities:
    (Decrease) increase in deferred income
    taxes..................................      (461)    (13,629)     (1,171)      (121)     8,646
    Depreciation and amortization..........     3,672       3,878       3,355        671      1,062
    Gain on disposal of assets--net........      (334)       (333)       (167)       (84)
    Provision for losses on vessel and
     lease.................................                34,598       3,297
  Changes in Assets and Liabilities:
    Decrease (increase) in receivables and
     other current assets..................       135        (371)        614        356        229
    (Decrease) increase in accounts payable
      and accrued expenses.................    (1,814)      2,614      (1,975)       669        685
    Decrease (increase) in due from (to)
     parent................................     8,346       3,654       5,518        831     (8,621)
    Decrease (increase) in other assets and
     deferred charges......................       260        (200)        443         80         69
    Increase (decrease) in advance time
     charter revenues and other liabilities.     1,369          78        (617)        95        155
    Other assets & liabilities--net.......     1,257                     133
                                              -------    --------    --------    -------    -------
      Net cash provided by operating
      activities...........................     5,065       2,276       3,426      1,615      1,927
                                              -------    --------    --------    -------    -------
CASH FLOWS (USED) PROVIDED BY INVESTING
  ACTIVITIES:
  Additions to vessels.....................    (3,040)       (351)    (10,524)      (352)      (664)
  Proceeds received on note receivable.....       500       1,500
                                              -------    --------    --------    -------    -------
      Net cash (used) provided by investing
       activities..........................    (2,540)      1,149     (10,524)      (352)      (664)
                                              -------    --------    --------    -------    -------
CASH FLOWS (USED) PROVIDED BY FINANCING
  ACTIVITIES:
  Payments on long-term debt...............    (2,525)     (3,425)     (2,525)    (1,263)    (1,263)
  Advances from parent.....................                             9,623
                                              -------    --------    --------    -------    -------
      Net cash (used) provided by financing
      activities...........................    (2,525)     (3,425)      7,098     (1,263)    (1,263)
                                              -------    --------    --------    -------    -------
Net (decrease) increase in cash............   $ --       $  --       $  --       $ --       $ --
                                              -------    --------    --------    -------    -------
                                              -------    --------    --------    -------    -------

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
       AND (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Combined Statements--The combined financial statements for the OMI Chemical Carrier Group (the "Group" or "Companies") include the financial statements of Omichem Transport, Inc., OMI Clover Transport, Inc., and OMI Hudson Transport, Inc. which are wholly owned subsidiaries of OMI Corp. ("OMI"). The three companies each own a vessel (OMI Star, OMI Hudson and OMI Dynachem, respectively) which is time chartered to a joint venture, Ocean Specialty Tankers Corporation ("OSTC"), owned by OMI and Seabulk Ocean Systems Corporation ("SOSC"), a subsidiary of Hvide Marine Incorporated ("Hvide") (see Note 3). OSTC contracts with customers for ocean shipping of liquid chemicals.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Since inception, the Companies have incurred cumulative losses aggregating over $99,000,000 at March 31, 1996. The Companies have been able to sustain their ongoing operations because of OMI's commitment to provide funding for working capital and other purposes. These financial statements have been prepared on the assumption that OMI will continue to provide required funding in the future.

    In October 1995, OMI entered into an agreement with Hvide for the sale of the OMI Star, OMI Hudson and OMI Dynachem and its interest in OSTC for approximately $64,650,000, $30,000,000 in cash and the assumption of all outstanding indebtedness relating to the vessels ($34,650,000 at June 2, 1996). The agreement was amended April 30, 1996 to swap the OMI Dynachem for a replacement vessel to be identified at a later date. Cash of $12,775,000 (of the $30,000,000) will be transferred to an escrow account at delivery until such vessel is identified and delivered. The sale of these three vessels and the interest in OSTC is contingent upon Hvide successfully completing its initial public offering of common stock in 1996.

    Operating Revenues and Expenses--Voyage revenues are earned and recognized on a daily basis and are subject to adjustments based on the operating results of OSTC.

    Special survey and drydock expenses are accrued and charged to operating expense over the survey cycle, which generally is a two- to three-year period. The accruals of such expenses are based on management's best estimates of future cost and the expected length of the survey cycle. However, the ultimate liability may be more or less than such estimates.

    Vessels and Improvements--Vessels are recorded at cost. Depreciation for financial reporting purposes is provided principally on the straight-line method based on the estimated useful lives of the vessels up to the vessels' estimated salvage value. The useful lives of the vessels are 25 and 30 years. Salvage value is based upon a vessel's light weight tonnage multiplied by a scrap rate.

    Improvements on leased vessels are amortized on the straight-line method over the lives of the leases.

    In the event that facts and circumstances indicate that the carrying amount of a vessel may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future

                           OMI CHEMICAL CARRIER GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) undiscounted cash flows associated with the vessel are compared to the vessel's carrying value to determine if a write-down to fair value or discounted cash flow is required (see Note 5).

    The Companies adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" effective January 1, 1995. Adoption of this statement did not have a material effect on the Companies' combined financial position or results of operations.

    Income Taxes--The Companies are included in a consolidated Federal income tax return filed by OMI which includes all eligible subsidiary Companies. The accompanying financial statements include for each subsidiary in the Group a cost or benefit for Federal income taxes based on the related separate taxable income of each subsidiary. Deferred income taxes are recorded under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

    Retirement Plans--The Companies comprising the Group make contributions to union sponsored multi-employer pension plans covering seagoing personnel. Contributions to these plans amounted to approximately $218,000, $276,000, and $262,000 for the years ended December 31, 1993, 1994 and 1995 and $53,000 and $38,000 for the three months ended March 31, 1995 and 1996, respectively. If these Companies were to withdraw from the plans or the plans were to terminate, the Companies would be liable for a portion of any unfunded plan benefits that might exist. The Group has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1995.

    Cash Flows--During the years ended December 31, 1993, 1994 and 1995, the Group paid interest of $2,504,000, $1,932,000, and $1,475,000, respectively. During the three months ended March 31, 1995 and 1996 the Group paid interest of $870,000 and $841,000, respectively.

2. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              DECEMBER 31,            MARCH 31,
                                                          1994           1995           1996
Bonds, secured by a vessel, at 5.35% and 10.1%
payable in installments to 2006.....................   $20,013,000    $17,488,000    $35,795,000
Less: current portion of long-term debt.............     2,525,000      2,525,000      4,815,000
                                                       -----------    -----------    -----------
Long-term debt......................................   $17,488,000    $14,963,000    $30,980,000
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------
Fair value of long-term debt........................   $19,871,000    $18,926,000    $39,637,000
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

    The bonds are collateralized by a mortgage on the OMI Dynachem and OMI Hudson and are guaranteed as to principal and interest by the U.S. Government under the Title XI Program. At March 31, 1996, the vessels (net book values aggregating $56,993,000) and investments of $9,717,000 held by OMI Corp. in its Capital Construction and other restricted funds have been pledged as collateral for the long-term debt issues. The security arrangement restricts OMI Hudson Transport, Inc. and OMI Clover Transport, Inc. ("OMI Clover") from, among other things, the withdrawal of capital, the payment of common stock dividends and the extending of loans to affiliated parties.

                           OMI CHEMICAL CARRIER GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

2. LONG-TERM DEBT--(CONTINUED)
    Subsequent to December 31, 1995, aggregate annual maturities of the bonds during each of the next five years 1996 through 2000 were $2,525,000. Subsequent to March 31, 1996, aggregate maturities for a twelve month period on such bonds in the next five years through 2001 are $4,815,000.

    The fair value of the bonds is estimated based on current rates available for similar issues.

3. OPERATING LEASES

    Total rent expense, which relates to two vessels, amounted to $10,730,000, $10,805,000 and $7,557,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Rent expense for the three months ended March 31, 1995 and 1996 was $2,317,000 and $755,000, respectively.

    OMI Clover has operated the vessel OMI Hudson under a long-term operating lease requiring semi-annual payments through December 2006. In October 1995, OMI Clover entered into an agreement with the owner/lessor of the OMI Hudson to terminate the operating lease for $25,000,000 and subsequently purchase the vessel for $30,000,000. The estimated loss on lease termination of $3,297,000 was reported as a separate item in the 1995 Combined Statement of Operations and Deficit. In February 1996, OMI Clover terminated the operating lease on the vessel for $22,000,000 cash and the issuance of a $3,000,000 Convertible Note by OMI. In March 1996, OMI Clover purchased the vessel for cash of $9,300,000 ($10,430,000 less reimbursement of a portion of the lease payment of $1,130,000 in accordance with the agreement) and assumption of debt of $19,570,000 (see
Note 2). The $31,300,000 cash paid by OMI on behalf of OMI Clover and the $3,000,000 Note issued by OMI aggregating $34,300,000 to terminate the lease and purchase the vessel was recorded as a capital contribution to OMI Clover.

    In 1992, Omichem Transport, Inc. ("Omichem") entered into a sale/leaseback transaction for the OMI Star. Omichem received $11,500,000 in cash, of which $3,500,000 was used to pay the mortgage on the vessel, a $2,000,000 secured note receivable paid December 1994 and a six year lease. The gain on the transaction of approximately $2,001,000 was deferred and amortized over the life of the lease until June 29, 1995 when Omichem repurchased the OMI Star for $9,623,000. The funds to purchase the OMI Star were in the form of a long-term advance from OMI at a variable rate based on the London Interbank Offering Rate.

    The three vessels operated by the Group are time chartered to OSTC, a joint venture between OMI and SOSC. The balances included in the financial statements due from OSTC represent charter hire receivables.

    As of December 31, 1995 the Companies have time charter agreements with OSTC for initial terms ending May 31, 2000, with extension options after that date. The vessels are under charter for "base" hire rates dependent upon the performance of the vessels.

                           OMI CHEMICAL CARRIER GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

4. INCOME TAXES

    A summary of the components of the benefit for income taxes is as follows:

                                                                   FOR THE THREE
                                        FOR THE YEARS                  MONTHS
                                      ENDED DECEMBER 31,          ENDED MARCH 31,
                                 1993        1994       1995      1995      1996
Current benefit..............   $(2,542)   $ (1,156)   $(1,766)   $(280)   $(8,733)
Deferred tax benefit.........      (461)    (13,629)    (1,171)    (120)     8,646
                                -------    --------    -------    -----    -------
Benefit for income taxes as
  originally reported for
  internal purposes..........    (3,003)    (14,785)    (2,937)    (400)       (87)
Current benefit for allocated
  general and administrative
  expenses (see Note 6)......      (290)       (299)      (297)     (75)       (73)
                                -------    --------    -------    -----    -------
Total........................   $(3,293)   $(15,084)   $(3,234)   $(475)   $  (160)
                                -------    --------    -------    -----    -------
                                -------    --------    -------    -----    -------

    Deferred income taxes are payable to OMI. The components of deferred income taxes relate to tax effects of temporary differences as follows:

                                                    DECEMBER 31,       MARCH 31,
                                                  1994       1995        1996
Deferred tax liabilities:
  Differences between book and tax basis of
   vessels....................................   $ 9,424    $ 9,108     $ 9,088
  Other.......................................        54         74          75
                                                 -------    -------    ---------
      Total deferred tax liabilities..........     9,478      9,182       9,163
                                                 -------    -------    ---------
Deferred tax assets:
  Future lease liability accrual..............    (6,930)    (8,750)
  Accrual for drydocking......................      (567)      (811)       (896)
  Accrued lease payable.......................      (785)
  Deferred gain on sale/leaseback.............      (404)
                                                 -------    -------    ---------
      Total deferred tax assets...............    (8,686)    (9,561)       (896)
                                                 -------    -------    ---------
Deferred income taxes--net....................   $   792    $  (379)    $ 8,267
                                                 -------    -------    ---------
                                                 -------    -------    ---------

    On August 2, 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 (the "Act"). The major component of the Act affecting the Group was the retroactive increase in the marginal corporate tax rate from 34 percent to 35 percent, increasing the 1993 deferred income taxes of the Group by $438,000 to comply with the provisions of the Act.

5. IMPAIRMENT AND PROVISION FOR LOSS ON VESSEL LEASE OBLIGATION

    As part of the periodic review of the recoverability of the investment in vessels, in 1994 management determined that the carrying value of the OMI Dynachem exceeded the undiscounted forecasted future net cash flows from its operations. This indicated that an impairment loss for this vessel should be recognized. This loss was measured by the excess of the carrying value of the vessel over its estimated fair value which was based on values provided by two shipbrokers. The carrying value was reduced by $14,798,000, which is reported as a separate item in the 1994 Combined Statement of Operations and Deficit.

    As part of this periodic review, it also was determined that a similar loss should be recognized for the forecasted loss from operations of the OMI Hudson which is chartered-in on an operating lease

                           OMI CHEMICAL CARRIER GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

5. IMPAIRMENT AND PROVISION FOR LOSS ON VESSEL LEASE OBLIGATION-- (CONTINUED) through 2006. The amount of the loss was estimated based on forecasted undiscounted cash flows, excluding from rent expense an amount representative of the interest component of the lease agreement, through the lease expiration date. This loss, estimated as $19,800,000, is also reported as a separate item in the 1994 Combined Statement of Operations and Deficit.

6. TRANSACTIONS WITH PARENT

    Due from (to) Parent represents tax benefits currently due from OMI reduced by non-interest bearing advances from OMI to fund the Group's operations. OMI maintains a centralized cash management system whereby it accepts and deposits all cash receipts on behalf of its subsidiaries and pays all costs, expenses and other obligations of such subsidiaries. These disbursements primarily represent vessel and voyage expenses, lease payments, interest expense and required payments of long-term debt. The average balances due from (to) OMI (based on individual monthly balances outstanding) are as follows:

                                                                   FOR THE THREE
                                         FOR THE YEARS                MONTHS
                                      ENDED DECEMBER 31,          ENDED MARCH 31,
                                   1993       1994      1995      1995      1996
                                  $11,957    $5,307    $1,535    $3,567    $(1,526)

    OMI provides all general and administrative services for the Group and has not followed the practice of allocating general and administrative expenses incurred by OMI to its various domestic subsidiaries although it does allocate such costs to its various foreign subsidiaries. For purposes of the accompanying financial statements, provision has been made during each period for the allocation of general and administrative costs to the Group on a basis similar to that used by OMI for allocation of such costs to foreign subsidiaries as follows:

                                                                   FOR THE THREE
                                         FOR THE YEARS                MONTHS
                                      ENDED DECEMBER 31,          ENDED MARCH 31,
                                   1993       1994      1995      1995      1996
Allocated general and adminis-
trative costs..................   $   827    $  854    $  848    $  214    $   209
Benefit for income taxes (see
 Note 4).......................      (290)     (299)     (297)      (75)       (73)
                                  -------    ------    ------    ------    -------
                                  $   537    $  555    $  551    $  139    $   136
                                  -------    ------    ------    ------    -------
                                  -------    ------    ------    ------    -------

    The method used allocates fixed annual amounts of costs on a per vessel basis for financial accounting and vessel management activities and allocates costs for general corporate activities based on 1.25 percent of revenues earned by each vessel. Management of OMI believes that this allocation method is reasonable.

7. CONTINGENT LIABILITIES

    Companies in the Group are defendants in various legal actions from shipping operations. Such actions are covered by insurance or, in the opinion of management after review with counsel, are of such a nature that the ultimate liability, if any, would not have a material adverse effect on the combined financial statements.

                          INDEPENDENT AUDITORS' REPORT

Partners of
INDIAN SEAL PARTNERS, LTD.,
  BAFFIN SEAL PARTNERS, LTD.,
  BALTIC SEAL PARTNERS, LTD.,
  BENGAL SEAL PARTNERS, LTD., and
  ROSS SEAL PARTNERS, LTD.

    We have audited the accompanying Combined Statements of Vessel Operations of Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd. (collectively "the Seal Partners") for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the management of the Seal Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    As described in Note 1, the combined financial statements referred to above have been prepared in accordance with the Asset Purchase Agreement between the Seal Partners and Hvide Marine Incorporated, dated March 29, 1996, and amended July 23, 1996, for the sale of certain assets and operations to Hvide Marine Incorporated (the "Agreement") and are not intended to be complete presentations of the Seal Partners' revenues and expenses.


    In our opinion, the combined statements referred to above present fairly, in all material respects, the combined vessel operations of the Seal Partners for the years ended December 31, 1995, 1994, and 1993, pursuant to the Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          PANNELL KERR FORSTER OF TEXAS, P.C.


Houston, Texas
April 12, 1996, except for the fourth paragraph of
  Note 1, as to which the date is August 1, 1996

                           INDIAN SEAL PARTNERS, LTD.
                           BAFFIN SEAL PARTNERS, LTD.
                           BALTIC SEAL PARTNERS, LTD.
                           BENGAL SEAL PARTNERS, LTD.
                            ROSS SEAL PARTNERS, LTD.
                    COMBINED STATEMENTS OF VESSEL OPERATIONS

                                                                          THREE MONTHS ENDED MARCH
                                   FOR THE YEAR ENDED DECEMBER 31,                  31,
                                   1993          1994          1995          1995          1996
                                                                                (UNAUDITED)
Combined operating
 revenues....................   $4,402,220    $4,150,519    $5,383,398    $1,254,719    $1,513,800

Combined operating expenses
  Groceries..................       16,742        30,490        49,741        11,364        13,313
  Insurance claims...........      115,252        77,907        62,543         1,603         4,195
  Insurance premiums.........      302,295       431,129       428,589       104,630       101,367
  Medical....................       14,809        37,549        44,242         9,854         8,552
  Payroll taxes..............       39,618        68,539       101,600        29,520        27,827
  Repairs and maintenance....      286,373       417,341       422,016       146,359       102,350
  Safety training............       18,792        30,163        34,919         5,424         8,789
  Salaries--crews............      690,960       995,602     1,297,067       321,196       320,662
  Supplies...................       77,145       268,254        87,672        19,745        27,896
  Taxes, licenses and
   miscellaneous.............       42,910       168,467       154,769        17,044        24,301
  Transportation--crews......      133,148        84,888        93,453        17,908        13,912
                                ----------    ----------    ----------    ----------    ----------

      Total combined
       operating expenses....    1,738,044     2,610,329     2,776,611       684,647       653,164
                                ----------    ----------    ----------    ----------    ----------

      Excess of combined
        operating revenues
        over expenses........   $2,664,176    $1,540,190    $2,606,787    $  570,072    $  860,636
                                ----------    ----------    ----------    ----------    ----------
                                ----------    ----------    ----------    ----------    ----------

                       See notes to financial statements.

                           INDIAN SEAL PARTNERS, LTD.
                           BAFFIN SEAL PARTNERS, LTD.
                           BALTIC SEAL PARTNERS, LTD.
                           BENGAL SEAL PARTNERS, LTD.
                            ROSS SEAL PARTNERS, LTD.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION


    The accompanying combined financial statement includes certain accounts of:


       NAME OF ENTITY                 TYPE OF ENTITY                  NAME OF SHIP
- -----------------------------  -----------------------------  -----------------------------
 Indian Seal Partners, Ltd.         Limited Partnership           Indian Seal--204 Feet
 Baffin Seal Partners, Ltd.         Limited Partnership           Baffin Seal--185 Feet
 Baltic Seal Partners, Ltd.         Limited Partnership           Baltic Seal--205 Feet
 Bengal Seal Partners, Ltd.         Limited Partnership           Bengal Seal--185 Feet
  Ross Seal Partners, Ltd.          Limited Partnership            Ross Seal--163 Feet

    Each of the five limited partnerships above (collectively "the Seal Partners") owns an offshore service ship (collectively "the Seal Partners Ships"). These entities have been combined because they have common partners and have collectively entered into an Asset Purchase Agreement to sell certain assets. There have been no significant intercompany transactions or interrelated activities between these entities.

    The Baltic Seal was purchased by Baltic Seal Partners, Ltd. in February 1994 and was placed in service in August 1994 after a period of drydocking.


    According to the terms of the Asset Purchase Agreement dated March 29, 1996, and amended July 23, 1996 the Seal Partners have committed to sell certain assets which include the Seal Partners Ships and related improvements to Hvide Marine Incorporated ("Hvide"). In accordance with the July 1996 amendment, Hvide will purchase the assets for the price of $16.0 million.



    The accompanying combined statements of vessel operations include only operating revenues and direct expenses related solely to the assets to be acquired by Hvide. Other operating results of the Seal Partners are omitted from the statements as they do not directly relate to the assets being sold to Hvide.


    The accompanying combined statements of vessel operations (i) include the operating revenues and operating expenses directly related to the operations of the Seal Partners Ships, and (ii) exclude depreciation, general and administrative overhead allocations, management fees, interest expense and income taxes.


    General and administrative expenses have been excluded since Seal Partners have operations other than the vessel operations presented herein. Seal Partners do not allocate general and administrative expenses among specific operations or vessels.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
__Operating revenues

    All operating revenues are earned from time charters and recognized based on contract day rates.

                           INDIAN SEAL PARTNERS, LTD.
                           BAFFIN SEAL PARTNERS, LTD.
                           BALTIC SEAL PARTNERS, LTD.
                           BENGAL SEAL PARTNERS, LTD.
                            ROSS SEAL PARTNERS, LTD.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3--ASSETS TO BE SOLD BY THE SEAL PARTNERS (UNAUDITED)

    The following presents the combined historical costs of acquisition and accumulated depreciation of the assets to be sold to Hvide which have been recorded by the Seal Partners (unaudited):

                                          DECEMBER 31,                           MARCH 31,
                               1993           1994           1995           1995           1996
Vessels..................   $10,761,504    $11,411,504    $11,411,504    $11,411,504    $11,411,504
Accumulated
 depreciation............    (7,445,096)    (7,971,650)    (8,514,471)    (8,107,354)    (8,650,177)
                            -----------    -----------    -----------    -----------    -----------
Net......................   $ 3,316,408    $ 3,439,854    $ 2,897,033    $ 3,304,150    $ 2,761,327
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------

    The costs of major improvements to the vessels which have been made by the Seal Partners have not been capitalized and depreciated, are excluded from the above unaudited schedule, and aggregated $481,765, $3,487,435 and $922,475 during the years ended December 31, 1995, 1994, and 1993, respectively and $407,604 and $226,630 during the three months ended March 31, 1996 and 1995, respectively. Additional costs of improvements were incurred during periods prior to 1993.


    Depreciation expense, based on useful lives of 7 to 32 years for the vessels and approximately three years for the related improvements presented herein, is approximately $2,093,000, $1,415,000 and $608,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and $543,000 and $503,000 for the three months ended March 31, 1996 and 1995, respectively.



    The assets of the Seal Partners that are not being sold to Hvide have been excluded from the table above. No liabilities of the Seal Partners are to be assumed in connection with the Agreement.



NOTE 4--ALLOCATION OF PURCHASE PRICE (UNAUDITED)



    In accordance with the Agreement, as amended, the purchase price of the assets of $16.0 million will be allocated to the vessels.



    Based upon Hvide's policies, the vessels will be depreciated on a straight line basis over 8 to 26 years.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
  Seal Fleet, Inc.

    We have audited the accompanying Statements of Assets to be Sold of Seal Fleet, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993 and the related Statements of Vessel Operations for the years then ended. These financial statements are the responsibility of the management of Seal Fleet, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    As described in Note 1, the financial statements referred to above have been prepared in accordance with the Asset Purchase Agreement between Seal Fleet, Inc. and Subsidiaries and Hvide Marine Incorporated dated March 29, 1996, and amended July 23, 1996 for the sale of certain assets and operations to Hvide Marine Incorporated (the "Agreement") and are not intended to be complete presentations of Seal Fleet, Inc. and Subsidiaries' assets, liabilities, revenues and expenses.


    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be sold of Seal Fleet, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993 and the related vessel operations for the years then ended, pursuant to the Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          PANNELL KERR FORSTER OF TEXAS, P.C.


Houston, Texas
April 12, 1996, except for the second paragraph of Note 1, as to which the date is August 1, 1996

                       SEAL FLEET, INC. AND SUBSIDIARIES
                        STATEMENTS OF ASSETS TO BE SOLD

                                                           DECEMBER 31,                 MARCH 31,
                                                 1993          1994          1995          1996
                                                                                        (UNAUDITED)
Vessels....................................   $9,922,088    $9,922,088    $9,922,088    $9,922,088
Accumulated depreciation...................   (6,320,197)   (6,819,771)   (7,319,309)   (7,417,261)
Deferred drydocking (net)..................      558,412       315,323       643,049       836,027
Inventory..................................      125,652       125,652        49,127        49,127
                                              ----------    ----------    ----------    ----------
        Total..............................   $4,285,955    $3,543,292    $3,294,955    $3,389,981
                                              ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------


                       See notes to financial statements.

                       SEAL FLEET, INC. AND SUBSIDIARIES
                        STATEMENTS OF VESSEL OPERATIONS

                                                                                   THREE MONTHS
                                        FOR THE YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                        1993          1994          1995         1995        1996
                                                                                   (UNAUDITED)
Operating revenues................   $3,155,315    $3,333,704    $3,267,072    $786,124    $841,239

Operating expenses
  Depreciation....................      498,140       498,144       498,139     125,969      97,952
  Engineering allocation..........       58,284        19,576        42,530      13,299      10,890
  Groceries.......................       24,606        12,395        16,167       6,575       5,532
  Insurance claims................       41,886        43,481        12,589      (3,196)      8,994
  Insurance premiums..............      243,954       237,558       232,565      59,647      56,744
  Medical.........................       20,479        14,259        19,423       4,114       4,899
  Payroll taxes...................       48,637        50,326        65,934      19,621      19,282
  Repairs and maintenance.........      416,337       412,302       471,493     105,429     102,217
  Safety training.................       16,016        15,349        17,736       6,643       6,180
  Salaries--crews.................      612,871       675,786       731,030     177,909     182,750
  Supplies........................       49,607        26,737        27,915       8,764       6,691
  Taxes, licenses and
   miscellaneous..................       81,118        34,964        40,668      10,279       7,696
  Transportation--crews...........       17,379        64,731        45,255      12,910       6,139
                                     ----------    ----------    ----------    --------    --------

        Total operating
         expenses.................    2,129,314     2,105,608     2,221,444     547,963     515,966
                                     ----------    ----------    ----------    --------    --------

        Excess of operating
         revenues over expenses...   $1,026,001    $1,228,096    $1,045,628    $238,161    $325,273
                                     ----------    ----------    ----------    --------    --------
                                     ----------    ----------    ----------    --------    --------


                       See notes to financial statements.

                       SEAL FLEET, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    Seal Fleet, Inc. and Subsidiaries ("Seal Fleet") own and manage the following three offshore service ships (the "Seal Fleet Ships").

                                    China Seal--176 Feet
                                    Hawke Seal--185 Feet
                                   Pegasus Seal--185 Feet


    In accordance with an Asset Purchase Agreement with Hvide Marine Incorporated ("Hvide"), dated March 29, 1996, and amended July 23, 1996 Seal Fleet committed to sell the Seal Fleet Ships, related improvements, and inventory to Hvide. In accordance with the July 1996 amendment, Hvide will purchase the assets for the price of $9.6 million and provide the sum of $475,000 to Seal Fleet for its use in downsizing its operations.



    The accompanying statements of assets include only those assets to be sold. They are presented at their historical cost, less any accumulated depreciation and amortization.


    The assets and liabilities of Seal Fleet which are not being sold to or assumed by Hvide, are omitted from the accompanying statements of assets, as such statements are not intended to be complete financial statements of Seal Fleet.

    The accompanying statements of vessel operations include only operating revenues and direct expenses related solely to the assets to be acquired by Hvide. Other operating results of Seal Fleet are omitted from the statements as they do not directly relate to the assets being sold to Hvide.

    The accompanying statements of vessel operations (i) include the operating revenues and operating expenses directly related to the operations of the Seal Fleet Ships, and (ii) exclude general and administrative overhead allocations, intercompany commissions allocated among Seal Fleet, Inc. and its Subsidiaries, interest expense and income taxes.


    General and administrative expenses have been excluded since Seal Fleet has operations other than the vessel operations presented herein. Seal Fleet does not allocate general and administrative expenses among specific operations or vessels.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Vessels and Improvements


    Vessels and improvements include two seismic ships and one supply service ship and are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method using estimated useful lives of twenty years. Major improvements are capitalized as deferred drydocking and are amortized over the estimated period benefitted of eighteen months to four years while replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed as incurred. The costs of annual drydocking and inspections of the ships are expensed as incurred.


  Operating revenues

    Operating revenues are earned from time charters and are recognized based on contract day rates for the Seal Fleet Ships.


NOTE 3--DEFERRED DRYDOCKING



    The costs of major improvements to the vessels, which have been capitalized as deferred drydocking, aggregated $659,780, $22,719 and $476,922 during the years ended December 31, 1995, 1994

                       SEAL FLEET, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 3--DEFERRED DRYDOCKING--(CONTINUED)


and 1993, respectively, and $616,530 and $11,939 during the three months ended March 31, 1996 and 1995, respectively.



NOTE 4--ALLOCATION OF PURCHASE PRICE (UNAUDITED)



    In accordance with the Agreement, as amended, the following is the expected allocation of the purchase price of the assets (in thousands):



Vessels..................................................   $ 9,190
Deferred drydocking costs................................       836
Spare parts and supplies.................................        49
                                                            -------
                                                            $10,075
                                                            -------



    Based upon Hvide's policies, the vessels will be depreciated on a straight line basis over 6 to 11 years and the drydocking costs will be amortized on a straight line basis from the date purchased to the next required drydocking for each vessel.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
HVIDE MARINE INCORPORATED

    We have audited the accompanying statements of assets to be sold of Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (the Companies) as of September 30, 1994 and 1995, and the related statements of vessel operations for the years then ended. These statements of assets to be sold and the related statements of vessel operations are the responsibility of the management of the Companies. Our responsibility is to express an opinion on the statements of assets to be sold and the related statements of vessel operations based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of assets to be sold and the related statements of vessel operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of assets to be sold and the related statements of vessel operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of assets to be sold and the related statements of vessel operations. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 1, the statements of assets to be sold and the related statements of vessel operations referred to above have been prepared in accordance with the Asset Purchase Agreement between the Companies and Hvide Marine Incorporated dated January 15, 1996 for the sale of certain assets to Hvide Marine Incorporated, and is not intended to be a complete presentation of the Companies' assets, liabilities, revenue and expenses.

    In our opinion, the statements of assets to be sold and the related statements of vessel operations referred to above present fairly, in all material respects, the assets to be sold of the Companies at September 30, 1994 and 1995, and its vessel operations for each of the years then ended, pursuant to the Sale and Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana
February 1, 1996

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.
                        STATEMENTS OF ASSETS TO BE SOLD
                                 (IN THOUSANDS)

                                                                   SEPTEMBER 30,      DECEMBER 31,
                                                                   1994      1995         1995
                                                                                      (UNAUDITED)
Vessels and improvements.......................................   $8,864    $8,972       $8,999
Less accumulated depreciation..................................    8,030     8,240        8,283
                                                                  ------    ------    ------------
                                                                  $  834    $  732       $  716
                                                                  ------    ------    ------------
                                                                  ------    ------    ------------

                            See accompanying notes.

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.
                        STATEMENTS OF VESSEL OPERATIONS
                                 (IN THOUSANDS)

                                                                                    THREE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                 SEPTEMBER 30,      DECEMBER 31,
                                                                 1994      1995     1994    1995
                                                                                    (UNAUDITED)
Charter hire revenue.........................................   $3,095    $3,252    $797    $832

Operating expenses:
  Crew payroll and benefits..................................    1,137     1,113     276     276
  Repairs, maintenance, fuel and supplies....................      584       565     126     166
  Insurance..................................................      384       424     105      86
  Depreciation...............................................      222       210      58      43
  Other......................................................       37        60      --      26
                                                                ------    ------    ----    ----
Total operating expenses.....................................    2,364     2,372     565     597
                                                                ------    ------    ----    ----
Gross profit.................................................      731       880     232     235

Overhead expenses:
  Salaries and benefits......................................      308       290      74      91
  Office expenses............................................       46        53      17      21
  Professional fees..........................................       26        30       3      10
  Other......................................................       59        56      30      42
                                                                ------    ------    ----    ----
Total overhead expenses......................................      439       429     124     164
                                                                ------    ------    ----    ----
Income from vessel operations................................   $  292    $  451    $108    $ 71
                                                                ------    ------    ----    ----
                                                                ------    ------    ----    ----

                            See accompanying notes.

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1994 AND 1995

1. BASIS OF PRESENTATION

    Under the terms of an Asset Purchase Agreement (the Agreement) dated January 15, 1996, Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (the Companies) have agreed to sell eight crew boats to Hvide Marine Incorporated (Hvide) for $3,350,000. On January 31, 1996, Hvide assigned its rights under the terms of the Agreement to Lawrence Bedrosian (d/b/a Steel Style Marine C.C.F.
Fund) and the sale was completed.

    The accompanying statements of assets to be sold presents the historical cost and accumulated depreciation of these eight crew boats which were owned and operated by the Companies.

    The accompanying statements of vessel operations include the revenue, operating expenses and overhead expenses directly related to the operations of these eight crew boats. Items excluded are the revenue, operating expenses and overhead expenses associated with the operations of six other crew boats not being sold to Hvide, along with the Companies' interest income and expense, and income taxes. Overhead expenses of the Companies were allocated based upon revenue by crew boat.

    The accompanying statements are not intended to be complete financial statements of the Companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Unaudited Interim Financial Statements

    The unaudited statement of assets to be sold at December 31, 1995 and the unaudited statements of vessel operations for the three months ended December 31, 1994 and 1995 and the notes thereto have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. The results of vessel operations are not necessarily indicative of the results which can be expected for full years.

  Operations

    The principal operations of the Companies consist of short-term vessel time charters of its crew boats. The crew boats are used primarily in the Gulf of Mexico by operators drilling oil and gas wells. During the years ended September 30, 1994 and 1995, five major customers accounted for 91% and 88%, respectively, of its charter hire revenue. During the years ending September 30, 1994 and 1995, there were five individual customers representing greater than 10% of charter hire revenues, as follows:



1994                       1995

34.1%                      26.6%
12.5                       23.9
14.2                       13.9
13.5                       13.8
13.9%                      12.9%

  Revenue

    Revenue from time charters are earned and recognized on a daily basis.

  Vessels and Improvements

    Vessels and improvements are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years for improvements and 12 to 24 years for vessels, the estimated useful life of the assets. Major renewals and betterments are capitalized, while replacements, maintenance, and repairs which do not improve or extend the life of the assets are expensed.

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                          SEPTEMBER 30, 1994 AND 1995

3. RELATED PARTIES

    The Companies are owned by four individuals. Total salaries for these individuals for the years ended September 30, 1994 and 1995 were $311,000 and $298,000, respectively. Approximately $178,000 and $170,000, respectively, of these salaries are included in the accompanying 1994 and 1995 statements of vessel operations. Total salaries for these individuals for the three months ended December 31, 1994 and 1995 were $76,000 and $92,000, respectively. Approximately $43,000 and $52,000, respectively, of these salaries are included in the accompanying statements of vessel operations for the quarters ended December 31, 1994 and 1995 (unaudited).

                                    GLOSSARY

    The following is a set of definitions for shipping terms that are used throughout this Prospectus:

    American Bureau of Shipping (or "ABS"): a vessel classification society.

    Bareboat Charter: the rental or lease of an empty ship, without crew, stores or provisions; the charterer (lessee) has the responsibility of operating the vessel as though it were his own.

    Certificate of Financial Responsibility (Water Pollution) or "COFR": means a certificate issued by the U.S. Coast Guard that evidences a vessel owner or operator's compliance with the statutory requirement to provide evidence of the financial ability to meet liability for discharges of oil and hazardous substances under the federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and OPA 90.

    Classification Societies: classification societies hold records of the class maintenance of each ship registered or classed with them; these records are deposited for the personal and confidential information and guidance of the owner of the vessel.

    Crew boat or Vessel: an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

    Day Rate: the price paid under a bareboat charter for one day's operation.

    Double Bottom: compartments at the bottom of a vessel between the skin of the vessel and its inner compartments containing cargo tanks and machinery spaces; double bottom spaces can be used as void spaces or as ballast, water, or fuel tanks.

    Double Hull: hull construction technique by which a ship has an inner and outer hull separated by void space, usually several feet in width.

    Drydocking: the process by which a vessel is taken out of the water to accomplish underwater repairs.

    DWT: deadweight ton; a measurement of the carrying capacity of a vessel, generally equal to the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

    Escort Tug: a tugboat employed as an escort for a larger vessel usually in dangerous or constricted waters.

    Gross Ton: enclosed space of a ship measured in cubic feet divided by 100; thus 100 cubic feet of such capacity is equivalent to one gross ton.

    Integrated tug/barge or "ITB": a large barge integrated from the stern onto the bow of a tug constructed to push the barge.

    ISO 9002: one of three generic standards for quality management and quality assurance intended to instill confidence in customers that a business will provide satisfactory service on a consistent basis.

    Jones Act: the portions of the federal Merchant Marine Act, 1920 restricting U.S. domestic trade to U.S. owned and constructed U.S.-flag vessels.

    Offshore Supply Boat or Vessel: a boat or vessel engaged in providing supply services to the offshore energy industry.

    OPA 90: the federal Oil Pollution Act of 1990.

    Time Charter: the hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage as instructed by the charterer. The charterer pays for fuel and all voyage-related expenses including canal tolls and port charges.

    Tractor Tug: a tugboat able to apply force in all directions which can generally perform certain maneuvers more quickly and efficiently than conventional tugs.

    Utility Boat or Vessel: an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

    Voyage Charter: contract of carriage in which the charterer pays for the use of a ship's cargo capacity for one, or sometimes more than one, voyage; under this type of charter, the shipowner pays all the operating costs of the ship (including fuel, canal and port charges, pilotage, towage and ship's agency) while payment for port and cargo handling charges are subject to agreement between the parties; freight is generally paid per unit of cargo, such as a ton, based on an agreed quantity, or as a lump sum irrespective of the quantity loaded.

                            Description of Picture:
                The Seabulk California at an offshore location.





                                    Caption:
One of the Company's 180-foot supply boats offloading drilling fluids, fuel, and other supplies at an offshore Gulf of Mexico drilling location.

===========================================   ==================================
- -------------------------------------------   ----------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS,
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, IN CONNECTION WITH THE OFFERING               7,000,000 SHARES
MADE HEREBY, AND, IF GIVEN OR MADE, SUCH IN-
FORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY, THE UNDERWRITERS, OR ANY OTHER                        [LOGO]
PERSON. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN                HVIDE MARINE
THE AFFAIRS OF THE COMPANY SINCE THE DATE                   INCORPORATED
HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER OR A SOLICITATION OF AN OFFER TO BUY
ANY SECURITIES BY ANYONE IN ANY JURISDICTION
IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH
OFFER OR SOLICITATION IS NOT QUALIFIED TO DO
SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.

          -------------------
          TABLE OF CONTENTS
                                        PAGE            CLASS A COMMON STOCK
Prospectus Summary....................     3
Risk Factors..........................     8
The Company...........................    13
Use of Proceeds.......................    14
Dividend Policy.......................    15
Dilution..............................    15
Capitalization........................    16            ----------------
Selected Historical and Pro Forma                          PROSPECTUS
Consolidated Financial Data...........    17            ----------------
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................    19
Business..............................    30
Management............................    52
Certain Transactions..................    59
Security Ownership of Principal
Stockholders and Management...........    62   DONALDSON, LUFKIN & JENRETTE
Description of Certain Indebtedness...    64      SECURITIES CORPORATION
Description of Capital Stock..........    69
Shares Eligible for Future Sale.......    77     HOWARD, WEIL, LABOUISSE,
Underwriting..........................    79            FRIEDRICHS
Legal Matters.........................    80           INCORPORATED
Experts...............................    80
Additional Information................    81
Index to Financial Statements.........   F-1
Glossary..............................   A-1

           -------------------

    UNTIL        , 1996 (25 DAYS AFTER THE
COMMENCEMENT OF THE OFFERING) ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS DELIVERY
REQUIREMENT IS IN ADDITION TO THE OBLIGATION
OF DEALERS TO DELIVER A PROSPECTUS WHEN                          , 1996
ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===========================================   ==================================
- -------------------------------------------   ----------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, and the NASD listing and filing fees.

                                                                                 TO BE PAID BY
                                                                                  REGISTRANT
                                                                                 -------------
Securities and Exchange Commission registration fee...........................   $  38,862.07
NASD filing fee...............................................................       7,745.00
NASDAQ/NMS listing fees.......................................................      36,010.00
Printing and engraving expenses...............................................     250,000.00
Legal fees and expenses.......................................................     725,000.00
Accounting fees and expenses..................................................     585,000.00
Blue sky fees and expenses....................................................      20,000.00
Transfer Agent and Registrar fees.............................................       1,000.00
Miscellaneous expenses (including counsel fees)...............................      36,000.00
                                                                                  -------------
    Total.....................................................................   1,699,617.07

- -----------------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted from time to time by the laws of the State of Florida or any other applicable laws as presently or hereafter in effect. Section 607.0850 of the Florida Business Corporation Act currently provides as follows:

        (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

        (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

           (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

           (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

           (c) By independent legal counsel:

               1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

               2. If a quorum of the directors cannot be obtained for paragraph
           (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

           (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

        (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

        (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

        (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

           (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

           (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

           (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

           (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

        (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

        (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

           (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

           (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

           (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

        (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (11) For purposes of this section:

           (a) The term "other enterprises" includes employee benefit plans;

           (b) The term "expenses" includes counsel fees, including those for appeal;

           (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

           (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal;

           (e) The term "agent" includes a volunteer;

           (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

           (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

        (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

    The Underwriting Agreement (Exhibit 1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and by the Registrant of the Underwriters for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act") and affords certain rights of contribution with respect thereto.

    The Registrant has purchased an insurance policy that provides for indemnification of the Registrant's executive officers and directors for liability resulting from their negligence, error, omission or breach of duty while acting in their capacities as executive officers and directors on any matter claimed against them by reason of their being executive officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In September 1994, the Company exchanged 1,105,962 shares of Class B Common Stock and 663,415 shares of Class C Common Stock for all of the outstanding common stock of its predecessor. Also in September 1994, in connection with the issuance of the Senior Notes and the Junior Notes, the Company issued 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock to members of the Investors Group. The proceeds of the issuances of the Senior Notes and the Junior Notes were $23.1 million and $17.5 million, respectively, and the proceeds of the issuances of the Class B Common Stock and the Class C Common Stock to the Investor Group were $4.1 million and $2.9 million, respectively. Such issuances were made in reliance upon section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of exhibits furnished:


EXHIBIT
 NUMBER                                         EXHIBIT
- --------   ---------------------------------------------------------------------------------
 1         --Form of Underwriting Agreement.
 2.1+      --Stock Purchase Agreement dated as of October 12, 1995 by and between Hvide
             Marine Incorporated and OMI Corp.
 2.1(a)+   --Amendment to Stock Purchase Agreement dated as of January 31, 1996, by and among Hvide Marine Incorporated and OMI Corp.
 2.2+      --Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine
             Incorporated, Seal Fleet, Inc., Sealcraft Operators, Inc., Seal GP, Inc., South
             Corporation, and Thomas M. Ferguson.
 2.2(a)    --Amendment No. 1 dated July 23, 1996, to Asset Purchase Agreement dated as of
             March 29, 1996, by and among Hvide marine Incorporated, Seal Fleet, Inc.,
             Sealcraft Operators, Inc., Seal GP, Inc., South Corporation, and Thomas M.
             Ferguson.
 2.3+      --Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine
             Incorporated, Ross Seal Partners, Ltd., Bengal Seal Partners, Ltd., Indian Seal
             Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., and
             Irwin M. Herz, Jr., as trustee under certain trusts.
 2.3(a)    --Amendment Number 1 dated July 23, 1996, to Asset Purchase Agreement dated as of
             March 29, 1996, by and among Hvide marine Incorporated, Ross Seal Partners,
             Ltd., Bengal Seal Partners, Ltd., Indian Seal Partners, Ltd., Baffin Seal
             Partners, Ltd., Baltic Seal Partners, Ltd., and Irwin M. Herz, Jr., as trustee under certain trusts.
 2.4       --Articles of Merger of Hvide Marine Incorporated, a Florida corporation into
             Hvide Corp., a Florida corporation.
 3.1       --Amended and Restated Articles of Incorporation.
 3.2       --Bylaws of the Company, as amended.
 4.1       --Form of Class A Common Stock Certificate (Domestic).
 4.2       --Form of Class A Common Stock Certificate (Foreign).
 5         --Opinion of Counsel as to the legality of the securities being registered.
10.1+      --Non-Compete Agreement, between the Company and Hans J. Hvide, dated September
             28, 1994.
10.2+      --Consulting Agreement between Sun State Marine Services, Inc. and Frank V.
             Oliver, Jr., dated September 30, 1994.
10.3       --Form of 1996 Annual Incentive Plan.
10.4       --Form of Stock Option Plan for Directors.
10.4.1     --1996 Employee Stock Purchase Plan
10.4.2     --Equity Ownership Plan
10.5+      --Security Agreement, dated December 14, 1973, relating to United States
             Government Ship Financing Bonds, between The Provident Bank and The United
             States of America, with respect to Seabulk Challenger/S.T.L. 3901.
10.6*+     --Bareboat Charter, dated as of December 14, 1973, by and between The Provident
             Bank and Seabulk Tankers, Ltd., with respect to Seabulk Challenger/S.T.L. 3901.
10.7*+     --Time Charter Party, dated as of December 20, 1989, between Seabulk Tankers,
             Ltd., and Shell Oil Company with respect to Seabulk Challenger/S.T.L. 3901, as amended.
10.8+      --Security Agreement, dated August 20, 1975, by and among Port Everglades Towing,
             Inc., Central National Bank of Cleveland and The United States of America, with respect to the Seabulk Magnachem/S.C.C. 3902, as amended.
10.9*+     --Bareboat Charter, dated February 24, 1977, by and between Central National Bank of Cleveland and Seabulk Chemical Carriers, Inc., with respect to Seabulk
             Magnachem/S.C.C. 3902, as amended.
10.10+     --Sub-Bareboat Charter, dated January 16, 1988, between Seabulk Chemical
             Carriers,

EXHIBIT
 NUMBER                                         EXHIBIT
- --------   ---------------------------------------------------------------------------------
             Inc., and Hvide Shipping, Incorporated, with respect to Seabulk
             Magnachem/S.C.C. 3902, as amended.
10.12*+    --Tanker Time Charter Party, dated December 15, 1989, between Seabulk Ocean
             Systems Corporation and Ocean Specialty Tankers Corporation, with respect with to Seabulk Magnachem/S.C.C. 3902, as amended.
10.13*+    --Tanker Time Charter Party, dated December 15, 1989, between Seabulk Transmarine
             Partnership, Ltd., and Ocean Specialty Tankers Corporation, with respect to
             Seabulk America.
10.14+     --Franchise Agreement, dated as of January 8, 1975, by and between Canaveral Port
             Authority and Port Everglades Towing, Inc.
10.15*+    --Non-Exclusive Franchise Agreement, dated as of March 7, 1991, by and between
             Port Everglades Authority and Hvide Shipping, Incorporated.
10.16*+    --Contract for Fuel Transportation, dated as of February 18, 1993, by and between
             Florida Power & Light Company and Sun State Marine, Incorporated.
10.17+     --Sale and Purchase Agreement between the Company and certain officers, directors and employees relating to the purchase of partnership interests, dated
             September 30, 1994.
10.18+     --Post-Retirement Benefits Agreement between the Company and Hans J. Hvide, dated
             September 28, 1994.
10.19+     --Junior Subordinated Note and Common Stock Purchase Agreement dated September
             30, 1994.
10.20+     --Senior Subordinated Note and Common Stock Purchase Agreement dated September
             30, 1994.
10.21+     --Letter of Credit Agreement, dated as of September 29, 1994, between Hvide
             Shipping, Inc. and Bank of Boston.
10.22+     --Credit Agreement, dated as of September 28, 1994, among Hvide Marine
             Incorporated, Citibank, N.A., The First National Bank of Boston, and Citibank,
             N.A.
10.22(a)+  --Amendment No. 1 dated as of May 15, 1995, to the Credit Agreement dated as of
             September 28, 1994, by and among Hvide Marine Incorporated, Citibank, N.A., The
             First National Bank of Boston, and others.
10.22(b)+  --Amendment No. 2 dated as of March 26, 1996, to the Credit Agreement dated as of
             September 28, 1994, by and among Hvide Marine Incorporated, Citibank, N.A., The
             First National Bank of Boston, and others.
10.22(c)   --Amended and Restated Credit Agreement dated as of June 21, 1996, by and among
             Hvide Marine Incorporated, Citibank, N.A., The First National Bank of Boston,
             BNY Financial Corporation, Hibernia National Bank, and Amsouth Bank of Florida.
10.26+     --Amendment No. 2 to Charter of Seabulk Magnachem.
10.27      --Form of Recapitalization Agreement among Hvide Corp., Hvide Marine
             Incorporated, the Junior Subordinated Noteholders, the Senior Subordinated
             Noteholders, J. Erik Hvide, and certain trusts.
10.28      --Form of Registration Rights Agreement by and between Hvide Marine Incorporated and certain shareholders.
10.29      --Form of Agreement Among Shareholders among certain shareholders.
10.30      --Form of Amended and Restated Contingent Share Issuance Agreement among Hvide
             Marine Incorporated and certain purchasers.
21+        --List of Subsidiaries.
23.1       --Consents of Ernst & Young LLP.
23.2       --Consent of Counsel (included as part of Exhibit 5).
23.3       --Consent of Deloitte & Touche LLP.
23.4       --Consent of Pannell Kerr Forster of Texas, P.C.
24.1+      --Powers of Attorney.
24.2+      --Certificate of Secretary.
27+        --Financial Data Schedule

- -----------------------
+ Previously filed.


* Confidential treatment requested. The materials omitted from these documents have been marked with an asterisk (*). The materials omitted have been separately filed with the Commission pursuant to the confidential treatment request.


# To be filed by amendment.

    Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on the 6th day of August, 1996.

                                          HVIDE MARINE INCORPORATED

                                          By:
                                                           *
                                              ..................................
                                                        J. Erik Hvide
                                                   Chairman, President and
                                                   Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                             TITLE                          DATE
- ----------------------------------  -----------------------------------------   --------------

                *                   Chairman of the Board, President, Chief     August 6, 1996
 ..................................    Executive Officer and Director
          J. Erik Hvide               (principal executive officer)

                *                   Executive Vice President--Chief Financial   August 6, 1996
 ..................................    Officer, Treasurer and Director
         John H. Blankley

                *                   Executive Vice President and Director       August 6, 1996
 ..................................
        Donald L. Caldera

                *                   Controller (principal accounting officer)   August 6, 1996
 ..................................
       John J. Krumenacker

                *                   Executive Vice President and Director       August 6, 1996
 ..................................
        Eugene F. Sweeney

                *                   Director                                    August 6, 1996
 ..................................
      Robert B. Calhoun, Jr.

                *                   Director                                    August 6, 1996
 ..................................
          Gerald Farmer

                *                   Director                                    August 6, 1996
 ..................................
         Jean Fitzgerald

 ..................................  Director                                    August  , 1996
             John Lee

                *                   Director                                    August 6, 1996
 ..................................
          Walter C. Mink

                *                   Director                                    August 6, 1996
 ..................................
           Robert Rice

 ..................................  Director                                    August  , 1996
        Raymond B. Vickers

*By:   /s/ MICHAEL JOSEPH
    ..............................
          Michael Joseph
         Attorney-in-Fact

                                 INDEX TO EXHIBITS
EXHIBIT
 NUMBER                            EXHIBIT
- --------   ---------------------------------------------------------------------------------
 1         --Form of Underwriting Agreement.
 2.1+      --Stock Purchase Agreement dated as of October 12, 1995 by and between Hvide
             Marine Incorporated and OMI Corp.
 2.1(a)+   --Amendment to Stock Purchase Agreement dated as of January 31, 1996, by and among Hvide Marine Incorporated and OMI Corp.
 2.2+      --Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine
             Incorporated, Seal Fleet, Inc., Sealcraft Operators, Inc., Seal GP, Inc., South
             Corporation, and Thomas M. Ferguson.
 2.2(a)    --Amendment No. 1 dated July 23, 1996, to Asset Purchase Agreement dated as of
             March 29, 1996, by and among Hvide marine Incorporated, Seal Fleet, Inc.,
             Sealcraft Operators, Inc., Seal GP, Inc., South Corporation, and Thomas M.
             Ferguson.
 2.3+      --Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine
             Incorporated, Ross Seal Partners, Ltd., Bengal Seal Partners, Ltd., Indian Seal
             Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., and
             Irwin M. Herz, Jr., as trustee under certain trusts.
 2.3(a)    --Amendment Number 1 dated July 23, 1996, to Asset Purchase Agreement dated as of
             March 29, 1996, by and among Hvide marine Incorporated, Ross Seal Partners,
             Ltd., Bengal Seal Partners, Ltd., Indian Seal Partners, Ltd., Baffin Seal
             Partners, Ltd., Baltic Seal Partners, Ltd., and Irwin M. Herz, Jr., as trustee under certain trusts.
 2.4       --Articles of Merger of Hvide Marine Incorporated, a Florida corporation into
             Hvide Corp., a Florida corporation.
 3.1       --Amended and Restated Articles of Incorporation.
 3.2       --Bylaws of the Company, as amended.
 4.1       --Form of Class A Common Stock Certificate (Domestic).
 4.2       --Form of Class A Common Stock Certificate (Foreign).
 5         --Opinion of Counsel as to the legality of the securities being registered.
10.1+      --Non-Compete Agreement, between the Company and Hans J. Hvide, dated September
             28, 1994.
10.2+      --Consulting Agreement between Sun State Marine Services, Inc. and Frank V.
             Oliver, Jr., dated September 30, 1994.
10.3       --Form of 1996 Annual Incentive Plan.
10.4       --Form of Stock Option Plan for Directors.
10.4.1     --1996 Employee Stock Purchase Plan
10.4.2     --Equity Ownership Plan
10.5+      --Security Agreement, dated December 14, 1973, relating to United States
             Government Ship Financing Bonds, between The Provident Bank and The United
             States of America, with respect to Seabulk Challenger/S.T.L. 3901.
10.6*+     --Bareboat Charter, dated as of December 14, 1973, by and between The Provident
             Bank and Seabulk Tankers, Ltd., with respect to Seabulk Challenger/S.T.L. 3901.
10.7*+     --Time Charter Party, dated as of December 20, 1989, between Seabulk Tankers,
             Ltd., and Shell Oil Company with respect to Seabulk Challenger/S.T.L. 3901, as amended.
10.8+      --Security Agreement, dated August 20, 1975, by and among Port Everglades Towing,
             Inc., Central National Bank of Cleveland and The United States of America, with respect to the Seabulk Magnachem/S.C.C. 3902, as amended.
10.9*+     --Bareboat Charter, dated February 24, 1977, by and between Central National Bank of Cleveland and Seabulk Chemical Carriers, Inc., with respect to Seabulk
             Magnachem/S.C.C. 3902, as amended.
10.10+     --Sub-Bareboat Charter, dated January 16, 1988, between Seabulk Chemical
             Carriers,


                                 INDEX TO EXHIBITS
EXHIBIT
 NUMBER                            EXHIBIT
- --------   ---------------------------------------------------------------------------------
             Inc., and Hvide Shipping, Incorporated, with respect to Seabulk
             Magnachem/S.C.C. 3902, as amended.
10.12*+    --Tanker Time Charter Party, dated December 15, 1989, between Seabulk Ocean
             Systems Corporation and Ocean Specialty Tankers Corporation, with respect with to Seabulk Magnachem/S.C.C. 3902, as amended.
10.13*+    --Tanker Time Charter Party, dated December 15, 1989, between Seabulk Transmarine
             Partnership, Ltd., and Ocean Specialty Tankers Corporation, with respect to
             Seabulk America.
10.14+     --Franchise Agreement, dated as of January 8, 1975, by and between Canaveral Port
             Authority and Port Everglades Towing, Inc.
10.15*+    --Non-Exclusive Franchise Agreement, dated as of March 7, 1991, by and between
             Port Everglades Authority and Hvide Shipping, Incorporated.
10.16*+    --Contract for Fuel Transportation, dated as of February 18, 1993, by and between
             Florida Power & Light Company and Sun State Marine, Incorporated.
10.17+     --Sale and Purchase Agreement between the Company and certain officers, directors and employees relating to the purchase of partnership interests, dated
             September 30, 1994.
10.18+     --Post-Retirement Benefits Agreement between the Company and Hans J. Hvide, dated
             September 28, 1994.
10.19+     --Junior Subordinated Note and Common Stock Purchase Agreement dated September
             30, 1994.
10.20+     --Senior Subordinated Note and Common Stock Purchase Agreement dated September
             30, 1994.
10.21+     --Letter of Credit Agreement, dated as of September 29, 1994, between Hvide
             Shipping, Inc. and Bank of Boston.
10.22+     --Credit Agreement, dated as of September 28, 1994, among Hvide Marine
             Incorporated, Citibank, N.A., The First National Bank of Boston, and Citibank,
             N.A.
10.22(a)+  --Amendment No. 1 dated as of May 15, 1995, to the Credit Agreement dated as of
             September 28, 1994, by and among Hvide Marine Incorporated, Citibank, N.A., The
             First National Bank of Boston, and others.
10.22(b)+  --Amendment No. 2 dated as of March 26, 1996, to the Credit Agreement dated as of
             September 28, 1994, by and among Hvide Marine Incorporated, Citibank, N.A., The
             First National Bank of Boston, and others.
10.22(c)   --Amended and Restated Credit Agreement dated as of June 21, 1996, by and among
             Hvide Marine Incorporated, Citibank, N.A., The First National Bank of Boston,
             BNY Financial Corporation, Hibernia National Bank, and Amsouth Bank of Florida.
10.26+     --Amendment No. 2 to Charter of Seabulk Magnachem.
10.27      --Form of Recapitalization Agreement among Hvide Corp., Hvide Marine
             Incorporated, the Junior Subordinated Noteholders, the Senior Subordinated
             Noteholders, J. Erik Hvide, and certain trusts.
10.28      --Form of Registration Rights Agreement by and between Hvide Marine Incorporated and certain shareholders.
10.29      --Form of Agreement Among Shareholders among certain shareholders.
10.30      --Form of Amended and Restated Contingent Share Issuance Agreement among Hvide
             Marine Incorporated and certain purchasers.
21+        --List of Subsidiaries.
23.1       --Consents of Ernst & Young LLP.
23.2       --Consent of Counsel (included as part of Exhibit 5).
23.3       --Consent of Deloitte & Touche LLP.
23.4       --Consent of Pannell Kerr Forster of Texas, P.C.
24.1+      --Powers of Attorney.
24.2+      --Certificate of Secretary.
27+        --Financial Data Schedule

- -----------------------
+ Previously filed.


* Confidential treatment requested. The materials omitted from these documents have been marked with an asterisk (*). The materials omitted have been separately filed with the Commission pursuant to the confidential treatment request.


# To be filed by amendment.